Exhibit 96.1

REPORT

S-K 1300 TRS Technical Report Summary

Foremost Lithium Resource and Technology:

TECHNICAL REPORT ON THE ZORO LITHIUM PROJECT, SNOW LAKE, MANITOBA

Submitted to:

Foremost Lithium Resource and Technology Ltd.

Prepared by the following Qualified Persons:

Mark A. F. Fedikow

Scott Zelligan

Project No.

20230401-R-Rev0

January 16, 2023

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	1

Table of Contents

DATE AND SIGNATURE PAGE			11

1.0		EXECUTIVE SUMMARY	13

1.1		GEOLOGICAL SETTING AND MINERALIZATION	14

1.2		MINERAL RESOURCE ESTIMATE	15

1.3		PROJECT INFRASTRUCTURE	16

1.4		ENVIRONMENT	16

1.5		Conclusions and Recommendations	16

2.0		INTRODUCTION AND TERMS OF REFERENCE	17

2.1		INTRODUCTION	17

2.2		REGISTRANT INFORMATION	18

2.3		TERMS OF REFERENCE	18

2.4		Site Visits	20

2.5		RELIANCE ON OTHER EXPERTS	21

2.6		Definitions	21

3.0		PROPERTY DESCRIPTION AND LOCATION	22

3.1		PROPERTY LOCATION	22

3.2		Other Factors Affecting Access	26

4.0		ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY	27

4.1		ACCESS	27

4.2		CLIMATE AND PHYSIOGRAPHY	28

4.3		LOCAL RESOURCES AND INFRASTRUCTURE	30

5.0		HISTORY	33

5.1		HISTORIC RESOURCE WORK	36

5.2		GREEN BAY MINING & EXPLORATION Ltd. (Previously Green Bay Uranium Limited)	37
	5.2.1	Geology of Dyke 1 (Figures 9.1.1 and 9.1.2)	38

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	2

5.3		FORCE ENERGY LTD.	41

5.4		HISTORICAL DRILLING	50

6.0		GEOLOGICAL SETTING AND MINERALIZATION	57

6.1		BEDROCK GEOLOGY - INTRODUCTION	57

6.2		GEOLOGICAL EVOLUTION AND COMPONENT OF THE FLIN FLON SNOW LAKE GREENSTONE BELT	60

6.3		GENERAL AND DETAILED GEOLOGY	64

6.4		SURFICIAL GEOLOGY	68

6.5		GEOPHYSICAL CHARACTERISTICS OF THE ZORO LITHIUM PROPERTY	69

6.6		MINERALIZATION	70

6.7		MINERAL CHEMISTRY	73
	6.7.1	Muscovite	73
	6.7.2	K-Feldspar	74

6.8		WHOLE ROCK GEOCHEMISTRY	75
	6.8.1	Background Values	76
	6.8.2	Results	77

6.9		OTHER MINERALIZATION	79

7.0		DEPOSIT TYPES	81

7.1		RARE ELEMENT LITHIUM-CESIUM-TANTALUM PEGMATITES	81

7.2		GENERAL CHARACTERISTICS OF RARE ELEMENT LITHIUM-CESIUM-TANTALUM PEGMATITES	82

7.3		PEGMATITE EMPLACEMENT	83

7.4		THE TANCO PEGMATITE	85
	7.4.1	General	85
	7.4.2	Zonation and Mineralogy	85
	7.4.3	Geochemistry	86
	7.4.4	Lithium-Cesium-Tantalum Mineralization	86
	7.4.5	Alteration and Element Dispersion	88

7.5		RARE-ELEMENT PEGMATITES FROM THE SUPERIOR PROVINCE	89

7.6		THE ZORO PEGMATITES	92

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	3

8.0	EXPLORATION		94

8.1	FOREMOST		94
	8.1.1	Prospecting	99
	8.1.2	Geological mapping and Petrography	100
	8.1.3	Rock Geochemical Surveys	102

8.2	SOIL GEOCHEMICAL SURVEYS		105
	8.2.1	Results	106

8.3	DATA QUALITY		110
	8.3.1	Rock Samples	110

9.0	DRILLING		110

9.1	FOREMOST DRILLING		110
	9.1.1	Phase 1 Drilling	114
	9.1.2	Phase 2 Drilling	115
	9.1.3	Phase 3 Drilling	116
	9.1.4	Phase 4 Drilling	118

9.2	CORE HANDLING, SAMPLING METHODS, AND APPROACH		122
	9.2.1	Historical Work	122
	9.2.2	Foremost Survey method	123
	9.2.3	Core Handling, Logging and Sampling Methods	123

10.0	SAMPLING PREPARATION, ANALYSES AND SECURITY		125

10.1	SAMPLE COLLECTION AND SECURITY		125

10.2	HISTORIC SAMPLING METHODS		127

10.3	SAMPLE PREPARATION		128
	10.3.1	Rock	128
	10.3.2	Soil	129

10.4	SAMPLE ANALYSIS-ROCK SAMPLES		129
	SOIL SAMPLES		133

11.0	DATA VERIFICATION		136

11.1	Mark Fedikow Verification		136
	11.1.1	HISTORIC WORK	136
	11.1.2	DIAMOND DRILLING	136
	11.1.3	OUTCROP SAMPLING	136
	11.1.4	DRILL CORE	137
	11.1.5	ROCK AND SOIL SAMPLE COLLECTION	137

11.2	Scott Zelligan Verification		137
	11.2.1	Data Validation	137
	11.2.2	Site Visit	137

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	4

	11.2.3	Qualified Persons Statements	145

12.0	MINERAL PROCESSING AND METALLURGICAL TESTING		146

13.0	MINERAL RESOURCE ESTIMATES		147

13.1	Dyke 1 Inferred Resource Estimate		147
	13.1.1	Data	150
	13.1.2	Geological Interpretation	151
	13.1.3	Wireframing	153
	13.1.4	Contact Profiles	154
	13.1.5	Exploratory Data analysis	156
	13.1.6	Compositing	157
	13.1.7	Outlier Management and capping Strategy	158
	13.1.8	Density	160
	13.1.9	Interpolation Plan	160
	13.1.10	Block Model Parameters	160
	13.1.11	Resource Block Model	161
	13.1.12	Cell Attributes	161
	13.1.13	Resource Categorization	162
	13.1.14	Model Validation	163
	13.1.15	Population Distribution	164
	13.1.16	Sections and Plans	167
	13.1.17	Mineral Resource Tabulation	173

14.0	MINERAL RESERVE ESTIMATES		174

15.0	MINING METHODS		174

16.0	PROCESSING AND RECOVERY METHODS		174

17.0	PROJECT INFRASTRUCTURE		174

18.0	MARKET STUDIES AND CONTRACTS		174

19.0	ENVIRONMENTAL STUDIES, PERMITTING AND SOCIAL AND COMMUNITY IMPACT		175

20.0	CAPITAL AND OPERATING COSTS		175

21.0	ECONOMIC ANALYSIS		175

22.0	ADJACENT PROPERTIES		175

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	5

23.0		OTHER RELEVANT DATA AND INFORMATION	178

24.0		INTERPRETATION AND CONCLUSIONS	180

24.1		MINERALOGY	180

24.2		RESOURCE ESTIMATES	181

24.3		GEOCHEMICAL STUDIES	181
	24.3.1	Mineral Chemistry	181
	24.3.2	Soil Chemistry	182

25.0		RECOMMENDATIONS	183

26.0		REFERENCES	185

LIST OF FIGURES

Figure 4.1: Location map for the Zoro Lithium Project, Snow Lake, Manitoba	26
Figure 5.3.1: Infrastructure in the vicinity of the Zoro Lithium Project	32
Figure 7.1.1: Location map after Hoffman (1989) illustrating the position of the Flin Flon-Snow Lake Belt in relation to the Precambrian geology of North America (A) and central Canada (B). The latter illustrates the components of the dominantly juvenile core to the Trans-Hudson Orogen in relation to the bordering Archean terranes, middle Proterozoic Athabasca Basin and overlying Phanerozoic strata of the Western Canada Sedimentary Basin. FFB: Flin Flon Belt; GD: Glennie Domain; HLB: Hanson Lake Block: LL-LT: Lynn Lake-LaRonge Belt; KD: Kisseynew Domain; RD: Rottenstone Domain; RL: Rusty Lake Belt; TB: Thompson Belt; TB: Tabernor Fault Zone; WB: Wathaman-Chipewayan Batholith; WD: Wollaston Domain. Modified from Lucas et al. (1996) from the original by Hoffman (1989). Dashed box represents area shown in more detail in Figure 7.1.2	58
Figure 7.1.2: Map of the Flin Flon-Snow Lake Belt, illustrating the tectonio-stratigraphic assemblages, the location of the various accretionary assemblages, and major mineral deposits. B: Birch Lake assemblage; FMI: Fourmile Island assemblage; ML: Morton Lake fault zone; S: Sandy Bay assemblage; TB: Tabernor Fault Zone; SW: Sturgeon-Weir fault zone. Modified from Zwanzig (1999) and Lucas et al. (1996). Zoro Lithium Project is marked on Figure 7.1.3	59
Figure 7.1.3: regional geology map of the Flin Flon-Snow lake greenstone belt emphasizing pre- and syn/post-accretion rocks	60
Figure 7.3.1: General geology in vicinity of the Zoro Lithium Project with claim boundaries	65
Figure 7.3.2: Detailed geology at the Zoro Lithium Project with claim boundaries	66
Figure 7.3.3: Overgrown and slumped trenches at the Zoro Lithium Project	67
Figure 7.4.1: Surficial geology of the Zoro1 property with claim boundaries	68

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	6

Figure 7.5.1: Regional airborne Residual Magnetic Intensity survey results of the Zoro Lithium Project, Wekusko Lake area with claim boundaries	70
Figure 7.5.2: Regional airborne Vertical Gradient for the Zoro Lithium Project with claim boundaries	70
Figure 7.6.1: Coarse-grained bladed spodumene, trench muck sample, Dyke 1, Zoro Lithium Project	71
Figure 7.7.1: Mineral-chemistry results for muscovite and K-feldspar from Dyke 1 (From Martins et al., 2017): a) general fractionation trend (arrows) for micas from Ontario pegmatites (blue dots; data from Selway et al., 2005) and those from the Tanco pegmatite (brown dots; S. Margison, unpublished data) and Dyke 1 (red dots); b) general fractionation trend (arrows) for K-feldspar from Ontario pegmatites (blue dots; Selway et al., 2005), Tanco pegmatite (brown dots; data from Brown, 2001) and Dyke 1 (red dots)	75
Figure 7.8.1: Location of drill holes FAR16-001, FAR16-005 and FAR17-010 in relation to Dyke 1	76
Figure 7.8.2: Element distribution diagrams showing variations along the length of the studied drill holes from Dyke 1: a) Li for drillhole FAR16-005; b) Rb for drillhole FAR16-005; c) Cs for drillhole FAR16-005; d) Li for drillhole FAR17-010; e) Rb for drillhole FAR17-010; f) Cs for drillhole FAR17-010. Shaded areas mark the location of the pegmatite. Plots from Martins et al. (2017)	78
Figure 8.3.1: Regional Zoning in Fertile Granites and Pegmatites (after Cerny, 1991b and Selway et al., 2005). A) Regional zoning of a fertile granite (outwardly fractionated) with an aureole of exterior lithium pegmatites; B) Schematic representation of regional zoning in a cogenetic parent granite and pegmatite group. Pegmatites increase in the degree of fractionation with increasing distance from the parent granite	85
Figure 8.4.1: West to east longitudinal section through the Tanco pegmatite. (Modified from Stilling et al., 2006; Cerny et al., 2005). Note: The border zone (Zone 10) is not shown at this scale	88
Figure 9.1.1: Location map for the seven known pegmatite dykes comprising the Zoro Lithium Project	39
Figure 9.1.2: Outcrop, geology and trench location map, Dyke 1, Zoro Lithium Project. Data from historic information sourced in Manitoba Mining Recorder‘s assessment files	41
Figure 9.2.1: Location of historic trenches on the Zoro 1 claim, Dyke 1 that have been mucked out, washed and channel sampled	43
Figure 9.2.2: Channel samples (number and sampling interval) for trenches 01, 02, 03 and 04, Zoro 1 claim	44
Figure 9.2.3: Channel samples (number and sampling interval) for trenches 05, 06 and 07, Zoro 1 claim	45
Figure 9.2.4: Channel samples (number and sampling interval) for trenches 08 and 09, Zoro 1 claim	46
Figure 9.2.5: Channel samples (number and sampling interval) for trench 10, Zoro 1 claim	47
Figure 9.2.6: Channel samples (number and sampling interval) for trenches 11 and 12, Zoro 1 claim	47
Figure 9.2.7: Channel samples (number and sampling interval) for trenches 13 and 14, Zoro 1 claim	48
Figure 9.2.8: Channel samples (number and sampling interval) for trenches 15 and 16, Zoro 1 claim	49
Figure 9.3.1: Reconstruction of Dyke 1 based on historic and recent drill information including spodumene intercepts	97
Figure 9.3.2: Reconstruction of Dykes 2 and 3 based on historic drill information	98
Figure 9.3.3: Reconstruction of Dyke 4 based on historic and recent drill information	98
Figure 9.3.4: Reconstruction of Dykes 5 and 6 based on historic drill information	99
Figure 9.3.5: Reconstruction of Dyke 7 based on historic drill information	99

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	7

Figure 9.3.6: Rock chip sample location map for the assessment of lithium and multi-element compositions of the seven historic dykes on the Zoro Lithium Project. The results of geological mapping and LIDAR surveys form the base for this figure	101
Figure 9.3.7: Assay results for rock chip samples at pegmatite dykes 2 and 3	103
Figure 9.3.8: Assay results for rock chip samples at pegmatite dyke 4	104
Figure 9.3.9: Assay results for rock chip samples at pegmatite dykes 5, 6 and 7	105
Figure 9.4.1: Sample location map for soil samples collected to assess areas of overburden cover for buried pegmatite dykes and areas of possible extensions of known pegmatite dykes. The base for this figure is compiled from historic and recent geological mapping	106
Figure 9.4.2: Sample location map for soil samples collected to assess areas of overburden cover for buried pegmatite dykes and areas of possible extensions of known pegmatite dykes. The base for this figure is from recent LIDAR surveys	107
Figure 9.4.3: Bubble plot depicting results for lithium in Mobile Metal Ion soil geochemical data, Zoro Lithium Project. Rock chip assay data depicted as black triangles. Soil data presented for areas of no outcrop and in areas of known lithium mineralization	108
Figure 9.4.4: Bubble plot depicting results for rubidium in Mobile Metal Ion soil geochemical data, Zoro Lithium Project. Rock chip assay data depicted as black triangles. Soil data presented for areas of no outcrop and in areas of known lithium and tantalum mineralization	108
Figure 9.4.5: Bubble plot depicting results for cesium in Mobile Metal Ion soil geochemical data, Zoro Lithium Project. Rock chip assay data depicted as black triangles. Soil data presented for areas of no outcrop and in areas of known lithium-tantalum mineralization	109
Figure 9.4.6: Bubble plot depicting results for tantalum in Mobile Metal Ion soil geochemical data, Zoro Lithium Project. Rock chip assay data depicted as black triangles. Soil data presented for areas of no outcrop and in areas of known lithium and tantalum mineralization	109
Figure 10.1.1: Historical drillhole collars located by Far Resources	52
Figure 10.1.2: Drill core in collapsed core racks from the Green Bay Exploration and Development historic diamond drill programs, Zoro Lithium Project	52
Figure 10.2.1: Phases 1, 2 and 3 drill collar locations at Dyke 1	113
Figure 10.2.2: Phase 4 drill collar locations on multiple lithium bearing dykes	114
Figure 10.2.3: Drill results from testing a Mobile Metal Ions Li soil geochemical anomaly	120
Figure 11.3.1: Channel cut for sampling of the Zoro1 spodumene pegmatite	129
Figure 12.6.1: Collar locations visited on the site visit	139
Figure 12.6.2: Historical trench and mineralized sample	140
Figure 12.6.3: Core logging and cutting facilities in Snow Lake	141
Figure 12.6.4: Location of reviewed holes in deposit (3D view looking down to the North-east)	142
Figure 12.6.5: Interval reviewed in FAR16-007	143
Figure 12.6.6: Interval reviewed in FAR17-010	144
Figure 12.6.7: Interval reviewed in FAR18-020	145
Figure 14.2.1: Log-Histogram of Li2O% values within Dyke 1 results	152
Figure 14.2.2: Probability Plot of Li2O% values within Dyke 1 results	152
Figure 14.2.3: Domain wireframes. (Transparent light blue – Dyke 1; Green – “HW”; Pink – “FW”; Blue – internal waste)	153
Figure 14.2.4: Log-Histogram plots of Li2O% values for: A – Low grade, B – “HW” domain, C – “FW” domain	154
Figure 14.2.5: Contact plots for Li2O%	155
Figure 14.2.6: Contact Plots for other metals	156
Figure 14.2.7: Histogram of Length by Domain	158
Figure 14.2.8: Histograms of Be, Cs, Ga, Rb and Ta	160
Figure 14.2.9: Li2O% HW Histograms (A – Raw Samples; B – Composites; C – Block Model)	165
Figure 14.2.10: Li2O% FW Histograms (A – Raw Samples; B – Composites; C – Block Model)	166

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	8

Figure 14.2.11: Cs (ppm) FW Histograms (A – Raw Samples; B – Composites; C – Block Model)	167
Figure 14.2.12: Plan 1, Li2O% grades displayed, 25 m Section Width	168
Figure 14.2.13: Plan 2, Li2O% grades displayed, 25 m Section Width	169
Figure 14.2.14: Plan 3, Cs ppm grades displayed, 25 m Section Width	170
Figure 14.2.15: Section 1, Li2O% grades displayed, 25 m Section Width	171
Figure 14.2.16: Section 2, Li2O% grades displayed, 25 m Section Width	172
Figure 15.1: Available infrastructure in the area of the Zoro Lithium Project	28

LIST OF TABLES
Table 1.1: Resource estimates based on Li20 percentage cut-offs	14
Table 5.2.1: Monthly climate averages for Flin Flon, including temperature highs, lows and precipitation values. Flin Flon climate data from the airport (54⁰41'N, 101⁰41'W at elevation 303.9 m) (source: Environment Canada website)	30
Table 6.1: Summary of claims, Far Resources Zoro Lithium Project	25
Table 7.6.1: The compositional characteristics of selected minerals from Dyke 1, Zoro lithium property (Cerny, 1981)	72
Table 7.9.1: Summary of historic gold assay results from drill core at Dyke 1. Mineralization consisted of fine-grained, disseminated pyrrhotite, chalcopyrite and arsenopyrite	79
Table 7.9.2: Typical recent gold assay results from DDH Far17-015 and -019	80
Table 8.4.1: Zonation, mineralogy, textures and geochemistry of the Tanco pegmatite (Cerny, 2005)	87
Table 8.6.1: Pegmatite classification abbreviated after Rudenko et al. (1975) showing the possible field of the Dyke 1 spodumene pegmatite (from Cerny, 1982)	92
Table 9.2.1: Summary of channel and grab samples collected from the Zoro 1 claim. UTM coordinates (datum NAD 83, Zone 14)	42
Table 9.2.2: Summary of lithium analyses presented as weighted averages per trench and conversion to Li2O and Li2CO3	49
Table 9.3.1: Summary of historic physical characteristics of dykes 2 through 7 (Assessment File AF95362)	96
Table 10.1.1: Summary of historical drilling by pegmatite dyke	50
Table 10.1.2: Historical diamond drillhole collar locations identified by Far Resources field crew. (*UTM coordinates displayed in NAD 83, Zone 14N.)	51
Table 10.1.3: List of historical drillhole information	53
Table 10.1.4: Historical drillhole weighted averages	56
Table 10.1.5: Far Resources Phase 1 Drilling	115
Table 10.2.1: Far Resources Phase 2 drilling	116
Table 10.2.2: Far Resources Phase 3 drilling	117
Table 10.2.3: Far Resources Phase 4 drilling	121
Table 11.4.1: Ultratrace-7 analysis: elements and detection Limits (ppm) unless otherwise indicated	130

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	9

Table 12.6.1: Collar locations visited on the site visit (NAD83 14U)	138
Table 12.6.2: Drill core intervals reviewed on site visit	142
Table 14.1.1: Parameters for the calculation of grade and tonnage at Dyke 1, lithium-bearing pegmatite dyke	36
Table 14.1.2: Combined calculations used to derive grade and tonnage, Dyke 1	36
Table 14.2.1: Raw Li2O% Sample Data by Mineralization Zone	157
Table 14.2.2: Raw Sample Data for Be, Cs, Ga, Rb, and Ta. Units at ppm	157
Table 14.2.3: Search Parameters	161
Table 14.2.4: Estimation Parameters	161
Table 14.2.5: Block Model Configuration	161
Table 14.2.6: Block Model Attributes	161
Table 14.2.7: Li2O% Summary Statistics	163
Table 14.2.8: Be, Ga, Rb, and Ta (ppm) Summary Statistics. Units are ppm	163
Table 14.2.9: Cs (ppm) Summary Statistics. Units are ppm	164
Table 23.2.1: Estimates of grade and tonnage for Dyke 1 at various cut-off levels	181
Table 24.1: Recommended ongoing exploration program and budget for the Zoro Lithium Project	184

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	10

DATE AND SIGNATURE PAGE

The effective date of this TRS report is January 15, 2023. The effective date of the Mineral Resource estimates was July 6, 2018; however, it is the Qualified Person’s opinion that there has been no change in the Mineral Resource estimate between July 6, 2018 and March 31, 2022.

Author	Section(s)	Signature
Mark Fedikow	1-12, 14-26

Scott Zelligan	13

The qualifications and relevant experience of each QP are shown below.

Mark A. F. Fedikow

■   Education:

○   Bachelor’s Degree, Geology, University of Windsor, Ontario, Canada, 1975.

○   Master’s Degree, Geophysics and Geochemistry, University of Windsor, Ontario, Canada, 1978.

○   Doctor of Philosophy, Exploration Geochemistry, University of New South Wales, Sydney, Australia, 1982.

■   Years of Experience:

○   Practiced as a professional geologist for more than 34 years, since graduation.

○   Over 30 years of experience in the mining industry.

■   Relevant Experience:

○   Acted as the Qualified Person for the Geological and Exploration sections for more than 25 technical reports used on public markets and more than 40 detailed geochemical investigations.

○   Involved in all aspects of geoscientific investigation and exploration for base and precious metals deposits, diamonds, and industrial minerals for more than 50 international clients.

■   Professional Registration:

○   Professional Geologist (P.Geo, Assoc Professional Engineers Geoscientists of Manitoba)

○   Professional Engineer (P. Eng, Assoc Professional Engineers Geoscientists of Manitoba)

○   Professional Geoscientist (P. Geo, Northwest Territories and Nunavut)

○   Fellow of the Association of Applied Geochemists (Prospectors and Developers Assoc of Canada)

○   Is in good standing as a Certified Professional Geologist (CPG, American Institute of Professional Geologists, CPG#11039)

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	11

Scott Zelligan

■   Education:

○   Bachelor’s Degree, Earth Sciences, Carleton University, Ottawa, Canada, 2008.

■   Years of Experience:

○   Has 15 years of experience in the Mining Industry with 12 years in geological and mineral resource and reserves reporting, practiced as resource geologist for over 15 years, since graduation.

○   Over 15 years of experience in the mining industry.

■   Relevant Experience:

○   Acted as the Qualified Person for the Resource Modeling and Calculation Sections for more than 12 technical reports used on public markets

○   Mr. Zelligan has more than 10 years of experience in resource estimation work including: modelling, estimating, and evaluating mineral properties of all types (including base, precious, and other minerals) throughout North America and occasionally globally. He has previously worked on numerous properties with similar mineralization styles to the Project.

■   Professional Registration:

○   Is in good standing as a Professional Geologist (P.Geo #2078, Assoc Professional Engineers Geoscientists of Ontario)

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	12

1.0	EXECUTIVE SUMMARY

This Technical Report Summary (TRS) is an initial assessment within the meaning of Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601(b)(96) of Regulation S-K, Technical Report Summary of the United States Securities and Exchange Commission (SEC). The QP confirms that this report satisfies the requirements of an initial assessment. This TRS was prepared to support ongoing exploration and development on the Zoro Lithium Project by the current property operator, Foremost Lithium Resource and Technology Ltd. (Foremost) and to allow Foremost to disclose Inferred Mineral Resources on the Zoro Lithium Project in compliance with S-K 1300. In January of 2022 Foremost registered a corporate name change from FAR Resources Ltd. to Foremost Lithium Resource and Technology Ltd. As such, usage of these two names throughout this TRS should not misconstrue that Foremost Lithium Resource and Technology Ltd. is the current project operator.

The main objective of this TRS is to allow Foremost to disclose Inferred Mineral Resources on the Zoro Lithium Project in compliance with S-K 1300.

The Zoro property consists of 16 claims with a total of 3005 hectares. The Zoro1 claim is wholly owned by Foremost and 15 claims have been optioned by Foremost from the property vendor, Strider Resources Limited.

Spodumene mineralization on the property occurs within laterally and vertically extensive pegmatite dykes hosted within andesitic volcanic rocks and intermediate to felsic sedimentary rocks. Abundant overburden cover characterizes much of the property. Geophysically, the pegmatite dykes do not have a recognizable signature.

Based on current exploration results a base case inferred resource for Dyke 1 on the property has been determined. The reporting cut-off is 0.3 percent Li2O. Dyke 1 contains 1,074,567 tonnes at 0.91% Li2O, 182 ppm Be, 198 ppm Cs, 51 ppm Ga, 1212 Rb, and 43 ppm Ta. The full sensitivity analysis of tonnage and grade is summarized below in Table 1, based on various Li2O cut-off percentages, is summarized below in Table 1.1 based on Li2O cut-off percentages. Recommendations for ongoing exploration are included.

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Table 1.1.1: Inferred Resource Estimates for Open Pit Scheme, using % Li2O, and sensitivities to tonnage and grade based on increased cut-offs.

Li2O (%) Cut-off	Tonnes	Li2O (%)	Be (ppm)	Cs (ppm)	Ga (ppm)	Rb (ppm)	Ta (ppm)
0.3	1,074,567	0.91	182	198	51	1212	43
0.4	946,402	0.99	180	201	51	1203	43
0.5	881,815	1.03	179	203	51	1197	43
0.6	780,350	1.09	180	207	52	1196	42
0.7	721,660	1.13	179	208	52	1190	42
0.8	629,578	1.18	181	210	52	1174	42
0.9	515,652	1.26	183	211	53	1152	43
1	419,961	1.33	188	212	54	1135	43

The Zoro property hosts numerous historic pegmatite dykes and on the basis of its exploration program has defined additional spodumene-bearing dykes on the property. Utilizing an innovative approach to exploring beneath overburden cover based on Mobile Metal Ion Technology, Foremost has discovered an additional previously unrecognized spodumene-bearing pegmatite dyke.

It is concluded that based on results to date an ongoing program based on a combination of MMI soil geochemistry and diamond drilling have the potential to discover additional lithium-bearing pegmatite dykes on the property. A recommended program of helicopter-assisted MMI surveys and diamond drilling costing $885,500.00 has been proposed for the property.

1.1    GEOLOGICAL SETTING AND MINERALIZATION

The Zoro Lithium Project is located at the east end of the Flin Flon-Snow Lake greenstone belt in Manitoba, Canada. The Paleoproterozoic Flin Flon-Snow Lake Belt is approximately 200 km in strike length and has an exposed width of up to 70 km. The Belt is overlain to the south by Ordovician Red River Formation sandstone, limestone, and dolomite of the Western Canada Sedimentary Basin, and is bordered to the north by high-grade paragneiss and granitoid rocks of the Kisseynew Domain. The Flin Flon Belt is interpreted to be an accreted assemblage of oceanic to continental margin arc terrane, interspersed with oceanic basins representing back-arc, fore-arc, and oceanic settings.

At the project scale the general and detailed geology for the Zoro Lithium Project is underlain by Ocean Floor volcanic rocks of the Roberts Lake allochthon and lesser amounts of Missi Group sedimentary rocks. The Ocean Floor rocks comprise mafic volcanic rocks and related intrusions and the Missi Group consists of sandstone, siltstone, mudstone and quartzo-feldspathic gneiss and migmatite.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	14

The major mineralizing events recognized in the Flin Flon belt took place during the three main stages of crustal development: pre-accretion, post-accretion, and continent- continent collision. The pre-accretionary stage is represented by syngenetic base metal and Au deposits. The syn- to post-accretionary stage is characterized by several examples of intrusion-hosted base and precious metal deposits, and the continental collision stage by the development of orogenic Au deposits and lithium-cesium-tantalum-enriched pegmatites.

The spodumene-bearing pegmatite dykes on the property strike northwest with steep dips and crosscut the regional foliation at a low angle. The dykes tend to be concentric in internal structure and the grain size of the constituent minerals (potassium feldspar, quartz, spodumene and black tourmaline) coarsens towards the center of the dykes. This pattern may be locally interrupted by patches of saccharoidal albite, large muscovite aggregates and coarse albite stringers with garnet and beryl. Spodumene is concentrated in the core of the majority of the dykes. Some of the dykes have been split into sub-parallel veins by post-emplacement tectonic activity.

The pegmatite dykes and the host Ocean Floor mafic volcanic rocks are transected by northwest-trending structures. The general area is also crosscut by a series of northeast and near-east-trending structures including the major Berry Creek fault that extends along Crowduck Bay, to the west of the project area.

1.2    MINERAL RESOURCE ESTIMATE

A current Inferred Mineral Resource estimate is calculated to be 1,074,567 tonnes grading 0.91% Li2O at a cut-off grade of 0.3%.

Inferred Mineral Resources are not Mineral Reserves. Mineral resources which are not mineral reserves do not have demonstrated economic viability. There has been insufficient exploration to define the Inferred Resources as an Indicated or Measured mineral resource, however, it is reasonably expected that the majority of the Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration. There is no guarantee that any part of the Inferred Mineral Resources discussed herein will be converted into a Mineral Reserve in the future.

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1.3    PROJECT INFRASTRUCTURE

The Zoro Lithium Project is located approximately 20 km east of the Town of Snow Lake. Nearby infrastructure includes a power line servicing the town of Snow Lake approximately 5 km south of the property, the Snow Lake airport and an all-weather gravel road 11 km west of the property, and a rail link located at Wekusko siding, 20 km to the south of Herb Lake Landing which is 30 km south of the property. The nearest road link is a seasonal road on the east side of Wekusko Lake that accesses the village of Herb Lake Landing and Provincial Highway 392 to the south.

For purposes of exploration access to the property can be achieved using provincial highway 39 and driving north to Bartlett’s Landing where a boat can be launched from the shores of Wekusko Lake. It is approximately a 20-km boat ride to the Property. From this point the property can be reached using drill roads and ATV trails. Gogal Air Services, a helicopter and float plane charter company, operates from Snow Lake.

1.4    ENVIRONMENT

The Zoro Lithium Project is an early-stage exploration project despite a long history of exploration activity at the site since 1956. The status of the project precludes the undertaking of an Environment Impact Assessment (fauna, flora and social) for both federal (Canadian Environmental Assessment Agency) and provincial authorities. Regular communications are ongoing with the nearby town of Snow Lake. Work permits are routinely acquired from the Manitoba department of Sustainable Development, Snow Lake District in 2-4 weeks.

1.5    Conclusions and Recommendations

Ongoing soil geochemical surveys based on the use of Mobile Metal Ions Technology is strongly recommended given the success of drill testing an MMI anomaly by drill hole FAR18-035. This method should be applied where extensions of lithium-bearing pegmatite below overburden are sought and routinely in areas deemed to be highly prospective for lithium-bearing pegmatite but where no surface outcrop exposure is available. Drill testing of defined MMI anomalies is mandatory based on results to date.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	16

Diamond drilling should target the remaining pegmatite dykes exposed on the property with the aim of ascertaining the physical size and extent of the main or historic dyke in three dimensions. The deeper sections of Dyke 1 may warrant additional drilling and additional holes are required to assess the three high-grade intersections in newly discovered Dyke 8 by drill hole DDHFar18-035. To this end a program of 2000 m of core drilling is recommended.

A mineralogical and metallurgical program for Zoro dyke 1 is strongly recommended. A total budget of $885,500.00 is recommended for advancement of the Zoro Project. Unless otherwise indicated, all $ are Canadian dollars.

2.0    iNTRODUCTION AND TERMS OF REFERENCE

2.1    INTRODUCTION

The Zoro Lithium Project is located near the east shore of Wekusko Lake in west-central Manitoba, Canada, approximately 25 km east of the mining town of Snow Lake, 249 km southeast of Thompson and 571 km north-northeast of Winnipeg.

The property has a long history of intermittent exploration commencing in 1956 and after a lengthy period of no activity exploration was re-started in 2009. This TRS is an update of 43-101 technical reports produced in 2009 (Fedikow, 2009) and in 2012 (Fedikow, 2012). These reports utilized evaluations of historic data from the Manitoba Cancelled Assessment files, Historic Corporate Files and data summarized from non-confidential assessment reports within the files of Manitoba Mining Recorder’s office (Winnipeg) in addition to results for exploration undertaken by Force Energy between 2009 and 2012. The objectives in each of the preceding technical reports was to provide an understanding of the geological setting of spodumene-bearing lithium-cesium-tantalum-bearing pegmatite dykes thereby providing guidelines for further exploration. The current report builds on these reports with recent exploration results by Foremost between 2016 and 2017 including diamond drilling and geological and geochemical surveys. The business of Foremost is the acquisition, exploration and development of lithium-bearing mineral properties and to this end Foremost has been actively exploring for lithium in the Snow Lake area of Manitoba.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	17

Recently, the expansion of the initial Zoro 1 claim of 52 hectares optioned from Dalton Dupasquier of Top Notch Marketing Inc. in 2016 was expanded to 3005 hectares by the acquisition through option in two separate agreements with Strider Resources Limited.

2.2    REGISTRANT INFORMATION

This Technical Report Summary (TRS) for the Zoro Lithium Project located to the east of Snow Lake, Manitoba, Canada, was prepared by Mark A.F. Fedikow and Scott Zelligan, Qualified Persons (QP), for Foremost Lithium Resource and Technology Ltd. (“Foremost”, previously known as FAR Resources Ltd., Official Name Change in January 2022). As noted on the Date and Signature Page, several Qualified Persons (QPs) were involved in the technical work summarized in this TRS. This Technical Report Summary (TRS) is an initial assessment that conforms to SEC’s Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601(b)(96) of Regulation S-K, Technical Report Summary.

2.3    TERMS OF REFERENCE

This TRS was prepared with the purpose to disclose Inferred Mineral Resources for the Project located in Manitoba, Canada, in accordance with the requirements of Regulation S-K, Subpart 1300 of the SEC. The effective date of this TRS report is December 28, 2022. The effective date of the Mineral Resource estimates was July 6, 2018; however, it is the Qualified Person’s opinion that there has been no change in the Mineral Resource estimate between July 6, 2018 and December 28, 2022.

This report entitled “TECHNICAL REPORT ON THE ZORO LITHIUM PROJECT, SNOW LAKE, MANITOBA” is prepared at the request of Foremost, their business address is 2500- 700 West Georgia Street, Vancouver, British Columbia V7Y 1B3, Canada. The current report is an SK-1300 report based upon the 2018 Report, NI 43-101 TECHNICAL REPORT ON THE ZORO LITHIUM PROJECT, SNOW LAKE, MANITOBA. This report includes a description of survey results on the property following the format defined by Regulation S-K, Subpart 1300 of the SEC. Sources of information that have been utilized to build this report include:

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●         The Manitoba Mining Recorders Office (Winnipeg) has provided the recorded description including the current status of the Zoro claims as well as recorded adjacent claims. Copies of archived assessment files which include historic work reports, maps, data and diamond drill logs of exploration work completed on and in the general vicinity of the property;

●         Public domain geological literature from the Manitoba Geological Survey and the Geological Survey of Canada which describe the geological setting of the area of the Wekusko Gold Project property;

●         Interviews with mineral exploration companies actively exploring in the general area of the Foremost Zoro Lithium Project;

●         Personal and telephone/e-mail discussions with exploration personnel that have done work on the property in the past.

The Qualified Persons (QP) responsible for this report are Mark Fedikow, Ph.D. P.Eng. P.Geo. C.P.G., consulting geologist and geochemist, and Scott Zelligan, an independent resource geologist. Mark Fedikow is the QP for sections 1-12 and 14-23. Scott Zelligan is the QP responsible for section 13. The primary author has previously been a consultant to, and is currently the Vice President-Exploration for Foremost.

It is crucial to convey that the Inferred Mineral Resource, reported here, is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an inferred mineral resource has the lowest level of geological confidence of all mineral resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an inferred mineral resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a mineral reserve.

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2.4    Site Visits

The primary author, Mark Fedikow, has visited the property on numerous occasions. The first was to undertake a mineral deposit description for the Manitoba Geological Survey as part of a program to document mineral deposits and occurrences in the Province. This field visit was made in 1986 and results published in Fedikow et al. (1986) and expanded upon in Fedikow et al. (1993). A subsequent visit was made in August of 2009 on behalf of optionee Force Energy (Colorado Springs, U.S.A.) to assess the availability of outcrop for geological mapping, to examine the property area for exposures of the pegmatite dykes, to review the immediate area for historic and new diamond drill hole collars and to assess the general area for considerations relating to further exploration and possible production decisions.

On May 26th, 2018, Scott Zelligan, P.Geo., visited the Project, accompanied by Mark Fedikow. The visit included flying by helicopter from Snow Lake to visit the drilling locations, as well as visiting the core logging/cutting facilities and the core inventory yard in Snow Lake.

7 drill collar locations (with 12 collars total) were visited and measured using a Garmin GPS Map 60Csx handheld GPS. Table 12.6.1 displays the locations measured and their location according to the drill logs as compared to the validation measurement, in NAD83 (14U) Datum. The locations correspond well within the accuracy of the device (+/- 10 m). Figure 12.6.1 displays the collars visited. Additionally, one historical trench was visited (Figure 12.6.2).

The core logging and cutting facilities were visited (Figure 12.6.3) and are appropriate facilities for conducting drill logging and cutting and are maintained in excellent condition to facilitate a high-quality sampling program.

While visiting the core farm three mineralized intervals were reviewed by the authors. These mineralized intervals were selected from three different holes, one each from three of the Far drilling campaigns (locations shown in Figure 12.6.4). Table 12.6.2 shows the intervals reviewed, and Figures 12.6.5 through 12.6.7 are photos of the core reviewed. The mineralization is visually obvious and was observed as expected from the assay results for the reviewed intervals.

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2.5    RELIANCE ON OTHER EXPERTS

Not Applicable.

2.6    Definitions

This report follows the formatting and definitions which have been defined by S-K 1300. Some supplementary definitions and abbreviations are provided in table XX, below.

abbreviation	term	definition
ppm	Part-per-million	Elemental concentration
Li	Lithium	Element 3
Li20	Lithium-Oxide	Lithium Oxide,
Be	Beryllium	Element 4
Cs	Cesium	Element 55
Ga	Gallium	Element 31
Rb	Rubidium	Element 37
Ta	Tantalum	Element 73
spod	Spodumene	Li-enriched Feldspar
peg	Pegmatite	Coarse Grained Intrusive Rock
dyke	Dyke	Intrusive igneous rock filling a fissure

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3.0    PROPERTY DESCRIPTION AND LOCATION

3.1    PROPERTY LOCATION

The Zoro Lithium Project is located near the east shore of Wekusko Lake (Figure 3-1) in west-central Manitoba, approximately 25 km east of the mining community of Snow Lake, 249 km southeast of Thompson and 571 km north-northeast of Winnipeg. Provincial Road 393 occurs 23 km to the northwest. The pegmatite dykes are located northwest of the northwest corner of Johnson Lake a small lake east of the east shore of Wekusko Lake. The small historic gold mining community of Herb Lake is located about 10 km southwest of the property.

The property is located within NTS map sheet 63J/13SE (latitude: 54⁰51.27’ and longitude: 99⁰38.46’; Township 68N; Range 15WPM). The property is comprised of 16 mineral claims totaling 7,425.5 acres (3,005 Ha.).

The ZORO 1 claim is 100% owned by Foremost, it was acquired on April 2, 2016 from Top Notch Marketing Ltd., a British Columbia company. The remaining 15 claims are owned by Strider Resources Ltd. In 2016, Foremost and Strider Resources entered an option agreement whereby Foremost could earn 100% interest of JAKE 3558 and an additional 350m strip of BERT 6304 and BERT 797 subject to a [1% NSR to Strider Resources]. The agreement was expanded in 2017 to include JAKE 9, JAKE 1054, JAKE 2655, JAKE 3557, JAKE 54199, JAKE 10, JAKE 2412, JAKE 2413, JAKE 54745 and CRO 55734 and subsequent to that agreement, additionally BAZ 12131 and BAZ 12133 were added in the same year. There are no known additional royalties or back-in-rights to the property. No negotiations are required for access to the property and surface rights reside with the Manitoba government. To earn it’s 100% interest in the property, Foremost will make a combination of cash-payments/share-issuances and also undertake an integrated exploration program of Mobile Metal Ion Soil Geochemical Surveys coupled with diamond drilling.

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To earn a 100% interest in the property free and clear of all liens, charges, royalties (save and except for the NSR contemplated herein) and claims of others, Foremost must satisfy the following conditions:

The Optionee may exercise:

(a) the First Option by making the following cash payments and common share issuances to the Optionor:

(1) Shares in the capital of the Optionee Valued at $25,000 and $25,000 cash within two Business Days following the Effective Date; and

(2) Shares in the capital of the Optionee Valued at $50,000 and an additional $50,000 cash on or before the twelfth month anniversary of the Effective Date; the Optionee must spend $50,000 on Exploration Expenses by the end of the first 12 months; and

(3) Shares in the capital of the Optionee Valued at $50,000 and an additional $50,000 cash on or before the twenty-fourth month anniversary of the Effective Date; the Optionee must have spent an accumulated total of $100,000 on Exploration Expenses by the end of the first 24 months; and

(4) Shares in the capital of the Optionee Valued at $50,000 and an additional $50,000 cash on or before the thirty-sixth month anniversary of the Effective Date; the Optionee must have spent an accumulated total of $150,000 on Exploration Expenses by the end of the first 36 months; and

(5)      Shares in the capital of the Optionee Valued at $75,000 and an additional $75,000 cash on or before the forty- eighth month anniversary of the Effective Date; the Optionee must have spent an accumulated $200,000 on Exploration Expenses by the end of the first 48 months and an accumulated total of $500,000 on Exploration Expenses by the end of the first 84 months.

(b) provided it has exercised the First Option, the Second Option, by making a cash payment to the Optionor of $1,000,000, together with all accrued but unpaid NSR at the time, prior to the commencement of Commercial Production (the “Second Option Payment”);

Claim maintenance fees are set by the Canadian Governement. The rate is $12.50 per hectare for the first 10 years and $25 per hectare afterwards. Claims are issued on yearly terms and extendable. Conditions for maintaining the property claims are outlined below in Table 3-1

Table 3-1. Yearly holding costs of claims.

NAME	NUMBER	HOLDER	HECTARES	Yearly Holding Costs
ZORO 1	P1993F	FAR RESOURCES LTD.	52	$1,300
JAKE	P3558F	STRIDER RESOURCES LTD.	250	$6,250
BERT	MB6304	STRIDER RESOURCES LTD.	28	$700
BERT	MB797	STRIDER RESOURCES LTD.	27	$675
JAKE 9	P3031F	STRIDER RESOURCES LTD.	256	$6,400
JAKE 1054	MB1054	STRIDER RESOURCES LTD.	240	$6,000
JAKE 2655	MB2655	STRIDER RESOURCES LTD.	255	$6,375
JAKE 3557	MB3557	STRIDER RESOURCES LTD.	256	$6,400
JAKE 54199	W53199	STRIDER RESOURCES LTD.	131	$3,275
JAKE 10	P3032F	STRIDER RESOURCES LTD.	173	$4,325
JAKE 2412	MB2412	STRIDER RESOURCES LTD.	256	$6,400
JAKE 2413	MB2413	STRIDER RESOURCES LTD.	196	$4,900
JAKE 54745	W54745	STRIDER RESOURCES LTD.	245	$6,125
CRO 5734	MB5734	STRIDER RESOURCES LTD.	192	$4,800
BAZ 12131	MB12131	STRIDER RESOURCES LTD.	192	$2,400
BAZ12133	MB12133	STRIDER RESOURCES LTD.	256	$3,200

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A work permit must be granted by Sustainable Development, a department of the Government of Manitoba, for any exploration work which may cause a disturbance to the local environment. Foremost has adhered to the legislations put forth by the Manitoba Mines Act for any work that has been conducted on the Zoro Property. To the authors knowledge, there is no known environmental liabilities or other significant factors or risks which may affect the access, title or the right or ability to perform work on the property. Work permits for exploration including diamond drilling are issued 2 weeks subsequent to application being made and prior to the actual work being undertaken. There are no jurisdictional encumbrances on the property, nor any history of violations, fines, or negative issue. Existing work permit, gives right to access claims and drill exploration drill holes and all associated operations. There is no financial requirement for the work permit. This permit is reviewed by the various government branches.

Future permitting of project exploration is a well-defined process overseen by the local administrators in Snow Lake. Permits required to advance this project to a development/construction stage are granted by the following Departments of the Manitoba Government: Environment, Wildlife , Fisheries, Historic Resources, and Mines. This process would likely take 6-8 weeks for review after completion of all other supplementary reports/studies completed.

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Table 3-2. Summary of claims, Foremost Zoro Lithium Project.

NAME	NUMBER	HOLDER	STAKED	RECORDED	EXPIRES	HECTARES
ZORO 1	P1993F	FAR RESOURCES LTD.	2/13/1994	3/14/1994	5/13/2067	52
JAKE	P3558F	STRIDER RESOURCES LTD.	6/7/1996	7/3/1996	9/1/2030	250
BERT	MB6304	STRIDER RESOURCES LTD.	2/26/2008	3/17/2008	5/16/2030	28
BERT	MB797	STRIDER RESOURCES LTD.	5/28/1999	6/16/1999	8/15/2030	27
JAKE 9	P3031F	STRIDER RESOURCES LTD.	3/20/1995	3/27/1995	5/26/2030	256
JAKE 1054	MB1054	STRIDER RESOURCES LTD.	4/27/2002	5/17/2002	7/16/2030	240
JAKE 2655	MB2655	STRIDER RESOURCES LTD.	4/28/2002	5/17/2002	7/16/2030	255
JAKE 3557	MB3557	STRIDER RESOURCES LTD.	6/6/1996	7/3/1996	9/1/2030	256
JAKE 54199	W53199	STRIDER RESOURCES LTD.	10/16/1996	11/8/1996	1/7/2030	131
JAKE 10	P3032F	STRIDER RESOURCES LTD.	1/30/1995	2/27/1995	4/28/2030	173
JAKE 2412	MB2412	STRIDER RESOURCES LTD.	4/29/2002	5/17/2002	7/16/2030	256
JAKE 2413	MB2413	STRIDER RESOURCES LTD.	4/30/2002	5/17/2002	7/16/2030	196
JAKE 54745	W54745	STRIDER RESOURCES LTD.	4/23/1997	5/9/1997	7/8/2030	245
CRO 5734	MB5734	STRIDER RESOURCES LTD.	1/20/2010	2/11/2010	4/12/2030	192
BAZ 12131	MB12131	STRIDER RESOURCES LTD.	12/20/2017	1/10/2018	3/10/2030	192
BAZ12133	MB12133	STRIDER RESOURCES LTD.	12/21/2017	1/10/2018	3/10/2030	256

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Zoro 1 Property Location Map

Symbols
Option August 10, 2016
FAR
Zoro 1
Option September 26, 2017
Other claim holders
powerline
railway
road
Wekusko Lake
Grass River
Sales Bay
Yukon Lake
Roberts Lake
Dion Lake
Atkins Lake
Lost Frog Lake
Herb Lake
South Lake
Watch Lake
Snow Lake
Osborne Lake
NAD 1983 UTM Zone 14N
0
10
Kilometres
Claim information from Manitoba Growth,
July 8, 2018

Figure 3-1. Location map for the Zoro Litihium Project, Snow Lake, Manitoba.

3.2    Other Factors Affecting Access

Work and drill permits for exploration are received within two weeks from the local Snow Lake office of Sustainable Development. The Zoro Lithium Project occurs within the immediate area of the historic mining town of Snow Lake and as such very little negative community and social impact is evident. Exploration and mine development has been a part of the local community for 80 years. Currently the project is an early stage exploration project. Accordingly, environmental studies have not been undertaken.

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4.0    ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

4.1    ACCESS

The Property is located approximately 20 km east of the Town of Snow Lake. Access can be achieved using the main highway #39 and driving north on highway #392 to Bartlett’s Landing where a boat can be launched from the shores of Wekusko Lake. It is approximately a 20-km boat ride to the Property. From this point the property boundary is approximately 1.5km southeast, and is accessed by a network of drill roads and ATV trails; Dyke-1 is approximately 6km along drill/atv trails from landing point on Lake Wekusko. The nearest rail link is at Wekusko siding, some 20 km to the south of Herb Lake Landing. The nearest road link is a seasonal road on the east side of Wekusko Lake that accesses the village of Herb Lake Landing and Provincial Highway 392 to the south. The nearest runway is 20km East, in Snow Lake and operated by Gogal Air Services, a helicopter and float plane charter company which provide year-round service to the area.

The Zoro Lithium Project is located within 10 km of paved Highway 392 that connects to the historic mining town of Snow Lake where an experienced mining labour force is available and to the local airport (Figure 4-1). Highway 392 also connects to paved provincial road 39 providing access to Flin Flon and Thompson. The property is 1.2 km north of the power line that services Snow Lake. Abundant drill roads and ATV trails crosscut the property.

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Figure 4-1. Available infrastructure in the area of the Zoro Lithium Project.

4.2    CLIMATE AND PHYSIOGRAPHY

Temperature averages for the community of Flin Flon, Manitoba are given in Table 4-1 for general information only. No detailed data were available from Environment Canada for Snow Lake. The Snow Lake climate is continental and characterized by cold winters (January mean temperature -21.1oC and relatively warm summers (July mean temperature +18.3oC). Total average precipitation is 477.9 mm per annum with 342.6 mm falling as rain and 137.2 mm falling as snow (for the years 1927-1990). Wind directions and velocities are well distributed, but predominate to the southeast and southwest, with strong components to the northwest, north and south. Electrical storms are common and forest fires can be problematic. Summer exploration work is best conducted between the months of May to September. Winter exploration work can be conducted from November to March.

The Property is located near the eastern shore of Crowduck Bay at the northeast end of Wekusko Lake. The shoreline of the bay is marked by approximately 10 metre slopes surrounded by heavily wooded flat areas, interspersed with low outcrop ridges. Lake elevation is around 260 m A.S.L. with the highest topographical ridge having an elevation of 290 m. Wekusko Lake is a large body of water 25 km long by 3 to 10 km wide. Crowduck Bay is located at the end of a 12 km long narrow channel that is the head of the Grass River.

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The ecoregion is classified as sub-humid high boreal eco-climate. It forms part of the continuous coniferous boreal forest that extends from northwestern Ontario to Great Slave Lake in the southern Northwest Territories. The predominant vegetation comprises black spruce and jack pine with ericaceous shrubs and ground cover of mosses and lichens. Black spruce is the predominant species. Depending on the nature of local drainage and surficial sediments, trembling aspen, white birch, white spruce and, to a lesser extent, balsam fir predominate.

Bedrock exposures are covered with lichen. Poorly drained peat-filled depressions are marked by stunted black spruce with ericaceous shrubs and a ground cover of sphagnum moss. Permafrost is distributed throughout the ecoregion but is only widespread in organic surficial materials. In the western part of the ecoregion, uplands are blanketed by discontinuous sandy acidic tills, whereas extensive thin clay-rich lacustrine deposits and locally prominent, sandy fluvio-glacial uplands are common in the eastern section. Exposed bedrock occurs throughout the ecoregion and is locally prominent. Dystric and Eutric Brunisols are associated with sandy uplands, whereas Gray Luvisols occur on clayey lacustrine uplands and loamy to silty fluvioglacial deposits. On level and in depressions, Gleysolic soils are associated with clayey sediments, whereas Mesisols and Organic Cryosols are associated with shallow to deep peatlands.

A pulpwood and dimension lumber industry operates to a limited extent in the southern part of the ecoregion. Wildlife includes barren-ground caribou, moose, black bear, lynx, wolf, beaver, muskrat, snowshoe hare and red-backed vole. Bird species include raven, common loon, spruce grouse, bald eagle, grey jay, hawk owl and waterfowl, including ducks and geese. Trapping, hunting, fishing and tourism are the dominant uses of land in this region.

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Table 4-1. Monthly climate averages for Flin Flon, including temperature highs, lows and precipitation values. Flin Flon climate data from the airport (54⁰41’N, 101⁰41’W at elevation 303.9 m) (source: Environment Canada website).

Temperature	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Year
Daily Average (°C)	-21.4	-16.7	-9.3	0.7	8.8	14.9	17.8	16.6	9.8	2.7	-8.4	-18.4	-0.2
Daily Maximum (°C)	-16.6	-11	-2.9	6.9	15	20.4	23.1	21.8	14.2	6.2	-5.1	-14	4.8
Daily Minimum (°C)	-26.2	-22.3	-15.8	-5.5	2.6	9.3	12.6	11.4	5.4	-0.8	-11.7	-22.6	-5.3
Extreme Maximum (°C)	9.5	10	15	27	32.5	35	35	33.9	30	24	17.5	8.3
Date (yyyy/dd)	1993/30	1984/21	1993/24	1980/30	1986/28	1988/05	1989/21	1970/08	1991/01	1987/03	1978/02	1969/01
Extreme Minimum (°C)	-44.5	-45.6	-41	-31	-13	-2	4.4	-1.5	-6.7	-16.5	-35	-44
Date (yyyy/dd)	1996/30	1974/01	1995/04	1979/06	1990/02	1987/03	1969/05	1982/27	1974/28	1996/30	1985/28	1989/19
Precipitation
Rainfall (mm)	0.1	0.3	0.9	8.6	36.9	66.6	76.5	66.6	55.3	25.6	1.4	0.4	339.2
Snowfall (cm)	19.6	14.6	19.1	20	3.7	0	0	0	2	13	25.4	23.9	141.3
Precipitation (mm)	17.6	13.4	19	28.3	40.6	66.6	76.5	66.6	57.3	38.3	24.8	21.8	470.8
Average Snow Depth (cm)	33	39	32	8	0	0	0	0	0	1	11	25
Extreme Daily Rainfall (mm)	2.2	3.8	12.2	25.4	62.6	54	78.2	53.8	55.6	24.9	9.1	10
Date (yyyy/dd)	1984/02	1986/25	1987/20	1971/16	1985/04	1993/24	1981/23	1988/21	1984/07	1969/03	1974/08	1987/07
Extreme Daily Snowfall (cm)	13	14.2	24	39.4	18	0.4	0	0	14.2	29.6	25.4	18.6
Date (yyyy/dd)	1973/02	1987/12	1982/12	1973/20	1975/20	1987/03	1969/01	1969/01	1984/22	1991/27	1973/28	1981/06

4.3    LOCAL RESOURCES AND INFRASTRUCTURE

The property is adequate in terms of area to permit the commercial exploitation of the lithium-bearing pegmatite dykes discovered to date. Exploration is assisted by helicopter support to mobilize drill and exploration crews in and out of the property. Helicopter flights from the Snow Lake airstrip to the property take approximately 15 minutes. Personnel and equipment can also be transported overland via Wekusko Lake and winter drill roads during freeze-up.

Nearby infrastructure (Figure 4-2) includes a power line servicing the town of Snow Lake approximately 5 km south of the property, the Snow Lake airport and an all-weather gravel road 11 km west of the property, and a rail link is located at Wekusko siding, 20 km to the south of Herb Lake Landing which is 30 km south of the property. The nearest road link is a seasonal road on the east side of Wekusko Lake that accesses the village of Herb Lake Landing and Provincial Highway 392 to the south (Figure 4-2).

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	30

The closest community to the property is Snow Lake (about 20 km west), which has a population of approximately 800 people. The town of Flin Flon is about 150 km west of Snow Lake, has a population of 7,000 and is a provincial regional government centre. The town is a major support centre for smaller communities in northwestern Manitoba. There is a regional hospital in Flin Flon, a newly built shopping centre, and all necessary infrastructures to support the local town. Hudson Bay Mining and Smelting Ltd. (HBMS) operates the Lalor mine and a concentrator to the south of Snow Lake.

The Town of Snow Lake area has the necessary infrastructure in place to accommodate the regional mining industry and is the nearest logistical center. The HBMS operations represent the largest employer in the area. The presence of HBMS also provides the basis for secondary support and supply local businesses. The municipal, regional and provincial government activities in the area also provide significant employment. There are tourist camps and lumber operations in the district. Consequently, there is a stable and experienced work force possessing the necessary skills in exploration and mining in the area.

There is no permanent infrastructure on the Property. High-voltage power exists 5km to the southwest. Surface water is available for drilling purposes.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	31

Figure 4-2. Infrastructure in the vicinity of the Zoro Lithium Project.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	32

5.0       HISTORY

The Zoro1 pegmatite dykes are located on the north side of a small lake between Roberts Lake and the south end of Crowduck Bay. Early in 1953, Cs No. 3-10, 12 (P 26973-80, 82), S.R. No. 1-6 (P 7877-82) and Linda 1 (P 26983) were staked by Mrs. Johanna Stoltz, Eric Stoltz, Carl Stoltz and Edwin Stoltz, and Key No. 1-4, 8-14 (P 27159-62, 27226-27, 27164-68) were staked by John Tikkanen, Hjalmar Peterson, and Loren Fredeen. These were cancelled the following year.

Lit Nos. 11-5 (P 31758-62) was staked by J.J. Johnson in 1954. In 1955 Lit Nos. 6-1l8 (P 35014-26) were added by J.A. Syme. All the Lit claims were assigned to Green Bay Uranium Limited in 1956 which changed its name to Green Bay Mining & Exploration Ltd.

Early in 1956, before drilling commenced, samples containing more than 2% Li2O were reported (Northern Miner, January 12, 1956). A shipment of 136 kg (300 lbs.) of spodumene was sent to Ottawa for testing in 1956. This sample assayed 1.19% Li2O, with minor NbO5. Historic ore dressing tests concluded that good liberation and separation could not be effected (Mineral Dressing and Process Metallurgy Report in Green Bay Mining & Exploration Ltd., Corporation File).

Over 6096 m (20 000 ft.) of diamond drilling was done on Lit No. 1-4, with at least 3048 m (10 000 ft.) of this on the main dyke. Results of the drilling on dykes 1, 3, 5 and 7 were reported to be “promising”. Assays of 2.42% to 7.28% Li2O were reported from Dyke 5 (Green Bay; Corporation File). Dyke 5 was apparently 305 m long x 12 m wide (1000 x 40 ft.); Dyke No. 7, over 457 m x 24 m (1500 x 80 ft.). Several of the holes went deeper than 305 m (1000 ft.). Drilling on Lit 10, 16 and 17 amounted to 1950 m (6399 ft.). Gold was also found on the property, with a 3.3 kg (7.25 lb.) sample across 3.4 m (11 ft.) yielding 0.17 ounces per ton gold (Green Bay; Corporation File).

The claims were assigned to J.A. Syme in 1963.

Several airborne surveys were done in the area between 1948 and1973:

1.       Inco/1948: Aeromagnetic Survey; Non-confidential assessment file 91614.

2.       Canadian Nickel/1957: Airborne Electromagnetic Survey; Non-confidential assessment file 91624.

3.       Hudson Bay Exploration and Development/1965: Helicopter-borne Electromagnetic and Radiometric survey; Non-confidential assessment file 91650.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	33

4.       Falconbridge Nickel Limited/1973: Airborne Electromagnetic and Magnetic Surveys; Non-confidential assessment file 91564.

Databases from these surveys are unavailable.

In 1980, J.A. Syme cancelled the Lit No. 6-18 claims and obtained Explored Area Lease No. 40 for the Lit No. 1-4 claims.

Sampling and detailed geological mapping (Scale 1:1200) of the deposit was done by Cerny et al. (1981, p. 155). The analysis of four samples of “core muscovite” had an average content (in weight %) of 0.171% Li, 0.792% Rb, 0.0702% Cs, 0.0021% Be; nine samples of beryl averaged 0.331% Li, 0.903% Na, 0.939% Cs; three samples of spodumene averaged 0.23% Na2O, 0.943% Fe as Fe2O3 (Cerny et al., 1981, p. 192).

The Lit Nos. 6-18 claims were re-staked under Nor 5 and 6 (W 49000, 49001) by Ross Colon and Moses Crane, respectively, for Noranda Exploration Company Limited in 1983. Fedikow et al. (1986) examined quartz veins and outcrop (c.f. mineral occurrence RL-95) in the general area. The Nor 6 claim was cancelled in 1987; the Nor 5 in 1988. In 1989, this area was staked as Kelly 3 (P 8412E) by Strider Resources Limited.

Historic lithium tonnage estimates vary. An unsubstantiated visual estimate in September 1956 suggested up to 9-11 million tonnes (10-12 million tons) of Li2O occur on the entire group. In mid-March the main dyke was estimated to contain 1.8 million tonnes (2 million tons) grading 1.4% Li2O to a depth of 305 m (1000 ft.) in the main dyke (“Dyke 1”; Northern Miner, October 25, 1956; Mulligan, 1965, p. 81). A reserve estimate of 1,815,000 tonnes grading 1.4% Li2O was reported by Bannatyne (1985). In 1957, the estimate was revised to 1.72 million tonnes averaging 1.3% Li2O or 2.72 million tonnes (3.0 million tons) at 1.0% Li2O in Dyke 1 (Mulligan, 1957a, 1957b). By March 1958, 12 different tonnage estimates had been made (Northern Miner, March 13, 1958). Also by that time, a permanent camp and a 4-mile road into the property had been built. Plans for a heavy media separation plant on the property were being prepared by the Lummus Co. of New York together with Knowles Associates and the Colorado School of Mines (Green Bay Mining & Exploration Ltd., Corporation File). The description of mineral resources cited above is presented as historical resource estimates and use historical terminology for these estimates. These citations are given to provide an historical frame of reference. The author has not carried out work to classify these historical estimates under current mineral resource or mineral reserve terminology. The historical estimates are not meant to be interpreted as current estimates, do not comply with S-K 1300 and should not be relied upon. FOREMOST does not consider these as current resources or reserves.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	34

The property owner Dalton Bruce Dupasquier optioned the Zoro 1 claim to Force Energy Ltd. of Denver, Colorado (U.S.A.) in 2011. Force Energy defaulted in 2012 and the claim was optioned to Foremost (Vancouver) in 2016. Foremost completed the acquisition of the Zoro 1 mineral claim as announced on May 9, 2017 in consideration for common shares of the Company and a non-interest bearing promissory note for $100,000 payable in 12 months. Subsequently two option agreements were struck with Strider Resources Limited (Snow Lake, Manitoba) to enlarge the property. In the first option agreement (August 10, 2016) Foremost increased the size of the property by 600% acquiring an undivided 100% interest in all lithium-bearing pegmatite dykes on Claim Jake 3558 (P3558F) and a 350-metre wide strip along the northeast edge of claim Jake 3558 and a portion of adjacent claims Bert 6304 (MB6304) and Bert 797 (MB797). The claims are contiguous with its Zoro 1 claim. The second option agreement (September 28, 2017) with Strider Resources expanded the property by an additional 2200 hectares. Claims Jake 9 (P3031F), Jake 1054 (MB 1054), Jake 2655 (MB 2655), Jake 3557 (MB 3557), Jake 54199 (W54199), Jake 10 (P3032F), Jake 2412 (MB 2412), Jake 2413 (MB 2413), Jake 54745 (W54745), CRO 5734 (MB 5734) were included in this second option agreement. Recently claims BAZ 12131 (MB12131) and BAZ 12133 (MB12133) have been acquired by Foremost. The current total area of the property is 3005 hectares.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	35

5.1       HISTORIC RESOURCE WORK

Historic lithium tonnage estimates for Dyke 1 have varied since the initial discovery in 1956. More than 12 different tonnage estimates were made by various parties in the 1950s. The tonnage calculation by Huston in 1956 returned a bulk reserve of 1,727,550 undiluted tons grading 0.945% Li2O” based on a length of 444ft and a vertical extent of 800ft. The parameters applied to the calculation by Huston were provided and are presented in this section.

The parameters of the calculations for the above stated tonnage and grade are presented here with the original units intact (Tables 5-1 and 5-2).

Table 5-1. Parameters for the calculation of grade and tonnage at Dyke 1, lithium-bearing pegmatite dyke.

Horizon/Level	Length (feet)	True Width (feet)	Grade Li2O (%)

Surface	600	40	2
100’	720	42.5	0.73
330’	165	74.8	0.752
550’	290	87.2	1.052

Table 5-2. Combined calculations used to derive grade and tonnage, Dyke 1.

	Length x Width x Depth = Factor	xGrade%	Grade Factor
Surface	600’x40’x50’=1,200,000	2.0	2,400,000
100’	720’x42.8’x140’=4,314,240	0.73	3,149,395
330’	165’x74.8x250’=3,085,500	0.752	2,314,125
550’	290’x87.2’x220’=5,563,360	1.052	5,841,528

Average	444’x52’x660’=14,163,100	0.967	13,705,048

Based on an 11-cubic foot per ton factor (in place): 14,163,100/11=1,287,550 tons to 660’. Diamond drill hole 17 (zl-56-017intersected a zone grading 0.882% over 204.4’ at 780 vertical feet below surface. This intersection is interpreted to be 0.882% across 110 feet true width and is assumed for the purposes of this calculation to extend 100’ laterally and 220’ vertically.

This gives:

●	200’ long x 110’ wide x 220’ depth/11 = 440,000 tons grading 0.882%.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	36

The final historic resource estimate produced for the westernmost dyke was:

●     1,287,550 tons grading 0.967% Li2O to a depth of 660’ vertically below surface outcrop plus a possible 440,000 tons grading 0.882% to a depth of between 660’ and 880’ below outcrop.

The total undiluted tonnage was given as 1,727,550 at 0.945% Li2O. An appropriate dilution factor was given as 5%.

The description of mineral resources and mineral reserves cited above is presented as a historical estimate and uses historical terminology for these estimates. These citations are given to provide an historical frame of reference. The author has not carried out work to classify these historical estimates under current mineral resource or mineral reserve terminology. The historical estimates are not meant to be interpreted as current estimates, do not comply with S-K 1300 and should not be relied upon. FOREMOST is not treating these as current resources or reserves.

5.2       GREEN BAY MINING & EXPLORATION Ltd. (Previously Green Bay Uranium Limited)

Green Bay Mining and Exploration Ltd. (Green Bay) undertook basic prospecting, rock chip sampling from blasted trenches and assay work prior to a major drill campaign between 1956 and 1958. Most work was undertaken on the seven known dykes on this property (Figure 5-1) with emphasis on Dyke 1 where assays from trench samples documented >2% lithium (Northern Miner, January 12, 1956). A geological map was produced for Dyke 1 at a scale of 1”:50 feet by C.C. Huston and Associates acting for Green Bay (Figure 9.1.2) showing trench locations. Dykes 2 through 7 were also assessed by rock chip sampling and assay with Dyke 5 returning assays of 2.42% to 7.28% Li2O. Numerous additional assays are available for this work by Green Bay however assay certificates do not contain details of when and where the assay sample was collected from drill core. Assays were performed by Correlation Laboratories Ltd. of Cobden, Ontario.

Over 6096 m (20 000 ft.) of diamond drilling was done on the property with a minimum of 3048 m (10 000 ft.) of this on Dyke 1. Results of the drilling on dykes 1, 3, 5 and 7 were reported to be “promising”. Gold was also found on the property, with a 3.3 kg (7.25 lb.) sample across 3.4 m (11 ft.) yielding 0.17 ounces per ton gold (Green Bay Exploration Corporation File).

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	37

Review of historic drill and assay information was significantly hampered by the lack of control over historic drill collar locations and information documenting the location of the drill hole upon completion. No down hole information is available. Assay results are incomplete with location of the sample collected for assay not detailed. For the construction of three-dimensional imagery for Dykes 1 through 7 the approach has been to use available historic information supplemented by the identification of recognizable collar locations in the field.

5.2.1       Geology of Dyke 1 (Figures 5-1 and 5-2)

The historic geologic map in Figure 5-2 is based on available outcrop at the time of exploration by Green Bay. Dyke 1 is a 280 m long sinuous pegmatite dyke with coarse grained spodumene that intrudes variably textured mafic volcanic rocks and a variety of sedimentary rocks. The north end of the dyke is marked by a faulted extension that forms a northeast-trending arm of spodumene-bearing pegmatite. The contact between the pegmatite dyke and adjacent sediments is schistose. Outcrop is scarce in the surrounding area.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	38

Crowduck Bay
Roberts Lake
Dyke 8
Dyke 3
Dyke 7
Dyke 2
Dyke 4
Dyke 1
Dyke 6
Dyke 5
Thompson Bro. Dyke
SG2
SG1
0
500m
N
Legend
Lithium Bearing Pegmatite Dyke
FAR / Strider Option Agreement
FAR 100% owned Zoro 1 Claim

Figure 5-1. Location map for the seven known pegmatite dykes comprising the Zoro Lithium Project.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	39

Figure 5-2. Outcrop, geology and trench location map, Dyke 1, Zoro Lithium Project. Data from historic information sourced in Manitoba Mining Recorder’s assessment files.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	40

5.3       FORCE ENERGY LTD.

Exploration commencing in 2012 by Force Energy was designed to assess the lithium potential of Dyke 1 on the Zoro 1 claim. The work consisted of cleaning out, washing, channel and chip sampling of pegmatite exposed in historic trenches exposed on the property. Samples were analyzed for lithium and a multielement suite at Activation Laboratories (Ancaster, Ontario). The locations of individual trenches that were sampled are given in Figure 5-3. Figures 5.3.2 through 5-11 give sample numbers and sampling intervals for each trench. Table 5-3 summarizes the channel and chip samples collected from the Zoro 1 claim. A total of 165 channel samples were cut with a rock saw and 5 representative chip samples were collected using a sledge hammer and chisel. Weight averaged Li2O assay data from each trench are summarized in Table 5-4. Analytical results for channel samples documented elevated lithium concentrations in the spodumene-bearing pegmatite on the Zoro 1 claim.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	41

Table 5-3. Summary of channel and grab samples collected from the Zoro 1 claim. UTM coordinates (datum NAD 83, Zone 14).

Trench	Samples	UTM North	UTM East
Trench-01	ZR-1 to ZR-7	6078940	458534
Trench-02	ZR-8 to ZR-12	6078941	458524
Trench-03	ZR-13 to ZR-16	6078949	458520
Trench-04	ZR-17 to ZR-22	6078964	458518
Trench-05	ZR-23 to ZR-28	6078970	458513
Trench-06	ZR-29 to ZR-36	6079015	458498
Trench-07	ZR-37 to ZR-46	6079025	458495
Trench-08	ZR-47 to ZR-55	6079035	458496
Trench-09	ZR-56 to ZR-64	6079040	458494
Trench-10	ZR-65 to ZR-81	6079045	458494
Trench-11	ZR-82 to ZR-90	6079061	458496
Trench-12	ZR-91 to ZR-105	6079102	458474
Trench-13	ZR-106 to ZR-120	6079108	458473
Trench-14	ZR-121 to ZR-142	6079121	458470
Trench-15	ZR-143 to ZR-154	6079138	458463
Trench-16	ZR-155 to ZR-165	6079146	458458
Representative Chip Sample	ZR-166	6079295	458869
Representative Chip Sample	ZR-167	6079305	458870
Representative Chip Sample	ZR-168	6079313	458875
Representative Chip Sample	ZR-169	6079315	458876
Representative Chip Sample	ZR-170	6079317	458879

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	42

458300
458400
458500
458600
458700
6079200
6079100
6079000
6078900
6078800
W54199
P1993F
creek
Trench-16
Trench-15
Trench-14
Trench-13
Trench-12
Trench-11
Trench-10
Trench-09
Trench-08
Trench-07
Trench-06
Trench-05
Trench-04
Trench-03
Trench-02
Trench-01
0
75
150 Metres

100°0'
99°50'
99°40'
99°30'
55°0'
54°55'
54°50'
54°45'
Herblet
Lake
River
Niblock
Lake
Snow Lake
Chisel
Lake
Trench Location
Dion Lake
Wekusko
Lake
Herb Lake
Grass
0
5
10
Kilometres

Figure 5-3. Location of historic trenches on the Zoro 1 claim, Dyke 1 that have been mucked out, washed and channel sampled.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	43

Figure 5-4. Channel samples (number and sampling interval) for trenches 01, 02, 03 and 04, Zoro 1 claim.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	44

TRENCH-05
Sample number
and interval length
ZR-23
0.3 m
ZR-24
0.5 m
ZR-25
0.5 m
ZR-26
0.6 m
ZR-27
0.6 m
ZR-28
0.7 m
0
1
2
Metres
458,512
458,514
6,078,970

TRENCH-06
Sample number
and interval length
ZR-29
0.2 m
ZR-30
0.9 m
ZR-31
1.0 m
ZR-32
1.0 m
ZR-33
0.7 m
ZR-34
1.0 m
ZR-35
1.0 m
ZR-36
0.5 m
0
1
2
Metres
458,496
458,498
458,500
6,079,016
6,079,014

TRENCH-07
Sample number
and interval length
ZR-37
1.0 m
ZR-38
1.0 m
ZR-39
1.0 m
ZR-40
1.0 m
ZR-41
1.0 m
ZR-42
1.0 m
ZR-43
1.0 m
ZR-44
1.3 m
ZR-45
1.0 m
ZR-46
0.3 m
0
1
2
Metres
458,492
458,494
458,496
458,498
6,079,026
6,079,024

Figure 5-5. Channel samples (number and sampling interval) for trenches 05, 06 and 07, Zoro 1 claim.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	45

Figure 5-6. Channel samples (number and sampling interval) for trenches 08 and 09, Zoro 1 claim.

Figure 5-7. Channel samples (number and sampling interval) for trench 10, Zoro 1 claim.

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Figure 5-8. Channel samples (number and sampling interval) for trenches 11 and 12, Zoro 1 claim.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	47

Figure 5-9: Channel samples (number and sampling interval) for trenches 13 and 14, Zoro 1 claim.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	48

Figure 5-10. Channel samples (number and sampling interval) for trenches 15 and 16, Zoro 1 claim.

Trench (n of samples)	Weighted Average Li (ppm) Per Trench	% Li2O Per Trench	% Li2CO3 Per Trench
1 (n=7)	1225	0.26	0.65
2 (n=5)	1531	0.33	0.82
3 (n=4)	1966	0.42	1.05
4 (n=5)	2610	0.56	1.39
5 (n=6)	884	0.19	0.47
6 (n=8)	3028	0.65	1.61
7 (n=10)	2069	0.45	1.1
8 (n=9)	1930	0.42	1.02
9 (n=9)	3350	0.72	1.78
10 (n=17)	2408	0.52	1.28
11 (n=9)	2852	0.61	1.51
12 (n=15)	2332	0.5	1.24
13 (n=15)	1392	0.3	0.74
14 (n=22)	2310	0.5	1.23
15 (n=12)	1521	0.33	0.8
16 (n=11)	1639	0.35	0.87

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	49

5.4       HISTORICAL DRILLING

Initial drilling on the Zoro dykes (historically referred to as the LIT Group) occurred between 1956 and 1957 and was completed by Green Bay Uranium Group, based in Edmonton, Alberta. Seven major dykes were initially identified due to their exposure in outcrop and were subsequently uncovered through trenching and blasting. Six of these dykes were targeted with drilling to test their depth extent. Historical drilling is reported in cancelled assessment report #93562. Historical drilling comprises 78 diamond drillholes totaling 8,469.3 m (27,786.6 ft). Table 5-5 summarizes the breakdown of drilling on each of the 7 major dykes.

Table 5-5. Summary of historical drilling by pegmatite dyke.

Dyke	Number of DDH	Total Feet Drilled	Total Meters Drilled
Dyke 1	48	20,015.6 ft	6,100.8 m
Dyke 2	11	2,689.0 ft	819.6 m
Dyke 3	4	864.0 ft	263.3 m
Dyke 4	3	612.0 ft	186.5 m
Dyke 5	8	2,840.0 ft	865.6 m
Dyke 6	*****Not Drilled*****
Dyke 7	4	766.0 ft	233.5 m
TOTAL	78	27,786.6 ft	8,469.3 m

The collar locations for these historical drillholes were referenced to a local grid with no modern reference control points, therefore their exact location on the ground remains uncertain. Planview maps for Dykes 1, 2, 3, 4, and 7 were included in assessment report #93562 showing the location of the drillhole collars relative to each other. The historical drillhole collar locations can also be found in the GIS Map Gallery drillhole database maintained by the Mineral Resources Division of the Government of Manitoba Department of Growth, Enterprise, and Trade. These collar locations approximated the relative spatial arrangement of the report plan view maps, however appeared to be displaced approximately 150m northeast from where the dykes are located on the ground.

Foremost mobilized a reconnaissance field crew to ground-truth the locations of the collars. This effort permitted successful verification of 19 historical collar locations around Dyke 1 using the historical plan view map as a guideline. UTM coordinates for these 19 historical collar locations were recorded by a handheld Garmin GPS and plotted in ArcGIS (Table 5-6, Figure 5-12). Utilizing these 18 collars, the guideline plan view map was rubber sheeted into the correct geographic space, and the remaining 29 drillholes around Dyke 1 were digitized into place.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	50

The reconnaissance crew also identified surface trenches. However, the crew were unable to identify drill collars for the remaining 6 dykes; therefore, the true locations for the remaining 48 collar locations cannot be verified. The surficially exposed trenches were used as control points for the historical plan view maps to approximate collar placement for the 48 unverified collar locations targeted under trenches. The collars were placed as close to their true location as could be interpreted based on surface exposure of the dykes and location of trenches and pits. Drillhole information for all 78 historical drillholes are listed in Table 5-6. Figure 5.13 illustrates the nature of much of the historic infrastructure on the Zoro Lithium Project.

Table 5-6. Historical diamond drillhole collar locations identified by Foremost field crew. (*UTM coordinates displayed in NAD 83, Zone 14N.)

BHID	Easting*	Northing*	Waypoint
zl-56-011	458555	6079091	WP0001
zl-56-029 and zl-56-032	458491	6079131	WP0002
zl-56-069	458511	6079076	WP0003
zl-56-068	458491	6078976	WP0004
zl-56-063	458495	6078992	WP0005
zl-56-048	458521	6078897	WP0006
zl-56-049	458528	6078881	WP0007
zl-56-075	458530	6078856	WP0008
zl-56-022	458369	6078943	WP0009
zl-56-021	458353	6079017	WP0010
zl-56-020	458385	6079023	WP0011
zl-56-071	458500	6079103	WP0012
zl-56-001 or zl-56-073	458504	6079092	WP0013
zl-56-067	458472	6079002	WP0014
zl-56-064	458486	6079005	WP0015
zl-56-018	458334	6079049	WP0016
zl-56-074	458508	6079040	WP0017
zl-56-078	458620	6079043	WP0018

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	51

Legend
Historical DDH
Property Boundary
N
Far / Strider Option Property
Far Resources' Zoro Property
zl-56-071
zl-56-001
zl-56-029 / 032
zl-56-020
zl-56-073
zl-56-069
zl-56-011
zl-56-018
zl-56-074
zl-56-021
zl-56-078
zl-56-022
zl-56-048
zl-56-049
zl-56-075
zl-56-067
zl-56-064
zl-56-068
zl-56-063
Johnson Lake
0
200m
458000
458200
458400
458600
458800
459000
459200
FAR RESOURCES
Snow Lake, Manitoba
Zoro Lithium Project
Historical Drillhole Collars
Ground Truthed
Prepared by: Julia Singh
1:5,000
May 2018

Figure 5-11. Historical drillhole collars located by Foremost.

Figure 5-12. Drill core in collapsed core racks from the Green Bay Exploration and Development historic diamond drill programs, Zoro Lithium Project.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	52

Table 5-7. List of historical drillhole information.

BHID	Easting*	Northing*	Azimuth	Dip	EOH (m)	Target	Pegmatite Intervals (m)
zl-56-001	458504	6079092	253°	-45°	66.45	Dyke 1	29.50-58.46
zl-56-002	458503	6079117	253°	-45°	56.39	Dyke 1	36.27-50.13
zl-56-003	458492	6079142	253°	-45°	75.29	Dyke 1	58.73-69.18
zl-56-004	458519	6079055	253°	-45°	71.93	Dyke 1	24.50-58.67
zl-56-005	458527	6079024	253°	-45°	76.20	Dyke 1	44.59-68.76
zl-56-006	458534	6078997	253°	-45°	67.97	Dyke 1	48.46-61.87
zl-56-007	458542	6078969	253°	-45°	67.67	Dyke 1	43.58-56.38
zl-56-008	458548	6078943	253°	-45°	68.88	Dyke 1	11.73-12.13 41.97-45.87
zl-56-008A	458559	6078915	253°	-45°	58.83	Dyke 1	41.75-42.51
zl-56-011	458555	6079091	253°	-55°	172.82	Dyke 1	131.36-132.16 139.75-140.90 146.21-148.83
zl-56-012	458551	6079057	253°	-55°	163.98	Dyke 1	115.51-117.10 122.68-127.55 130.42-155.41
zl-56-013	458571	6079032	253°	-55°	142.95	Dyke 1	108.47-137.98
zl-56-014	458580	6079005	253°	-55°	145.39	Dyke 1	125.27-134.75
zl-56-015	458586	6078975	253°	-55°	136.86	Dyke 1	122.19-132.25
zl-56-016	458595	6078948	253°	-55°	122.53	Dyke 1	109.81-116.64
zl-56-017	458615	6079039	253°	-60°	333.45	Dyke 1	207.87-212.65 230.73-232.25 263.34-325.64
zl-56-018	458334	6079049	73°	-65°	289.56	Dyke 1	189.15-195.95 201.28-262.82
zl-56-019	458441	6078997	73°	-45°	101.80	Dyke 1	54.92-92.38
zl-56-020	458385	6079023	73°	-50°	211.84	Dyke 1	125.15-126.55 136.73-142.55
zl-56-021	458353	6079017	73°	-60°	238.05	Dyke 1	165.81-226.58
zl-56-022	458369	6078943	73°	-67°	329.18	Dyke 1	None
zl-56-022A	458369	6078943	77°	-62°	460.55	Dyke 1	300.31-302.30
zl-56-023	458342	6079071	75°	-60°	282.85	Dyke 1	163.98-164.01 171.90-175.44 230.42-231.22
zl-56-024	458332	6079101	75°	-60°	351.01	Dyke 1	160.62-161.11
zl-56-025	458453	6079231	113°	-45°	112.47	Dyke 1	None
zl-56-026	458439	6079250	113°	-45°	134.42	Dyke 1	40.53-41.94
zl-56-027	458262	6078964	75°	-60°	410.26	Dyke 1	78.51-78.94 358.74-360.70 364.84-368.89 377.83-378.13 378.43-379.29

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	53

BHID	Easting*	Northing*	Azimuth	Dip	EOH (m)	Target	Pegmatite Intervals (m)
zl-56-028	458430	6079022	147°	-60°	103.33	Dyke 1	21.03-21.09 22.55-22.61 29.87-30.60
zl-56-029	458491	6079131	253°	-30°	73.76	Dyke 1	25.29-32.88 44.80-45.44 46.51-48.09 53.27-54.86 57.05-64.80
zl-56-030	459480	6080047	218°	-40°	84.43	Dyke 2**	55.04-58.52
zl-56-031	459517	6079993	268°	-35°	64.01	Dyke 2**	48.06-49.04
zl-56-032	458491	6079131	253°	-45°	76.50	Dyke 1	26.76-30.48 44.80-47.54 48.40-49.19 53.15-54.25 60.35-60.74 63.97-67.90
zl-56-033	460149	6080195	11°	-45°	35.36	Dyke 7**	7.62-12.98
zl-56-034	459411	6079998	63°	-50°	83.82	Dyke 2**	29.74-30.02 63.24-65.95
zl-56-035	460150	6080176	23°	-50°	52.43	Dyke 7**	4.45-4.87 9.75-10.24
zl-56-036	459502	6080022	243°	-45°	77.42	Dyke 2**	24.07-24.65
zl-56-037	459435	6080115	288°	-45°	64.01	Dyke 2**	44.80-46.93
zl-56-038	459439	6080116	218°	-45°	64.01	Dyke 2**	45.04-54.28
zl-56-039	460021	6079971	67°	-40°	20.42	Dyke 5**	11.88-12.98 13.41-14.56
zl-56-040	459379	6080080	63°	-55°	80.16	Dyke 2**	61.75-67.51
zl-56-041	460024	6079967	353°	-30°	43.59	Dyke 5**	14.11-20.42 24.56-24.78
zl-56-042	458449	6079134	38°	-30°	67.06	Dyke 1	2.25-2.43 36.14-36.97 46.45-47.97
zl-56-043	458534	6078950	253°	-45°	34.14	Dyke 1	1.82-3.04 25.17-28.62
zl-56-044	459479	6080199	93°	-40°	39.62	Dyke 3**	15.63-16.70 23.16-25.14
zl-56-045	459479	6080200	31°	-30°	51.82	Dyke 3**	12.03-12.86 26.21-31.79
zl-56-046	458539	6078934	253°	-45°	36.58	Dyke 1	12.83-13.5 20.17-21.70 24.50-28.59
zl-56-047	458516	6078910	73°	-45°	30.18	Dyke 1	19.59-25.20
zl-56-048	458521	6078897	73°	-45°	41.45	Dyke 1	4.26-5.30
zl-56-049	458528	6078881	73°	-45°	47.55	Dyke 1	8.32-9.14
zl-56-050	460032	6080048	223°	-45°	183.49	Dyke 5**	16.45-16.61 24.56-25.17 72.66-72.93 73.39-73.97 75.62-76.10

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	54

BHID	Easting*	Northing*	Azimuth	Dip	EOH (m)	Target	Pegmatite Intervals (m)
zl-56-051	459970	6079962	43°	-45°	125.58	Dyke 5**	34.19-34.86 47.64-49.59 76.41-76.50 94.33-94.79
zl-56-052	459943	6079962	43°	-43°	135.94	Dyke 5**	23.22-23.95 52.91-53.94 64.49-64.80 87.99-90.15 90.70-91.89 100-103.54
zl-56-053	459916	6079991	43°	-45°	117.35	Dyke 5**	34.47-34.71 35.14-35.84 48.24-48.88 85.19-86.95 102.96-103.93
zl-56-054	459911	6080030	43°	-50°	118.57	Dyke 5**	11.06-13.99 27.12-28.25 64.80-65.83 88.97-91.13
zl-56-055	459882	6080043	43°	-50°	120.70	Dyke 5**	15.24-15.81 16.88-17.03 17.83-19.05 29.13-29.80 32.61-33.00 67.97-68.12 94.85-96.98
zl-56-056	460116	6080181	23°	-30°	69.19	Dyke 7**	6.40-6.88 20.6-25.78
zl-56-057	460150	6080194	77°	-45°	76.50	Dyke 7**	6.70-9.75 28.34-29.56 32.00-32.18 55.47-55.77
zl-56-058	458604	6078912	253°	-35°	99.36	Dyke 1**	58.46-58.85
zl-56-059	459438	6080200	48°	-35°	97.54	Dyke 3**	23.71-25.23 51.17-51.57 52.12-52.48 60.62-61.53
zl-56-060	459433	6079957	63°	-50°	74.98	Dyke 2**	33.95-34.35 58.97-64.00
zl-56-061	459399	6080050	63°	-45°	88.39	Dyke 2**	57.42-59.55
zl-56-062	459372	6080122	63°	-45°	69.80	Dyke 2**	35.35-35.93
zl-56-063	458495	6078992	73°	-35°	20.42	Dyke 1	9.66-14.66
zl-56-064	458486	6079005	73°	-40°	12.80	Dyke 1	4.26-12.80
zl-56-065	458448	6079002	73°	-35°	76.81	Dyke 1	34.59-64.98
zl-56-066	459437	6080201	93°	-35°	74.37	Dyke 3**	26.24-32.27 37.21-37.61 52.54-53.00 58.55-58.85 63.88-64.25
zl-56-067	458472	6079002	73°	-35°	53.34	Dyke 1	17.03-36.33 38.25-38.95

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	55

BHID	Easting*	Northing*	Azimuth	Dip	EOH (m)	Target	Pegmatite Intervals (m)
zl-56-068	458491	6078976	73°	-40°	26.82	Dyke 1	19.81-22.55
zl-56-069	458511	6079076	253°	-35°	60.96	Dyke 1	18.68-51.48
zl-56-070	459473	6079947	63°	-45°	68.58	Dyke 2**	3.96-5.18
zl-56-071	458500	6079103	253°	-35°	52.12	Dyke 1	19.81-42.27
zl-56-072	459013	6079372	62°	-45°	46.02	Dyke 4**	26.94-27.79 34.89-36.33
zl-56-073	458509	6079091	253°	-35°	48.16	Dyke 1	18.19-38.80
zl-56-074	458508	6079040	253°	-40°	57.61	Dyke 1	20.51-49.92
zl-56-075	458530	6078856	73°	-45°	73.15	Dyke 1	67.69-67.84
zl-56-076	458939	6079458	62°	-40°	62.48	Dyke 4**	47.09-54.10
zl-56-077	459015	6079483	242°	-40°	78.03	Dyke 4**	35.69-35.84
zl-56-078	458612	6079022	248°	-55°	259.08	Dyke 1	169.89-181.50 182.08-182.33 183.18-183.73 184.49-191.20 199.12-205.61 207.75-219.97 220.73-222.80 223.63-225.94 228.60-246.15

*UTM coordinates in NAD 83, Zone 14N

**Historical drillhole collar locations for Dykes 2-7 cannot be verified.

Included in assessment report #93562 were several assay results reported in Li2O% for the major dykes. However, it was not possible for Foremost to match sample ID to the corresponding drillhole nor to a specified interval because the naming convention was inconsistent and the drill logs themselves rarely identified sample intervals. Four historical drillholes, however, were re-sampled in 1957 for use in a resource estimate. That assay documentation could be easily related back to the four historical drillholes. Foremost calculated composites to be used for drillhole targeting. The four historical composites are listed in Table 5-8

Table 5-8. Historical drillhole weighted averages.

BHID	Composite
zl-56-005	1.2% Li2O over 22.8m
zl-56-013	1.0% Li2O over 18.2m
zl-56-017 and	1.2% Li2O over 7.9m 1.0% Li2O over 15.2m
zl-56-021	1.4% Li2O over 49.8m

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	56

6.0 GEOLOGICAL SETTING AND MINERALIZATION

6.1    BEDROCK GEOLOGY - INTRODUCTION

[NTD: Item 601(b)(96)(iii)(6)(iii) requires 6.0 to include at least one stratigraphic column and at least one cross-section of the property. QPs to confirm if each of these requirements is satisfied by the pictures below]

The Paleoproterozoic Flin Flon-Snow Lake Belt is approximately 200 km in strike length and has an exposed width of up to 70 km. The Belt is overlain to the south by Ordovician Red River Formation sandstone, limestone, and dolomite of the Western Canada Sedimentary Basin, and is bordered to the north by high-grade paragneiss and granitoid rocks of the Kisseynew Domain (Figure 6-1).

The Flin Flon Belt is interpreted to be an accreted assemblage of oceanic to continental margin arc terrane, interspersed with oceanic basins representing back-arc, fore-arc, and oceanic settings (Lucas et al., 1996; Syme et al., 1996). It is part of the Reindeer zone, a largely juvenile portion of the Trans-Hudson Orogen separating the Archean Superior and Hearne provinces (Figure 6-1, 6-2 and 6-3). Recent tracer isotope studies have confirmed the presence of >3.0 Ga Archean crust (the Sask Craton) below parts of the Trans-Hudson (Lucas et al., 1996). The Shield Margin National Mapping Program (NATMAP; Lucas et al., 1996) traced the Flin Flon Belt assemblages below the Phanerozoic to the south and recognized highly metamorphosed and deformed Flin Flon volcanic and sedimentary formations (Zwanzig, 1990, 1999) within the Kisseynew Domain to the north. To the east, the Flin Flon Belt is separated from the Paleoproterozoic Thompson Nickel Belt by Kisseynew Domain rocks. To the west, the Flin Flon Belt is terminated against the Tabernor Fault Zone (Figure 6.1.1).

The Geological Survey of Canada (GSC) - Manitoba-Saskatchewan NATMAP Shield Margin Project and LITHOPROBE Trans-Hudson Orogen transect built on an extensive existing geological database that led to a much-improved understanding of the components and evolution of the southeastern Reindeer Zone, including the Flin Flon Belt (e.g., Lucas et al., 1996). These investigations have shown that, at a crustal scale, the Flin Flon “greenstone” belt is only one of three components in a northeast-dipping stack, juxtaposed during 1.84 to 1.80 Ga collisional deformation:

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	57

1.       At the lowest structural level (exposed in the Pelican Window, Figure 6.1.2, within the Hanson Lake Block): metaplutonic rocks and paragneisses (3.20-2.40 Ga) of the "Sask Craton" (Corrigan et al., 2007).

2.       At intermediate structural levels: Flin Flon Belt (now defined to include the Attitti Block and Paleoproterozoic rocks in the Hanson Lake Block) and Glennie Domain, shown in Figures 6.1.1 and 6.1.2, (together comprising the "Flin Flon-Glennie Complex" [FFGC]; Lucas et al., 1996).

3.       At the highest structural levels: marine turbidites (Burntwood Group; 1.85-1.84 Ga) and distal facies of alluvial-fluvial sandstones (Missi Group) in the Kisseynew Domain (Figure 6.1.1).

Figure 6-1. Location map after Hoffman (1989) illustrating the position of the Flin Flon-Snow Lake Belt in relation to the Precambrian geology of North America (A) and central Canada (B). The latter illustrates the components of the dominantly juvenile core to the Trans-Hudson Orogen in relation to the bordering Archean terranes, middle Proterozoic Athabasca Basin and overlying Phanerozoic strata of the Western Canada Sedimentary Basin. FFB: Flin Flon Belt; GD: Glennie Domain; HLB: Hanson Lake Block: LL-LT: Lynn Lake-LaRonge Belt; KD: Kisseynew Domain; RD: Rottenstone Domain; RL: Rusty Lake Belt; TB: Thompson Belt; TB: Tabernor Fault Zone; WB: Wathaman-Chipewayan Batholith; WD: Wollaston Domain. Modified from Lucas et al. (1996) from the original by Hoffman (1989). Dashed box represents area shown in more detail in Figure 6-2

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	58

Figure 6-2. Map of the Flin Flon-Snow Lake Belt, illustrating the tectonio-stratigraphic assemblages, the location of the various accretionary assemblages, and major mineral deposits. B: Birch Lake assemblage; FMI: Fourmile Island assemblage; ML: Morton Lake fault zone; S: Sandy Bay assemblage; TB: Tabernor Fault Zone; SW: Sturgeon-Weir fault zone. Modified from Zwanzig (1999) and Lucas et al. (1996). Zoro Lithium Project is marked on Figure 7.1.3.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	59

Kississing Lake
55° 20' N
KISSEYNEW BELT SOUTH FLANK
KISSEYNEW BELT CORE ZONE
Kisseynew Lake
File L.
S
Zoro 1
Flin Flon arc assg.
F
AMISK COLLAGE
Elbow-Athapap. assg.
MF
Snow Lake arc assg.
Wekusko L.
Reed Lake
15 km
99° 10' W
Athapapuskow Lake
Phanerozoic cover
Fourmile Island assemblage
Northeast Reed assemblage
PRE-ACCRETION ASSEMBLAGES (>1.88 Ga)
JUVENILE ARC ASSEMBLAGES
OCEAN FLOOR ASSEMBLAGES
EVOLVED ARC ASSEMBLAGE
OIB ASSEMBLAGE
SYN/POST-ACCRETION ROCKS (<1.88 Ga)
FELSIC-MAFIC PLUTONS
(>1.84, <1.84 Ga)
SUCCESSOR ARC & BASIN DEPOSITS
Missi suite
Burntwood suite
Major fault
(<1.84 Ga)
West Reed-North Star shear zone
VMS deposit

Figure 6-3. Regional geology map of the Flin Flon-Snow lake greenstone belt emphasizing pre- and syn/post-accretion rocks.

6.2    GEOLOGICAL EVOLUTION AND COMPONENT OF THE FLIN FLON SNOW LAKE GREENSTONE BELT

The stratigraphy of the Flin Flon-Snow Lake Belt has been previously subdivided into two major groups, the Amisk Group metavolcanic rocks and Missi Group continental metasedimentary rocks (Bruce, 1918; Harrison, 1951). The Flin Flon Belt is now recognized as consisting of several 1.9 to 1.88 Ga terranes comprised of four main tectono-stratigraphic assemblages that represent both juvenile and continentally underlying oceanic segments of a Paleoproterozoic ocean basin that were accreted during formation of the Trans- Hudson orogen (Syme, 1990; Syme and Bailes, 1993; Stern et al., 1995a, b; Lucas et al., 1999). The orogen was formed by oblique collision between the Superior and Hearne Archean terranes, and the resulting collage is separated into assemblages distinguished by unique tectono-stratigraphy and dismembered by fault systems that were originally thrust surfaces (Syme, 1995, Lucas et al., 1996). Each tectonostratigraphic assemblage is a distinct package of rocks in terms of its stratigraphy, geochemistry, isotopic signature, age, and inferred plate tectonic setting (see below; Syme and Bailes, 1993; Lucas et al., 1996; Corrigan et al., 2007).

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The tectonostratigraphic assemblages were juxtaposed in an accretionary complex at ca. 1.88 to 1.87 Ga, probably as a result of arc-arc collision (D1; Lucas et al., 1996; Stern et al., 1999; Figure 6-3). Accretionary collage-bounding structures were largely obliterated by subsequent deformation and metamorphic events (D2-D5) but are inferred where juxtaposed terranes are “stitched” together by calc-alkaline plutons related to a 1.866 to 1.838 Ga successor arc formation (Whalen et al., 1999). Coeval subaerial volcanism is recorded in ca. 1.87 to 1.85 Ga calc-alkaline to shoshonitic volcaniclastic sequences (Syme, 1988; Bailes and Syme, 1989; Lucas et al., 1996; Stern et al., 1996). Unroofing of the accretionary collage, development of a paleosol, and deposition of alluvial-fluvial sedimentary rocks (Missi suite; Bailes and Syme, 1989; Holland et al., 1989) occurred ca. 1.85 to 1.84 Ga (Ansdell, 1993). These events were coeval with the waning stages of post-accretion arc magmatism (Stern and Lucas, 1994; Whalen and Hunt, 1994; Lucas et al., 1996). Development of the Kisseynew turbidite basin (now part of the Kisseynew Domain) was synchronous with continental sedimentation in the Flin Flon Belt (Ansdell, 1993; David et al., 1993, 1996; Machado and Zwanzig, 1995; Connors, 1996; Connors et al., 1999).

The transition from Kisseynew basin extension to collisional collapse occurred rapidly at about 1.840 Ga, although sedimentation and magmatism continued through to ~1.830 Ga (Ansdell and Norman, 1995; Machado and Zwanzig, 1995; David et al., 1996; Connors et al., 1999). The Kisseynew Domain was thrust over the Amisk collage along the southern flank of the Kisseynew Domain (Harrison, 1951; Zwanzig, 1990; Lucas et al., 1994; Connors, 1996; Connors et al., 1999; Zwanzig, 1999). Following collisional thickening and peak metamorphism at 1.83 to 1.80 Ga, the Flin Flon Belt experienced protracted intracontinental deformation to ca. 1.69 Ga (Lucas et al., 1996; Stern et al., 1999).

The Flin Flon-Snow Lake Belt consists of two principal segments (Amisk collage and Snow Lake arc assemblage) that were juxtaposed during southwest-verging continent-continent collision between 1.84 and 1.82 Ga. To the west of the Amisk collage is a volcano-sedimentary domain of similar age (Hanson Lake arc assemblage; Figure 6-2). Although not traditionally designated as part of the Flin Flon Belt, the Hanson Lake arc assemblage will be included here due to the presence of volcano-sedimentary rock units and several VMS occurrences and deposits of similar age (Maxeiner et al., 1993, 1999).

Figure 6-4. Regional Cross-Section showing the basment rock context of the Snow Lake Area and the House Treehouse Volcanic Sequence indicated by red box.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	61

Although each of these three tectonic segments has a distinct character, their metallogenic tenor is a product of the same three tectonically controlled evolutionary stages of the region. The first is represented by syngenetic polymetallic base metal and precious metal deposits and occurrences that formed during a pre-accretionary stage within distinct oceanic, supra-subduction environments. The second consists of post-accretion intrusion-related mineralization associated with successor arc formation and extensional magmatism. The third is comprised of shear zone-related orogenic Au deposits that formed during periods of collision, oblique compression, and crustal thickening.

The Amisk collage is comprised of a series of fault-bounded tectonostratigraphic assemblages (Syme, 1995; Lucas et al., 1996; Figure 6-2). These are intruded by post-accretionary plutons and are overlain by fluvial-alluvial sedimentary rocks of the Missi Group. The collage is bounded to the west by the Sturgeon-Weir fault system, to the east by the Morton Lake fault zone, and to the north by the southern flank of the Kisseynew domain. It extends to the south below the Phanerozoic cover. The Amisk collage contains the West Amisk, Birch Lake, Flin Flon, and Fourmile Island oceanic arc assemblages, and the Sandy Bay and Elbow-Athapapuskow back-arc basin basalt assemblages (Stern et al., 1999; Syme et al., 1999; Figure 6-2).

The arc and ocean floor assemblages in the eastern part of the Flin Flon Belt are collectively sufficiently distinct from the Amisk collage arc assemblages to suggest that they represent remnants of unrelated arc terranes (Lucas et al., 1996; Syme et al., 1996). This eastern part of the belt is characterized by a number of allochthons in a thrust stack that is bordered to the west by the Morton Lake fault zone and to the east and north by the overthrust Kisseynew Domain (Bailes et al., 1994; Syme, 1995). These allochthons are comprised of the Snow Lake arc and the Northeast Reed and Roberts Lake ocean floor assemblages (Figure 6-2) that are separated by major bounding fault systems. The 1.89 Ga Snow Lake arc assemblage (David et al., 1996; Bailes and Galley, 1999) is the only one that contains significant VMS mineralization. It is exposed in a thrust stack that includes several structurally imbricated slivers of 1.84 to 1.83 Ga post-accretion sedimentary strata of the Burntwood suite (Stern et al., 1995a; Connors et al., 1999). The >6 km-thick dominantly juvenile oceanic to crustally contaminated arc succession of the Snow Lake arc assemblage consists of three conformable volcanic successions that record the evolution from nascent or primitive arc through mature arc, to rifting and opening of a back-arc basin.

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The Hanson Lake arc assemblage structurally overlies Archean crust and contains coeval volcanic and sedimentary assemblages that are found within the neighbouring Flin Flon Belt. It is also host to numerous VMS deposits and occurrences. The fault-bounded area containing the Hanson Lake arc assemblage and underlying Archean crust is known as the Hanson Lake Block (HLB) (Figures 6-1 and 6-2).

The HLB is composed of a highly deformed and metamorphosed assemblage of 1.91 to 1.85 Ga volcanic and sedimentary rock, and 1.86 to 1.81 Ga syntectonic intrusions and migmatitic gneisses that have been thrust over the ca. 2.5 Ga Neoarchean charnokitic and enderbitic intrusive rocks known as the Pelican Window (surface expression of the Sask Craton; Ashton et al., 1987; Maxeiner et al., 1993, 1999; Ashton and Lewry, 1994;  Figure 6-2). The HLB is terminated to the west by the Tabernor fault zone and to the east by the Sturgeon-Weir fault zone, which separates the HLB from those assemblages traditionally included within the Flin Flon Belt and extends southward below the Phanerozoic cover. The principal reason for the original exclusion of the arc assemblages of the HLB from those of the Flin Flon Belt was that they were originally believed to have formed upon Archean crust and were, therefore, not considered part of the Flin Flon oceanic supra-subduction suite.

Supracrustal rocks of the HLB are dominated by metavolcanic and metasedimentary rocks. Volcanism and sedimentation are coeval from 1910 to 1880 Ma, with sedimentation continuing to at least 1850 Ma. Volcanic strata are dominantly tholeiites and include pillowed basalt overlain by intermediate to felsic flows and volcaniclastic rocks. Also present is a large felsic hypabyssal intrusive/extrusive complex. The volcanic assemblage is in contact with calc-silicate-carbonate-rich strata, silicate-facies iron formation, and polymictic conglomerate, and overlain by psammitic greywacke and mafic wacke (Maxeiner et al., 1993, 1999).

Figure 6-5. Snow Lake Stratigraphic Column, the Treehouse Formation is the main host rock for pegmatite emplacement on the Zoro Project.

The supracrustal assemblages of the HLB are intruded by numerous syn-volcanic intrusions, ranging in composition from ultramafic through gabbro and quartz diorite to rhyolitic. Large antiformal domes of migmatitic gneiss are accompanied by lit-par-lit injection into the supracrustal formations. Metamorphic grade generally increases from south to north, from upper greenschist to upper amphibolite facies, with regional metamorphism peaking between 1810 and 1806 Ma. A major folding event took place between 1860 and 1850 Ma and was followed by 1810 to 1800 Ma continental collision that caused the thrusting of this terrain over Archean basement (Ashton and Lewry, 1994). Deformation that accompanied crustal thickening and post-peak metamorphism continued until 1770 Ma.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	63

6.3    GENERAL AND DETAILED GEOLOGY

General and detailed geology for the Zoro Lithium Project is depicted in Figures 6-4 and 6-5. Mapping by the Manitoba Geological Survey on the property documents the Zoro Lithium Project is underlain by Ocean Floor volcanic rocks of the Roberts Lake allochthon and lesser amounts of Missi Group sedimentary rocks. The Ocean Floor rocks comprise mafic volcanic and related intrusions and the Missi Group consists of sandstone, siltstone, mudstone and quartzo-feldspathic gneiss and migmatite. These lithologies are flanked to the south by Missi Group calc-alkaline and tholeiitic basalt and rhyolite to dacite ash flow tuff and flows and to the east and west more Missi Group sedimentary rocks. The Ocean Floor mafic volcanic rocks adjacent to the dykes consist of a fine- to medium-grained strongly foliated dark green lithology. These andesitic to basaltic lithologies are locally interbedded with volcaniclastic sedimentary rocks and all are intruded by a quartz-phyric granite intrusion. The flows are generally fine- to medium-grained, massive with a 50°-70° lineation and strikes of N10°-30°E and steep northwest dips. Localized quartz veins, quartz laminae and associated iron carbonate veinlets are also present in outcrop adjacent to lineaments interpreted to represent faults. Minor arsenopyrite was noted in the quartz veins and laminae. These rocks are locally rusty-weathered and crosscut by veinlets of iron carbonate and quartz. Minor arsenopyrite and pyrite was observed in the quartz veins and laminae.

The pegmatite dykes generally strike northwest to north-northwest with steep dips and crosscut the regional foliation at a low angle. The dykes tend to be concentric in internal structure and the grain size of the constituent minerals (potassium feldspar, quartz, spodumene and black tourmaline) coarsens towards the center of the dykes. This pattern may be locally interrupted by patches of saccharoidal albite, large muscovite aggregates and coarse albite stringers with garnet and beryl. Spodumene is concentrated in the cores of the dykes. Some of the dykes have been split into sub-parallel veins by post-emplacement tectonic activity.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	64

General Geology

Herb Bay
Crowduck Bay
Bazzlo L
Vlassie L
Roberts L
Dion Lake
Atkins L
Wekusko Lake
450,000
455,000
460,000
465,000
99°42'
99°36'30"
99°31'
99°47'30"
54°55'30"
54°50'
6,085,000
6,080,000
6,075,000
NAD 1983 UTM Zone 14N
0
5,000
Metres
Legend
Intrusive rocks
L Late intrusive rocks
P Intrusive rocks
Successor basin deposits
B Burntwood Group
S Schist-Wekusko assemblage
M Missi Group
MV Missi Group volcanic rocks
Juvenile arc rocks
J Juvenile arc rocks
Ocean floor
F Ocean floor rocks
Symbols
Option August 10, 2016
Option September 26, 2017
Zoro 1 claim
Fault
Powerline
Road
Limited use road
Geology by:
Viljoen, D., Chackowsky, L.E., Lenton, P.G., Vanderkam, R., Broome, H.J., Slimmon, W.L., NATMAP Shield Margin Project Working Group, Canada 2000: Selected data from the NATMAP Shield Margin Project database; Manitoba Industry, Trade and Mines, Geological Survey; Open file report 98-1.

July 8. 2018

Figure 6-6. General geology in vicinity of the Zoro Lithium Project with claim boundaries.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	65

Legend
Late Intrusive
L4 pegmatite
L2 magnetiferous pegmatite
Missi Group
M6c biotite dacite
M5a rhyolite ash-flow tuff and flows
M5d dacitic volcaniclastic rocks and flows
M4a calc-alkaline basalt to andesite
M4b tholeiitic basalt to andesite
M3a 'sandstone, crossbedded sandstone'
M3d siltstone, mudstone, crossbedded sandstone +/- pebble conglomerate'
M3f quartzofeldspathic gneiss +/- sillimanite, local garnet'
M3i quartzofeldspathic migmatite
M1a 'polymictic conglomerate, sandstone'
Burntwood Group
B1a 'greywacke, siltstone, mudstone'
B1b garnet-biotite gneiss +/- sillimanite or andalusite, local staurolite, biotite gneiss'
Schist-Wekusko Assemblage
S3a aphyric and porphyritic rhyolite
Intrusive Rocks
P10b 'quartz porphyry, feldspar porphyry, quartz-feldspar porphyry'
P9a granite
P9f foliated to gneissic granite and granodiorite
P7a granodiorite
P6b quartz diorite
P5b quartz diorite to diorite
P2d quartz diorite and gabbro
P2c diorite
Juvenile Arc
J7a 'felsic tuff, lapilli tuff, breccia, heterolithologic breccia'
J4b felsic
J1d basalt, basaltic andesite (geochemical affinity unknown); derived amphibolite'
Ocean Floor
F7a mafic volcanic and related intrusive rocks
Bazzlo L
Crowduck Bay
Herb Bay
Vlassie L
Roberts L
Atkins L
Dion Lake
Wekusko Lake
NAD 1983 UTM Zone 14N
0 5,000 Metres
Zoro 1 claim
Option September 26, 2017
Option August 10, 2016
Fault
Geologic contact
Powerline
Road
Limited use road
July 8, 2018
99°47'30" 99°42' 99°36'30" 99°31'
450,000 455,000 460,000 465,000
6,085,000 6,080,000 6,075,000
54°55'30" 54°50'

Figure 6-7. Detailed geology at the Zoro Lithium Project with claim boundaries.

Detailed geologic observations of the pegmatites on the property were initially hampered by caved, filled and overgrown trenches (Figure 6-6) however subsequent to trench cleaning and mucking and the availability of drill core Martins et al. (2017) provide a detailed description of Dyke 1. It is a north-trending, near-vertical body that extends for at least 280 m along strike, with a maximum thickness of approximately 35 m. The presence of country-rock alteration was not noted in historical drill logs however, the mineral holmquistite (Li2(Mg, Fe2+)3Al2Si8O22(OH)2) was recently identified in the mafic volcanic host rock during field examinations, indicating metasomatic alteration associated with pegmatite intrusion. Rock and mineral analyses demonstrate that a broad metasomatic geochemical and mineralogical halo is present. The development of holmquistite-bearing assemblages is controlled by the introduction of Li into the country rock during pegmatite emplacement. These assemblages reflect greenschist-facies metamorphic conditions and are only found in amphibolitic wallrock, usually replacing hornblende, pyroxene or biotite (Heinrich, 1965; London, 1986). Based on historical and recent field and laboratory work zonation in the Dyke 1 pegmatite can be defined as follows:

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	66

1.       the wall zone, composed predominantly of quartz, microcline and muscovite, with accessory tourmaline, hornblende, biotite and rare beryl and spodumene;

2.       the intermediate zone, with medium-sized crystals of microcline, albite, quartz, muscovite and spodumene (<5%);

3.       the central zone, with abundant spodumene (locally up to 50% but more commonly varying between 10% and 30%), albite, quartz and locally pollucite, and accessory apatite, tourmaline, pyrrhotite, lepidolite, columbite-group minerals and Fe-Mn–phosphate minerals;

4.       the core zone, composed mainly of quartz with small- to medium-grained spodumene crystals (although locally 15–20 cm crystals of spodumene are observed) in a quartz matrix, with minor tourmaline and muscovite.

Figure 6-8. Overgrown and slumped trenches at the Zoro Lithium Project.

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6.4    SURFICIAL GEOLOGY

Glacial sediments including till, glaciolacustrine and glaciofluvial deposits cover the project area (Figure 6-7). Most small streams flow primarily over organic deposits. Reworked glacial sediments form beaches on some lakes. Till and glacio-fluvial deposits associated with the Labrador and Keewatin sectors of the Laurentide Ice Sheet were developed approximately 115,000 years ago. During late Pleistocene, the ice sheet radiated southwest from Hudson Bay, and covered most of Manitoba. An extensive cover of carbonate-rich till derived from the James Bay and Hudson Bay Lowlands has been deposited over the area. As the ice sheet receded, glacial Lake Agassiz formed and resulted in the deposition of a veneer of glaciolacustrine silt and clay.

Surficial Geology
Legend
O Organic
Lc Glaciolacustrine - silt and clay
Rp Rock - Precambrian
Symbols
Option August 10, 2016
Option September 26, 2017
Zoro 1 claim
Powerline
Road
Limited use road
July 8, 2018
0
5,000
Metres
NAD 1983 UTM Zone 14N
Herb Bay
Crowduck Bay
Bazzia L
Vlassie L
Roberts L
Atkins L
Dion Lake
Wekusko Lake
450,000
455,000
460,000
465,000
6,085,000
6,080,000
6,075,000
99°47'30"
99°42'
99°36'30"
99°31'
54°55'30"
54°50'

Figure 6-9. Surficial geology of the Zoro 1 property with claim boundaries.

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6.5    GEOPHYSICAL CHARACTERISTICS OF THE ZORO LITHIUM PROPERTY

The Zoro Lithium Project occurs in a generally magnetically “active” zone in an area of low Total Magnetic Intensity. The low magnetic signature of the property area is flanked on all sides by large, very strong magnetic responses. The property encompasses two north-northeast-trending magnetic anomalies which are visible in both the Total Magnetic Intensity and Vertical Gradient maps presented in Figures 6-8 and 6-9, respectively. The more westerly of these anomalies extends the full length of the property and continues well past the northern property boundary. The eastern anomaly is confined within property boundaries but also extends the entire length of the property. Historic exploration has not fully explained these anomalies that are likely due, in part, to mineralized quartz-feldspar porphyry intrusions that occur within faults on the property and to the pegmatite dykes that trend both north and northwest.

Legend
RMI (nT)
61,696 - 63,104
61,397 - 61,695
61,242 - 61,396
61,175 - 61,241
61,086 - 61,174
61,009 - 61,085
60,953 - 61,008
60,909 - 60,952
60,876 - 60,908
60,842 - 60,875
60,820 - 60,841
60,798 - 60,819
60,776 - 60,797
60,753 - 60,775
60,731 - 60,752
60,709 - 60,730
60,687 - 60,708
60,676 - 60,686
60,665 - 60,675
60,654 - 60,664
60,643 - 60,653
60,631 - 60,642
60,620 - 60,630
60,609 - 60,619
60,587 - 60,608
60,565 - 60,586
60,543 - 60,564
60,498 - 60,542
60,432 - 60,497
60,276 - 60,431
Residual Magnetic Intensity data by the Geological Survey of Canada
Symbols
Option August 10, 2016
Option September 26, 2017
Zoro 1 claim
Fault
Geologic contact
Powerline
Road
Limited use road
Herb Bay
Crowduck Bay
Bazzo L
Massie L
Roberts L
Dion Lake
Atik L
Wekusko Lake
99°47'30"
99°42'
99°36'30"
99°31'
450,000
455,000
460,000
465,000
6,085,000
6,080,000
6,075,000
54°55'30"
54°50'
N
0
5,000
Metres
NAD 1983 UTM Zone 14N
July 8, 2018

Figure 6-10. Regional airborne Residual Magnetic Intensity survey results of the Zoro Lithium Project, Wekusko Lake area with claim boundaries.

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Vertical Gradient
Vertical Gradient (nT/m)
6.8 - 9
5.1 - 6.7
3.9 - 5
2.9 - 3.8
2.2 - 2.8
1.6 - 2.1
1.2 - 1.5
0.9 - 1.1
0.7 - 0.8
0.5 - 0.6
0.4 - 0.4
0.3 - 0.3
0.2 - 0.2
0.1 - 0.1
0.1 - 0
0 - 0
-0.1 - -0.1
-0.2 - -0.2
-0.3 - -0.3
-0.5 - -0.4
-0.7 - -0.6
-1 - -0.8
-1.4 - -1.1
-2 - -1.5
-2.7 - -2.1
-3.8 - -2.8
Calculated vertical gradient data by the Geological Survey of Canada
Symbols
Option August 10, 2016
Option September 26, 2017
Zoro 1 claim
Fault
Geologic contact
Powerline
Limited use road
99°47'30"
450,000
99°42'
455,000
460,000
99°36'30"
465,000
99°31'
54°55'30"
6,085,000
6,080,000
54°50'
6,075,000
Herb Bay
Crowduck Bay
Bazzlo L
Vlassie L
Roberts L
Dion Lake
Atkins L
Wekusko Lake
0
5,000
Metres
NAD 1983 UTM Zone 14N
July 8, 2018

Figure 6-11. Regional airborne Vertical Gradient for the Zoro Lithium Project with claim boundaries.

6.6    MINERALIZATION

The major mineralizing events recognized in the Flin Flon belt took place during the three main stages of crustal development: pre-accretion, post-accretion, and continent- continent collision. The pre-accretionary stage is represented by syngenetic base metal and Au deposits. The syn- to post-accretionary stage is characterized by several examples of intrusion-hosted base and precious metal deposits, and the continental collision stage by the development of orogenic Au deposits and lithium-cesium-tantalum-enriched pegmatites. The primary mineralization of interest on the Zoro Lithium Project is spodumene which is a lithium aluminum silicate (8.0% Li2O, 27.4% Al2O3, 64.6% SiO2). Spodumene is a pegmatite mineral that has a glassy lustre and may be opaque; it is nearly white in the low-iron variety and dark green in iron-rich crystals. An example of coarse bladed spodumene in outcrop at the Zoro Lithium Project is given in Figure 6-10.

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Figure 6-12. Coarse-grained bladed spodumene, trench muck sample, Dyke 1, Zoro Lithium Project.

The Zoro Lithium Project comprises a minimum of seven zoned pegmatite dykes that intrude Proterozoic Amisk Group volcanic and volcaniclastic rocks in a 2-km zone trending approximately 55° northwest (Mulligan, 1965 in Cerny et al., 1981; Fedikow et. al., 1993). The dykes strike north to northwest and dip vertically. Several have been described as gently dipping bodies (Bannatyne, 1985). The main, most westerly dyke or Dyke 1 outcrops along the west side of a ridge, 4.5 to 6 m high, and intrudes siliceous metasedimentary rocks and amphibolite (Bannatyne, 1985). It is up to 27 m (90 ft.) wide at surface and is exposed in 16 historical cross-trenches over a length of 183 m. Based on Foremost drilling results, lithium mineralization has been defined for 265m along strike, up to 40m wide and to a depth of 265m, Individual dykes have lengths of approximately 244 m. The outer zones of the pegmatite dykes contain pink aplite and coarse feldspar, locally green muscovite, tourmaline, and occassionally beryl. Spodumene, quartz, cleavelandite, and tourmaline form core zones with interstitial coarse feldspar. Spodumene is usually coarse-grained and is sometimes altered. It is most prevalent in the central 9 m (30 ft.) of the main dyke. In this dyke, spodumene crystals (up to 35 cm long) occur either in clusters, over widths of 6 m or more, or associated with coarse tourmaline and perthite megacrysts; some spodumene crystals show a preferred orientation of 45° to 55° (Bannatyne, 1985). One of two parallel dykes south of the main outcrop, is 5 m wide, and contains spodumene crystals in pods (up to 33 cm across). In other dykes, coarse grained spodumene is abundant in lenticular bands and fine-grained spodumene is distributed through aplitic patches (Bannatyne, 1985). Beryl occurs as white, anhedral to subhedral crystals less than 1 inch (2.5 cm) in diameter in three of the seven dykes. Chemical analyses for selected minerals from the Zoro Lithium Project dykes are presented in Table 6-1 and discussed later in this report. Columbite-tantalite and sparse minute grains of pyrite and chalcopyrite were found in thin sections (Green Bay Mining & Exploration Ltd., Corporation File).

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Table 6-1. The compositional characteristics of selected minerals from Dyke 1, Zoro lithium property (Cerny, 1981).

Blocky Potassium Feldspar (n=19 samples)	Arithmetic Mean (weight %) Standard Deviation			Rb	K/Rb	Cs
				0.392	33.7	0.0603
				+/-0.144	+/-15.1	+/-0.0383
Range:				0.183-0.668	17.1-62.8	0.0158-0.1404
Core Muscovite (n=4)	Li	Rb	K/Rb	Cs	Be
	0.171	0.792	12.5	0.0702	0.0021
	+/-0.122	+/-0.432	+/-5.1	+/-0.0497	+/-0.0003
	0.025-0.460	0.473-1.42	5.9-17.7	0.025-0.123	0.0017-0.0023

Late Beryl (n=9)	Li	Na	Na/Li	Cs
	0.331	0.903	2.83	0.939
	+/-0.080	+/-0.101	+/-0.50	+/-0.452
	0.202-0.460	0.720-1.01	2.00-3.56	0.334-1.67
Spodumene (n=3)	Na2O	Fe as Fe2O3
	0.230	0.943
	+-0.104	+/-0.446
	0.16-0.35	0.428-1.21
Garnet (n=1)	FeO	MnO	MnOx100/MnO+FeO		CaO	MgO
	24.80	17.10	40.81		0.46	0.49

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Utilizing historical descriptions and recent preliminary petrographic work, Martins et al. (2017) were able to distinguish at least three different stages of spodumene growth in the dykes. These included greenish spodumene with characteristics typical of a primary phase; spodumene-quartz intergrowths, possibly after petalite breakdown (Cerny and Ferguson, 1972); and late bands of very fine grained spodumene that crosscut other mineral phases or surround feldspar and muscovite grains. Locally, spodumene crystals are surrounded by fine-grained mica, possibly Li-mica or lepidolite. This could be indicative of a late Li-enriched fluid episode such as autometasomatism that could have produced late Li-enriched mica. Acicular opaque minerals of the columbite group are present, and late bands of fluorite occur locally in fractures. The latest event, identified in thin section, produced Fe-rich, quartz-calcite stringers with no preferred orientation crosscutting the pegmatite. In thin section, feldspar and muscovite show evidence of deformation such as kink bands in muscovite, suggesting that pegmatite emplacement occurred prior to the latest stages of regional deformation.

6.7    MINERAL CHEMISTRY

Mineral-chemistry data for both muscovite and K-feldspar from Dyke 1 is similar to results reported by Cerny et al. (1981) for pegmatites from the Green Bay group of the Wekusko Lake pegmatite group. The full dataset of electron microprobe results can be found in (Martins and Linnen, 2017). Observations for muscovite and K-feldspar mineral chemistry are given in (Martins and Linnen, 2017) and are reviewed below.

6.7.1   Muscovite

Two generations of mica were identified in Dyke 1 but only results for primary muscovite are described. Primary muscovite is identified by the presence of sharp grain boundaries, subhedral to euhedral shape, grain size comparable to other magmatic minerals, absence of reactions with other minerals, absence of alteration in surrounding minerals and relative abundance, are described.

The mica compositions are all close to the stoichiometric dioctahedral muscovite end-member within the expected values for spodumene-subtype pegmatite (e.g., Selway et al., 2005; Martins et al., 2012). With respect to major element variability, muscovite has minor variation in Si and Al content, and Fe contents vary between 0.60 and 4.70 wt. % FeO. Trace-element concentrations include: variable F from below detection limit to 1.53 wt. % F, Rb from 0.18 to 0.81 wt. % Rb2O, and Cs from below detection limit to 0.36 wt. % Cs2O. The K/Rb ratio values of muscovite in Dyke 1 vary between 10.99 and 28.73, comparable to moderately evolved pegmatites from Ontario (Tindle et al., 2002; Selway et al., 2005) but higher than the highly evolved Tanco pegmatite, in which mica has ratio values varying from 2.9 to 10.6 (Cerny, 2005). These results indicate that the Dyke 1 pegmatite is less fractionated than the Tanco pegmatite. Moreover, the K/Cs ratio values of muscovite vary from 27.89 to 871.48 and corroborate the lower level of fractionation of Dyke 1 compared to Tanco, in which mica ratio values vary from 14 to 93 (Cerny, 2005).

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6.7.2   K-Feldspar

Selected K-feldspar grains were initially classified as primary but petrography and backscattered imagery revealed the k-feldspar had likely been albitized and as such the analyzed grains might not be good indicators of high-temperature primary crystallization processes. The stoichiometry of the analyzed K-feldspar is slightly non-ideal, which is typical for K-feldspar in granitic pegmatites (Cerny et al., 2012; Brown et al., 2017). Major elements do not vary significantly however trace elements have significant variability. Rubidium varies from below detection limit (<LLD) to 0.70 wt. % Rb2O and Cs varies from <LLD to 0.27 wt. % Cs2O. The values obtained indicate a moderate level of fractionation relative to pegmatites from Ontario (Figure GS2017-5-7b; Tindle et al., 2002; Selway et al., 2005). The K/Rb ratio values vary from 13.45 to 43.92, higher than the values listed for Tanco feldspar (4.0 to 14.2; Cerny, 2005) but typical for spodumene-type pegmatites in Ontario (Tindle et al., 2002). The K/Cs ratio values of K-feldspar from Dyke 1 vary from 48.26 to 584.62, well above the values reported for the Tanco pegmatite (6 to 26; Cerny, 2005), corroborating the lower degree of fractionation of Dyke 1 (Figure 6-11).

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Figure 6-13. Mineral-chemistry results for muscovite and K-feldspar from Dyke 1 (From Martins et al., 2017): a) general fractionation trend (arrows) for micas from Ontario pegmatites (blue dots; data from Selway et al., 2005) and those from the Tanco pegmatite (bro brown dots; S. Margison, unpublished data) and Dyke 1 (red dots); b) general fractionation trend (arrows) for K-feldspar from Ontario pegmatites (blue dots; Selway et al., 2005), Tanco pegmatite (brown dots; data from Brown, 2001) and Dyke 1 (red dots).

6.8    WHOLE ROCK GEOCHEMISTRY

A whole rock geochemical study based on three drill holes from the Dyke 1 pegmatite was recently undertake (Martins et al. (2017)). Sixty-nine samples of mafic-volcanic country rock and one sample of biotite-garnet-muscovite schist were collected from the hanging wall and footwall of the pegmatite dyke. Sample spacing was 5 m close to the contact with the pegmatite, and 10 m and 20 m apart farther away from the contact. The samples consisted of about 20 cm of split drill core from drill holes FAR16-001, FAR16-005 and FAR17-010 (Figure 6-12). Analyses were performed by Activation Laboratories (Ancaster, Ontario) using a sodium-pyrophosphate fusion technique, followed by multi-element ICP-MS. Selected samples of muscovite and K-feldspar from Dyke 1 were analyzed using a JEOL JXA-8530F field-emission electron microprobe at Western University. Analytical details are provided in DRI2017004 (Martins and Linnen, 2017).

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Figure 6-14. Location of drill holes FAR16-001, FAR16-005 and FAR17-010 used in the whole rock geochemistry study, in relation to Dyke 1.

6.8.1   Background Values

Values for Li in Dyke 1 country rock are generally not available in the literature because this element is not routinely analyzed. Lithium is a moderately incompatible trace element in magmatic systems and its abundance in the mantle is estimated to be about 1.9 ppm (Ryan and Langmuir, 1987). These authors reported the world-wide range in Li content for mid-ocean ridge basalt (MORB) is 3–17 ppm and >8 ppm Li for evolved Fe-Ti basalt; andesite and dacite from the East Pacific Rise contain up to 30 ppm Li, indicating that Li increases with differentiation. Given that Dyke 1 country rock has flat rare earth element (REE) profiles characteristic of MORB (not plotted; data from Gilbert and Bailes, 2005b), the assumption for this study is that the background concentrations of Li should be low (<8 ppm) in non-metasomatized country rock to Dyke 1. Values for Rb and Cs are more readily available in the literature. Samples from an equivalent unit to the Dyke 1 country rock at south Wekusko Lake contain <7 ppm Rb and <0.03 ppm Cs (Gilbert and Bailes, 2005b). Thus, based on available data, values >6 ppm Rb and >0.02 ppm Cs are considered anomalous (twice the values of the standard deviation of data from Gilbert and Bailes, 2005b). For Li background, values are interpreted as anomalous at >16 ppm (double the maximum value for non-evolved MORB defined by Ryan and Langmuir, 1987).

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In the absence of available Li analyses from the host rocks to the Dyke 1 pegmatite previous work conducted by Linnen et al. (2009, 2015) have been used for comparison with results obtained for the host rocks to Dyke 1. For the country rock to the Dyke 1 pegmatite, some of the highest values attained are 1900 ppm Li, 196 ppm Rb and 225 ppm Cs adjacent to the upper contact of the pegmatite.

6.8.2   Results

The Rb and Cs values for Dyke 1 host rocks are well above what is reported for non-metasomatized ocean-floor mafic volcanic rocks from the same area (Gilbert and Bailes, 2005b). They are comparable to values obtained by Linnen et al. (2009) in country rock at the upper contact of the Dibs pegmatite (southeast Manitoba) and include values up to 2256 ppm Li, 184.5 ppm and 72.4 ppm Cs. For the Dibs pegmatite, values of Li, Rb and Cs in the country rock increase substantially toward the contact of the pegmatite (Linnen et al., 2009, 2015). For Dyke 1, the maximum concentrations for each element occur primarily in the country rock adjacent to the pegmatite contacts although the increase in concentration approaching the contact is not consistent. Within the same drillhole (FAR17-010), values at 11 m for Li, Rb and Cs are 48, 39.1 and 1.1 ppm, respectively (all values above background; Figure 6-13). These values close to surface are higher than at roughly 70 m downhole (14 ppm Li, 1 ppm Rb, 0.2 ppm Cs). Below 70 m there is a steady increase of Li, Rb and Cs as the contact with the pegmatite is approached at 163 m with values of 922 ppm Li, 51 ppm Rb, 23.9 ppm Cs; (Figure 6-13). This Li, Rb and Cs halo is likely related to the presence of fractures, the size or shape of the pegmatite and consequently the metasomatic halo, and the location of the Li, Rb or Cs mineralization within the pegmatite (i.e. the zonation). The Li, Rb and Cs halo can be measured up to 150 m away from the pegmatite contact. Elements such as Nb and Ta are low and are not enriched at the contacts with the pegmatite (Nb <5 ppm; Ta <2 ppm, with only one analysis as high as 8 ppm). Values for Sn are usually <4 ppm, with a few higher values of up to 91 ppm that occur close to the contact with the pegmatite and values for Tl are usually below detection limit but locally vary up to 6 ppm. High concentrations of As up to 6450 ppm are present in the country rock of Dyke 1 and may be related to processes responsible for the formation of gold mineralization known to occur in the area (Galley et al., 1989).

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Figure 6-15. Element distribution diagrams showing variations along the length of the studied drill holes from Dyke 1: a) Li for drillhole FAR16-005; b) Rb for drillhole FAR16-005; c) Cs for drillhole FAR16-005; d) Li for drillhole FAR17-010; e) Rb for drillhole FA FAR17-010; f) Cs for drillhole FAR17-010. Shaded areas mark the location of the pegmatite. Plots from Martins et al. (2017).

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6.9       OTHER MINERALIZATION

During historic and recent diamond drill testing of the Zoro 1 Dyke 1 pegmatite disseminated pyrrhotite, chalcopyrite and arsenopyrite were observed in andesitic wall rocks adjacent to pegmatite and in isolated zones throughout the host andesite, usually associated with quartz-carbonate veins. Green Bay Mining and Exploration presented assay results from the 1476’-1485’ segment of drill hole 22A that indicated approximately 0.17 ounces per ton gold. Assay results are summarized in Table 6-2 and indicate that uniformly low values were documented from similar mineralization observed in Foremost drill core. Representative samples of this core were sampled occasionally and assayed for gold during their drill programs.

Table 6-2. Summary of historic gold assay results from drill core at Dyke 1. Mineralization consisted of fine-grained, disseminated pyrrhotite, chalcopyrite and arsenopyrite.

DDH#	Sample Width (feet)	Gold Assay (opt or ounces per ton)
7	3	Trace
7	0.9	Trace
8	2.2	Trace
8A	1.5	0.01
16	5.5	0.01
16	2	0.02
16	3	0.02
16	4.2	0.02
16	2.6	0.01
24	9	0.03
24	3.9	0.01

Recent assays by Foremost of intervals of drill core with disseminated arsenopyrite +/- pyrite and chalcopyrite within a pervasive front of silicification and quartz-carbonate +/- feldspar veinlets document the presence of gold in the core. The abundance of gold in these intervals is typified by the results for drill holes FAR17-015 and -019 in Table 6-3.

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Table 6-3. Typical recent gold assay results from DDH FAR17-015 and -019.

Drill Hole #	Sample	From To (m)	Width (m)	Fire Assay (AAS) Parts per billion
DDH FAR17-015	705458	26.95-27.45	0.5	32
	705459	27.45-28.45	1	486
	705460	28.45-29.0	0.55	168
	705461	29.0-30.0	1	130
	705462	30.0-31.0	1	94
	705463	31.0-31.64	0.64	34
	705464	31.64-32.14	0.5	34

DDH FAR17-019	762268	9.6-10.55	0.95	367
	762269	10.55-11.3	0.75	153
	762271	11.3-12.0	0.7	24
	762272	12.0-13.0	1	119
	762273	13.0-14.0	1	68
	762274	14.0-15.0	1	233
	762275	15.0-16.0	1	51
	762276	16.0-17.0	1	38
	762277	17.0-18.0	1	76
	762278	18.0-19.0	1	101
	762279	19.0-19.5	0.5	110

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7.0  DEPOSIT TYPES

7.1       RARE ELEMENT LITHIUM-CESIUM-TANTALUM PEGMATITES

Pegmatite deposits belong to a category of granite-related ore deposits distinct from magmatic ores with disseminated mineralization in granites. Cerny and Ercit (2005) provided an update for the classification of pegmatite deposits based on geochemical composition and the geological location. Using these criteria five classes were recognized:

1.   Abyssal;

2.   Muscovite;

3.   Muscovite – rare element;

4.   Rare-element;

5.   Miarolitic.

Most of these classes can be further subdivided using geochemical and geological characteristics. The subclasses can also be broken down into types and subtypes using more subtle differences in geochemical signatures or pressure and temperatures conditions of solidification, evidenced by different accessory mineral assemblages. Cerny and Ercit (2005) propose a petrogenic subdivision developed for pegmatites derived by igneous differentiation from plutonic parents. Three groups are distinguished:

1.   Progressive accumulation of Nb, Y and F (including Be, REE, Sc, Ti, Zr, Th and U), fractionated from sub-aluminous to meta-aluminous A- and I-type granites that can be generated by a variety of processes involving depleted crust or mantle contributions;

2.   A peraluminous LCT group with prominent accumulation of Li, Cs and Ta (including Rb, Be, Sn, B, P and F), derived mainly from S-type granites, less commonly from I-type granites, and:

3.   A mixed group with diverse origins, such as contamination of Nb-Y-F plutons by digestion of undepleted supracrustal rocks.

Using the Cerny and Ercit model the Zoro pegmatites are classified as rare-element LCT-type.

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7.2       GENERAL CHARACTERISTICS OF RARE ELEMENT LITHIUM-CESIUM-TANTALUM PEGMATITES

Cerny et al. (2005) document rare-element pegmatite deposits of the LCT family from orogens spanning from early Archean to very recent (Pezzotta, 2000). The granite-pegmatite suites are syn- to late orogenic and related to fold structures, shears and fault systems. The pegmatites vary greatly in form and are controlled by the competency of the enclosing rocks, the depth of emplacement, and the tectonic regime during and after emplacement. The pegmatites rarely occur within their parent granites, but in three scenarios pegmatites form swarms or networks of fracture-filling dykes hosted by contraction fractures or structures generated by post-consolidation stresses (Ginsburg et al., 1979). Many of the deposits are hosted by schists and gneisses, and their shapes vary from lenticular, ellipsoidal, turnip- or mushroom-like forms in plastic environments, to fracture fracture-filling dykes and stocks in brittle host rocks (e.g. Cameron et al., 1949). The length of a mineralized pegmatite intrusion is typically tens to hundreds of metres, but they may be up to several km (Greenbushes, Australia; Partington et al., 1995), and interconnected dyke systems are known to be up to 12 km long (Manono, Zaire; Thoreau, 1950).

Generally, a zoning sequence for individual pegmatite districts (Cameron et al., 1949; Cerny et al., 2005) has been recognized such that minerals present in each zone decrease in number from the margins (border and wall zones) to the central or latest primary unit, termed the core. Assemblages of the border and wall zones typically consist of quartz-plagioclase-microcline-biotite-garnet-tourmaline-(beryl-apatite), and the internal zoning sequence ends with nearly monomineralic masses of microcline followed by a monomineralic quartz core.

Cerny et al. (2005) note the shape and attitude of pegmatite intrusions have considerable control over the internal structure of the deposits such that homogeneous bodies are unusual. The pegmatites are largely concentrically zoned or layered, or they display a combination of both features (Cameron et al., 1949; Cerny, 1991b). Concentric patterns typical of three-dimensional bodies can be extensively disturbed in flat pegmatites. Sub-vertical dykes commonly exhibit telescoping of strongly asymmetric zoning patterns, with the inner zones prominently shifted upward. The zoning progresses from finer grained zones of approximate granitic composition on the outside to inner zones that exhibit enrichment in rare-element mineralogy and textural diversity, some are also near-monomineralic.

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In conjunction with the accumulation of rare-element mineralization in the inner zones, complex pegmatites also show inwardly increasing geochemical fractionation in rock-forming minerals (e.g. Cerny et al., 1985; Cerny, 2005; London, 2005) which serves as an important exploration guide (e.g. Cerny, 1992).

7.3       PEGMATITE EMPLACEMENT

Passive emplacement of pegmatite magma was historically advocated by many authors, but structural-geological analysis appears to contradict this interpretation (Cerny et al., 2005). Forcible intrusion is indicated in all closely examined cases (Brisbin, 1986). Beus (1966) determined empirically a distance of 2 km for the maximum distance of a pegmatite from its parent granite. Baker (1998), however considers the magma pressure in the parental chamber sufficient to propel low-viscosity pegmatite melts up to 10 km from the source.

In the presence of higher contents of Li, B., P, F and H2O polymerization is reduced, fluidity and mobility are increased, and the thermal stability of pegmatite melts to lower temperatures is enhanced (Cerny et al., 2005). The result is that pegmatite melts enriched in volatiles and rare-elements can travel the farthest from the source (Figure 7-1). This explains the regional zoning of the rare-element pegmatites around parental granites (Cerny, 1992). The lithium-rich complex pegmatites in general and in particular the lepidolite-subtype dykes are invariably the most distal ones relative to the parent plutons (Cerny et al., 2005). These categories of LCT rare-element pegmatites appear to be separated from granites by the interplay of hosts structures and erosional exposure.

Pegmatite dykes commonly occur as groups of similar pegmatite-types that originated from the same parent granite intrusion. A pegmatite field can occur over territories of hundreds to thousands of square km when favorable conditions are met.

Cerny et al. (2005) provide the following definitions for various groupings of pegmatites:

1.       Pegmatite Group: a spatially and genetically coherent pegmatite population, generated by differentiation from a single granitic pluton. Pegmatite dykes interior, marginal, and exterior to a particular fertile granite intrusion maybe neatly distributed around the plutonic parent, although asymmetric arrays are much more common (Figure 8.3.1.; Beus, 1966; Cerny, 1989b; 1990; 1991c; Cerny et al., 2005). In many examples radiometric dating confirms the link between fertile granites and surrounding pegmatite dykes (e.g. Baadsgaard and Cerny, 1993; Breaks et al., 2005). The pegmatites tend to show different kinds and degrees of mineralization in a regional zonal pattern concentric to unidirectional. The common progression from proximal to distal pegmatites is from barren to Be, Be-Nb-Ta, Li-Be-Ta-Nb and Li-Cs-Be-Ta-(F) assemblages, with B, P., and Sn appearing at locally different stages. The zoning tends to be strongly developed, with the most evolved pegmatites at the top of the three-dimensional array. Locally, the more evolved pegmatites are relatively late, as they crosscut the primitive dykes (Cerny, 1991c; 1992b).

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2.       Pegmatite Fields: result from favourable conditions for partial melting that generate fertile granites, are regional in scale, and commonly lead to intrusions and differentiation of multiple fertile plutons over territories of hundreds to thousands of square km (Cerny et al., 2005). The ensuing pegmatite fields contain granite-pegmatites suites that are more or less closely related, having been mobilized and differentiated from related or identical metamorphic protoliths during a single anatectic event. This results in similarities in mineral assemblages and geochemical signatures of the granite-pegmatite groups.

3.        Pegmatite Provinces: are huge terranes characterized by commonality of geologic history that tend to generate arrays of pegmatite fields that are at lease loosely related in time, structural style, and mode of origin; geologic provinces locally represent rare-element pegmatite provinces of enormous dimensions (Cerny 1991a; c).

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Figure 7-1. Regional Zoning in Fertile Granites and Pegmatites (after Cerny, 1991b and Selway et al., 2005). A) Regional zoning of a fertile granite (outwardly fractionated) with an aureole of exterior lithium pegmatites; B) Schematic representation of regional zoning in a cogenetic parent granite and pegmatite group. Pegmatites increase in the degree of fractionation with increasing distance from the parent granite.

7.4       THE TANCO PEGMATITE

7.4.1       General

The Tanco deposit (Figure 7-2) is situated in the Archean Superior Province of the Canadian Shield in southeast Manitoba. The following description is taken from Cerny et al. (1998), Cerny (2005), Cerny et al. (2005) and Martins et.al. (2013). The pegmatite has an age of 2640 Ma and is completely blind forming a sub-horizontal lenticular undeformed bilobate intrusion consisting of four concentric and five layered zones with approximate dimensions of 1520 m in length, 1060 m in width and 100 m in thickness. Its parental granite is not exposed, however, nearby pegmatite groups of similar character show a clear connection to pegmatitic leucogranites. The deposit is not exposed as it lies beneath Bernic Lake and accordingly geological observations are based on examination of drill core and exposures created during underground mining. Tanco is a highly fractionated lithium-cesium-tantalum (LCT) pegmatite with an extensive mineralogy of >100 minerals from nine internal zones. The zonation consists of concentric outer zones and segmented and complex layered inner zones.

7.4.2       Zonation and Mineralogy

The Tanco pegmatite is a complexly zoned intrusion described in detail by various researchers (Cerny, 2005; Cerny et al., 1996, 1998; Stilling et al., 2006). Table 7-1 summarizes zonation, mineralogy, texture and geochemistry for the deposit.

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7.4.3       Geochemistry

The Tanco pegmatite is a peraluminous LCT-type pegmatite intrusion belonging to the Rare Element-Lithium subclass, complex type, subtype petalite of Cerny and Ercit (2005). Based on the work of Stilling et. al., 2006 the bulk mode of Tanco closely approximates a muscovite granite with the exception of 8 weight % petalite, 2.8 weight % lithian mica and 1 weight % primary spodumene. The percentages of all other silicate and phosphatic mineral phases are very low. Tanco therefore approximates a moderately silicic, high phosphorus Na>K granite enriched in Li, Rb, Cs and F, moderate contents of Tl, Be, B, Ga, Sn, Nb and Ta and highly depleted in Fe, Mn, Mg, Ca, Ba, Sc, Ti and Zr. A high degree of fractionation is indicated by values for K/Rb of 4.7, K/Cs of 9.3, Rb/Cs of 2.0, Rb/Tl of 137, Fe/Mn of 0.63, Mg/Li of 0.02, Al/Ga of 917, Zr/Hf of 2.6, Zr/Sn of 0.21 and Nb/Ta of 0.19.

7.4.4       Lithium-Cesium-Tantalum Mineralization

Tanco has been a major producer of spodumene (Li), pollusite (Cs) and tantalite (Ta). High tantalum zones in the deposit are spatially associated with metagabbro rafts however textural and geochemical studies (van Lichtervelde et al., 2007) indicate the tantalum mineralization is likely of magmatic origin.

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Table 7-1. Zonation, mineralogy, textures and geochemistry of the Tanco pegmatite (Cerny, 2005).

Zone	Main constituents	Characteristics subordinate (accessory) and rare minerals	Textural and structural characteristics	Geochemistry important major & minor elements
Exomorphic unit	Biotite, tourmaline, holmquistite	Arsenopyrite	Fine-grained reaction rims and diffuse veins	K, Li, B (P, F)
(10) Border zone	Albite, quartz	Tourmaline, apatite, (biotite), beryl, triphylite	Fine-grained layers	Na, (B, P, Be, Li)
(20) Wall zone	Albite, quartz	Beryl, (tourmaline), muscovite, Li-muscovite, microcline-perthite	Medium-grained, with giant K-feldspar crystals	K, Na, (Li, Be, F)
(30) Aplitic albite zone	Albite, quartz, (muscovite)	Muscovite, Ta-oxides, beryl, (apatite, tourmaline, cassiterite), ilmenite, zircon, sulfides	Fine-grained undulating layers, fracture fillings, rounded blebs, diffuse veins	Na, (Be, Ta, Sn, Zr, Hf, Ti)
(40) Lower intermediate zone	Microcline-perthite, albite, quartz, spodumene, amblygonite	Li-muscovite, lithiophilite, lepidolite, petalite, Ta-oxides	Medium- to coarse- grained; heterogeneous	K, Na, Li, P, F, (Ta)
(50) Upper intermediate zone	Spodumene, quartz, amblygonite	Microcline-perthite, pollucite, lithiophilite, (albite, Li-muscovite), petalite, eucryptite, Ta-oxides	Giant crystal size of major and most of the subordinate minerals	Li, P, F, (K, Na, Cs, Ta)
(60) Central intermediate zone	Microcline-perthite, quartz, albite, muscovite	Beryl, (Ta-oxides), zircon, ilmenite, spodumene, sulfides, lithiophilite, apatite, cassiterite	Medium- to coarse-grained	K, (Na, Be, Ta, Sn, Zr, Hf, Ti)
(70) Quartz zone	Quartz	Spodumene, amblygonite	Monomineralic	Si, (Li)
(80) Pollucite zone	Pollucite	Quartz, spodumene, petalite, muscovite, lepidolite, albite, microcline, apatite	Almost monomineralic	Cs, (Li)
(90) Lepidolite zone	Li-muscovite, lepidolite, microcline-perthite	Albite, quartz, beryl, (Ta-oxides, cassiterite), zircon	Fine-grained	Li, K, Rb, F, (Na, Be, Ta, Sn, Zr, Hf, Ga)

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W
300m
Lake Bottom
200m
SCALE
25 0 50 100 150
Meters
E
300m
200m
Zone 20 Wall zone
Zone 30 Aplitic albite zone
Zone 40 Lower intermediate zone
Zone 50 Upper intermediate zone
Zone 60 Central intermediate zone
Zone 70 Quartz zone
Zone 80 Pollucite zone
Zone 90 Lepidolite zone
Amphibolite xenoliths of country rock

Figure 7-2. West to east longitudinal section through the Tanco pegmatite. (Modified from Stilling et al., 2006; Cerny et al., 2005). Note: The border zone (Zone 10) is not shown at this scale.

7.4.5       Alteration and Element Dispersion

Alteration haloes resulting from metasomatism have been documented around many pegmatites, with Cabot Corporation’s Tanco mine in the Bird River greenstone belt of southeastern Manitoba being the most studied example in the province (e.g., Trueman, 1978; Morgan and London, 1987; Halden et al., 1989). At Tanco, this type of country-rock metasomatism has been utilized for exploration (Trueman, 1978), and this methodology has since been applied throughout the Bird River greenstone belt (Galeschuk and Vanstone, 2005; 2007; Linnen et al., 2015). Lithium anomalies define the widest haloes adjacent to Li-Cs-Ta (LCT) pegmatites (Linnen et al., 2012) and, in the case of Tanco, Li haloes have been recognized to extend more than 100 m away from the pegmatite body (Cerny, 1989). However, dispersion of other elements such as Rb and Cs seems to be more restricted (e.g., Cerny, 1989; London, 2008). This type of country-rock alteration is caused by the influx of pegmatite magma and coexisting fluids rich in incompatible elements. The composition of the fluid phase is related to the magma composition; therefore, the diagnostic elements of the alteration aureoles are related to element enrichments and mineralogy of the associated pegmatite intrusion (Beus, 1960). In the case of evolved LCT pegmatites, the adjacent country rock is altered by an influx of alkali rare elements (e.g., Li, Rb and Cs) and subsequent interaction between the fluid phase and the country rock, forming a dispersion halo. This interaction results in a change of the composition of pre-existing mineral assemblages in the country rock and stabilization of exotic mineral assemblages. Metasomatism by Li-enriched fluids can produce holmsquistite-bearing assemblages in amphibolitic country rock, as has been documented at several locations, including the Edison pegmatite in the Black Hills of South Dakota (Shearer et al., 1986; Shearer and Papike, 1988) and the Tanco pegmatite in Manitoba (Morgan and London, 1987; Selway et al., 2000). These alteration assemblages can be a good exploration tool and have been used in many pegmatite districts (e.g., Beus, 1960; Truman and Cerny, 1982; Norton, 1984; London, 1986). This study focuses on alteration haloes caused by 1) the Dibs LCT pegmatite from the Cat Lake–Winnipeg River pegmatite field in the Archean Bird River greenstone belt; and 2) the Dyke 1 LCT pegmatite from the Wekusko Lake pegmatite field in the Paleoproterozoic Flin Flon–Snow Lake greenstone belt. Although the ages differ, both bodies intrude metamorphosed volcanic rocks and the premise for this study is that both would be associated with above-normal background values for elements that are enriched in the pegmatite. Factors that could influence the metasomatic halo around Li-bearing pegmatites, include 1) the relationship between dyke thickness and the size of the metasomatic halo; 2) the shape of the halo related to the location of the Li mineralization within the pegmatite; 3) fluid pressures at time of emplacement; 4) structural permeability; 5) country-rock composition; 6) emplacement history; and 7) overprinting by later structural, metamorphic or hydrothermal events.

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7.5       RARE-ELEMENT PEGMATITES FROM THE SUPERIOR PROVINCE

Selway et al. (2005) reviewed rare-element pegmatites in the Superior Province of Ontario and Manitoba and determined rare-element pegmatite dykes within this Province cluster to form pegmatite fields that contain one or two large and highly fractionated pegmatites and numerous small pegmatite dykes. An example would be the Bernic Lake pegmatite group, part of the Cat Lake-Winnipeg River pegmatite field in southeastern Manitoba, that includes the Tanco pegmatite (1.99 km long x 1.06 km wide x 100 m thick; Stilling, 1998) and eight other smaller, less-fractionated pegmatite dykes (Cerny et al.,1981). The Separation Rapids pegmatite group lies to the east of the Cat Lake–Winnipeg River pegmatite within the same Bird River–Separation Lake metavolcanic belt (Breaks et al., 1975). The Separation Rapids pegmatite group contains two large highly fractionated pegmatites: Big Whopper (350 m in strike length x 60 m thick) and Big Mack (30 x 100 m; Breaks and Tindle,1997 Breaks et al., 1999). The Big Whopper and Big Mack pegmatites are members of the Southwestern pegmatite subgroup, which contains at least 23 additional smaller pegmatite dykes. Additional large pegmatite fields in the Superior Province of Ontario with economic potential include: the Dryden pegmatite field, which includes the highly-fractionated Fairservice pegmatite dykes and Tot Lake pegmatite, and the Seymour Lake pegmatite group, which includes the highly-fractionated North Aubry and South Aubry pegmatites (Breaks et al., 2003). These pegmatites contain elevated Rb, Cs, Be, and Ta contents. The Case pegmatite in northeastern Ontario is unique in that it is a large fractionated pegmatite with no identified associated smaller pegmatite dykes, likely due to thick overburden (Breaks et al., 2003).

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Selway et al. (2005) noted geological features common amongst pegmatites of the Superior Province of Ontario (Breaks and Tindle, 2001; Breaks et al., 2003) and Manitoba (Cerny et al., 1981; Cerny et al., 1998):

1.       The pegmatites tend to occur along sub-province boundaries. For example, Tanco (Manitoba) and Separation Rapids (Ontario) pegmatites within the Bird Lake-Separation Lake metavolcanic belt occur along the boundary between the English River and Winnipeg River sub-provinces; the beryl-phosphate Sandy Creek and McCombe pegmatites, and the Lilypad Lake pegmatite field occur along the Uchi–English River sub-provincial boundary; the Dryden pegmatite field occurs within the Sioux Lookout Domain along the Winnipeg River–Wabigoon sub-provincial boundary; and the North Aubry, South Aubry, and Tebishogeshik pegmatites occur along the English River–Wabigoon sub-provincial boundary north of Armstrong.

2.       Most pegmatites in the Superior Province (in Ontario and Manitoba) occur along sub-province boundaries, except for those that occur within the metasedimentary Quetico Subprovince. Examples of pegmatites occurring in this area from west to east are: Wisa Lake (south of Atikokan), the Georgia Lake pegmatite field (north of Nipigon), and the Lowther Township (south of Hearst) pegmatites.

3.       Pegmatites are present at greenschist to amphibolite metamorphic grade. In Ontario and Manitoba, pegmatites are absent in the granulite terranes of the Quetico and English River sub-provinces.

4.       Most pegmatites in the Superior Province (Ontario and Manitoba) are genetically derived from fertile parent granite. The Cat Lake–Winnipeg River pegmatite field (Manitoba) contains six leucogranite intrusions (Greer Lake, Eaglenest Lake, Axial, Rush Lake, Tin Lake, and Osis Lake) emplaced along east-trending faults, which are parents to numerous pegmatites (Cerny et al., 1981; Cerny et al., 1998). In contrast, the Tanco pegmatite has no fertile granite outcropping in reasonably close vicinity that could be its potential parent (Cerny et al., 1998). The peraluminous Separation Rapids pluton (4 km wide) is the parent to the Separation Rapids pegmatite field, including Big Whopper and Big Mack pegmatites, north of Kenora, Ontario. The peraluminous Ghost Lake batholiths (80 km wide) is the parent to the Mavis Lake pegmatite group, including the Fairservice pegmatite dykes, north of Dryden, Ontario.

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5.       Highly fractionated spodumene- and petalite- subtype pegmatites are commonly hosted by mafic metavolcanic rocks (amphibolite) in contact with a fertile granite intrusion along sub-provincial boundaries, whereas numerous beryl-type pegmatites are hosted by metasedimentary rocks (metawacke or metapelite) of the Sioux Lookout Domain. Pegmatites within the Quetico Subprovince are hosted by metasedimentary rocks or their fertile granitic parents.

6.       Biotite and tourmaline are common minerals within metasomatic aureoles in mafic metavolcanic host rocks to pegmatites. Tourmaline, muscovite, and biotite are common within metasomatic aureoles in metasedimentary host rocks.

7.       Most of the pegmatites of the Superior Province contain spodumene and/or petalite as the dominant lithium mineral, except for the Lilypad Lake, Swole Lake, and Lowther Township pegmatite (all in Ontario), and the Red Cross Lake lithium pegmatite (Manitoba), which have lepidolite as the dominant Li mineral. Amblygonite- and elbaite-dominant pegmatites have not yet been found in the Superior Province, although amblygonite and elbaite occur in the Tanco pegmatite.

8.       Cesium-rich minerals only occur in the most extremely fractionated pegmatites. Pollucite occurs in the Tanco, Marko’s, and Pakeagama petalite-subtype pegmatites, the Tot Lake spodumene-subtype pegmatites, and the Lilypad Lake lepidolite-subtype pegmatites (Teertstra and Cerny, 1995). The Pakeagama pegmatite in northwestern Ontario occurs along the Sachigo-Berens River subprovincial boundary. Cesium-rich beryl occurs in the spodumene-subtype North Aubry, South Aubry, Case, Tot Lake, and McCombe pegmatites and the lepidolite-subtype Lowther pegmatite, all in Ontario, and in the Tanco pegmatite, Manitoba.

9.       Most of the pegmatites in the Superior Province contain ferro-columbite and mangano-columbite as the dominant Nb-Ta-bearing minerals. Some pegmatites contain mangano-tantalite as the dominant Ta-oxide mineral, for example the North Aubry, South Aubry, Fairservice, Tot Lake, and Tebishogeshik pegmatites. The Tanco pegmatite contains wodginite as the dominant Ta-oxide mineral. Tantalum-bearing cassiterite is relatively rare in pegmatites of the Superior Province, except for the Separation Rapids and Tanco pegmatites.

10.     Fine-grained tantalum-oxides (e.g. manganotantalite, wodginite, and microlite) commonly occur in the aplite, albitized K-feldspar, mica-rich, and spodumene core zones in pegmatites in the Superior province. At Tanco, tantalum mineralization occurs in the albitic aplite zone (30), central intermediate muscovite-quartz after microcline zone (60), and lepidolite zone (90).

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	91

7.6     THE ZORO PEGMATITES

Dyke 1 of the Zoro pegmatite dykes is classified as a rare metal spodumene pegmatite (Rudenko et al. (1975)) though it may be marginal to the lepidolite sub-formation (Table 7-2). It shares many of the characteristics of Superior Province pegmatites described by Selway et. al. (2005) including the Tanco pegmatite.

Table 7-2. Pegmatite classification abbreviated after Rudenko et al. (1975) showing the possible field of the Dyke 1 spodumene pegmatite (from Cerny, 1982).

Pegmatite Formation	Pegmatite Sub-formation	Pegmatite Type	Mineralization	Parent granites	Level of emplacement	Metamorphic grade of host
Ceramic		Ceramic	Ceramic: U, REE	Normal biotite (?); leucocratic and alaskitic	Very deep	Granulite; sill. – alm. amphibolite
Silica-bearing		Muscovite-bearing	Muscovite: U, REE, Be		Deep	Kyanite-alm. amphibolite
Rare-metal	Beryllium-bearing	Be, Ta, Nb (Sn)	Be (Ta, Nb)	Leucocratic, alaskitic	Intermediate (rarely shallow)	Staurolite-alm. Amphibolite, epidote-amphibolitic, greenschist
	Pollucite-bearing	Ta, Cs, Be, Li, Rb (Sn)	Be, Li, Cs, Ta, Rb	F, Li-bearing
	Spodumene (Li)	Li, Be, Ta, Nb (Sn)	Li, Ta, Be (Nb)
	Lepidolite (F, Li)	Li, Ta, Be (Sn)	(Ta, Li, Cs, Be)
	Rare Earth-element-bearing	REE, U, Th, Nb	(REE, Nb)	Alkalic
Rock -crystal-bearing		No cavities, quartz phyroblasts	Rock crystal	Leucocratic, alaskitic	(Intermediate) shallow	_
Cavities – Murzinka-type
Cavities – Kazakhstan-type

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	92

The Foremost exploration program will utilize the well-documented characteristics of lithium-enriched pegmatite and related alteration phenomena in the host wall rocks to advance the property. Exploration will monitor the geochemical signature of underlying spodumene-bearing pegmatites in overlying soils using Mobile Metal Ions Technology with follow-up diamond drilling. The association of pegmatite with late fractures provides pathways for element migration from lithium source to surface where analysis of soil samples will define drill targets.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	93

8.0       EXPLORATION

8.1       FOREMOST

Commencing in 2016 Foremost undertook prospecting, geological mapping, soil geochemical surveys, mineral and rock geochemical surveys and collaborative research all leading to four diamond drill campaigns. A total of 80 rock samples and 1640 soil samples have been collected and analyzed. Rock samples were collected from trenched and the limited outcrop. Soil samples were collected at 30m spacing along survey lines which were spaced 100m apart. The QP believes this sampling program has been representative of bedrock geology. QA/QC protocols were in place from sample collection through laboratory submission and there was no sample bias.

In support of these activities the limited existing historic databases were utilized to produce preliminary three-dimensional models of the spodumene-bearing dykes on the property to assist drill targeting. These models are presented in Figures 8-1 through 8-6 and Table 8-1 summarizes physical characteristics from historic descriptions of the dykes as exposed in outcrop. Figure 8-1 shows the locations of all sampling and DDH locations on the Zoro Property, the property coverage at this point is approximately 40%.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	94

Figure 8-1. Locations of all sampling and DDH locations on the Zoro Property

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	95

Table 8-1. Summary of historic physical characteristics of dykes 2 through 7 (Assessment File AF95362).

DYKE	LENGTH (feet)	WIDTH (feet)	DECLINATION	BULK SAMPLE ASSAYS % Li2O
Dyke 2
Northwest Dyke	150	2-7	North 32 Degrees West	1.69
Northeast Dyke	25	N/A	North 25 Degrees West	1.66
South Dyke	>250	6-10	North 48 Degrees West
Dyke 3
North Dyke	200	4-6	North 40 Degrees West
West Dyke	100	3-5	North 55 Degrees West
East Dyke	175	5-15	North 40 Degrees West

Dyke 4	500	2-10	North 35-45 Degrees West	1.12
				1.16

Dyke 5	600	5-35	North 60 Degrees West	2.26
				2.22

Dyke 6	350	1-5	North 25 Degrees West	0.46
				0.50
Dyke 7	250	3-10	North 73 Degrees West

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	96

Figure 8-2. Reconstruction of Dyke 1 based on historic and recent drill information including spodumene intercepts.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	97

Figure 8-3. Reconstruction of Dykes 2 and 3 based on historic drill information.

Figure 8-4. Reconstruction of Dyke 4 based on historic and recent drill information.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	98

Figure 8-5. Reconstruction of Dykes 5 and 6 based on historic drill information.

Figure 8-6. Reconstruction of Dyke 7 based on historic drill information.

8.1.1       Prospecting

Prospecting teams active on the Zoro property have prepared existing outcrop exposures for sampling and mapping and have documented new outcrop exposures for follow-up. An expanded property position has resulted in part from these activities. The teams have also undertaken rock chip and soil geochemical (Mobile Metal Ions) surveys to quantify and qualify historic lithium assays and assess overburden covered terrain for geochemical signatures of buried lithium-bearing pegmatite. Glacial and organic sediments are extensive on the property and blanket areas where the potential for additional pegmatite dykes and the delineation of potential drill targets is high. Results are discussed below in their respective sections.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	99

8.1.2       Geological mapping and Petrography

Geological mapping of the entire Zoro Lithium Project has not been undertaken. Limited mapping has been undertaken near dykes 5, 6 and 7 to determine the attitude of the pegmatite dykes and assess them for possible drill targets. Results are presented in Figure 8-7 and illustrates what is tentatively interpreted to be a dyke swarm in this area. Outcrop exposure is poor due to glacial sediments, organic soils and lichen cover on available outcrop.

Dyke 1 pegmatite is the largest and best studied dyke on the property. It is a north-south trending, near vertical body that extends for at least 280 m in length and a maximum known thickness of approximately 35 m. An apparent lack of alteration in the country rock is commonly described in the historical drill logs with only a local description of brecciation of the mafic volcanic rocks associated with a quartz network of veins. Recent field work identified holmquistite in the mafic volcanic country rock, indicating metasomatic alteration associated with the pegmatite intrusion, and lithogeochemical analyses demonstrate that a broad metasomatic halo was developed. Holmquistite-bearing assemblages are a function of the activity of Li introduced into the pegmatite’s wall rock. These assemblages reflect greenschist facies metamorphic conditions and are only found in amphibolite wall rock usually replacing hornblende, pyroxene or biotite (Heinrich, 1965; London, 1986). Based on historical and recent drill log descriptions the zonation in the Dyke 1 pegmatite can be defined as follows:

1)       the wall zone is at the contact and is predominately composed of quartz, microcline and muscovite, with accessory tourmaline, hornblende, biotite and rare beryl and spodumene;

2)       intermediate zone with medium sized crystals of microcline, albite, quartz, muscovite and spodumene (<5%);

3)       central zone with abundant spodumene (locally up to 50% but more commonly varying between 10 and 30%), albite, quartz and locally pollucite and tantalite, and accessory apatite, tourmaline, pyrrhotite, lepidolite, columbite group minerals and Fe-Mn phosphate minerals;

4)       core zone is mostly composed of quartz with small to medium grained spodumene crystals (locally 15-20 cm crystals of spodumene are observed) in a quartz matrix, with minor tourmaline and muscovite.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	100

FAR RESOURCES
Snow Lake, Manitoba
Zoro Lithium Project
Rock Sample Locations Dykes 2 to 7
Prepared by: Julia Singh
1:6,000
Nov 8, 2017
FAR / Strider Optioned Property Boundary
Dyke 2
Dyke 3
Dyke 4
Dyke 5
Dyke 6
Dyke 7
N
D3-17-015
D3-17-014
D3-17-013
D3-17-012
D3-17-017
D3-17-016
D3-17-011
D3-17-010
D3-17-009
D3-17-008
D3-17-007
D3-17-006
D3-17-005
D3-17-004
D3-17-003
D3-17-002
D3-17-001
D2-17-020
D2-17-019
D2-17-018
D2-17-017
D2-17-016
D2-17-021
D2-17-015
D2-17-014
D2-17-013
D2-17-012
D2-17-011
D2-17-010
D2-17-009
D2-17-006
D2-17-005
D2-17-004
D2-17-003
D2-17-002
D2-17-001
D2-17-008
D2-17-007
D2-17-030
D2-17-029
D2-17-028
D2-17-027
D2-17-026
D2-17-025
D2-17-024
D2-17-023
D2-17-022
D5-17-003
D5-17-001
D5-17-007
D5-17-006
D5-17-005
D5-17-002
D5-17-004
D5-17-008
D7-17-011
D7-17-007
D7-17-006
D7-17-005
D7-17-004
D7-17-008
D7-17-009
D7-17-003
D7-17-010
D4-17-016
D4-17-010
D4-17-015
D4-17-013
D4-17-009
D4-17-012
D4-17-014
D4-17-006
D4-17-008
D4-17-011
D4-17-007
D4-17-005
D4-17-004
D4-17-003
D4-17-002
D4-17-001
459000
459250
459500
459750
460000
460250
6080250
6080000
6079750
6079500
Legend
Rock Samples
Fault
Property Boundary
Pegmatite
Quartz Feldspar Porphyry
Undifferentiated Sediments
Quartz Biotite Schist
Gneiss
Metasediments
Metavolcanics
0
250m

Figure 8-7. Rock chip sample location map for the assessment of lithium and multi-element compositions of the seven historic dykes on the Zoro Lithium Project. The results of geological mapping and LIDAR surveys form the base for this figure.

Based on historical descriptions and recent preliminary petrographic work three stages of spodumene growth can be identified. The first is a primary phase greenish spodumene and the second spodumene plus quartz intergrowths possibly after petalite breakdown (Cerny and Ferguson, 1972). The third phase consists of late bands of very fine-grained spodumene crystals that cross cut other mineral phases or surround feldspars and muscovite grains. Locally, spodumene crystals can be surrounded by fine-grained mica described in historical drill logs as purple, possibly Li-mica or lepidolite. This could be indicative of a late Li-enriched episode (possibly auto-metasomatism) responsible for the formation of the later mica. Acicular opaque minerals of the columbite group are present, and locally late bands of fluorite were reported in historic assessment files associated with fractures in the pegmatite. The latest event identified in thin section is characterized by late Fe-rich, quartz-calcite stringers with no definite direction that crosscut the pegmatite. Deformation is visible in thin section in the feldspars and muscovite (kink bands in muscovite are commonly observed) suggesting that the pegmatites are pre- to syn-deformational.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	101

8.1.3  Rock Geochemical Surveys

Rock chip samples were collected as composite chips over the exposed area of the dykes and are illustrated in Figure 8-7. The purpose of the surveys was to confirm historic lithium assays presented in Manitoba government assessment files and build a database for use in focused exploration including diamond drilling. Select assay results are given in Figure 8.-8 for dykes 2 and 3, in Figure 8-9 for dyke 4, and in Figure 8-10 for dykes 5, 6 and 7. Assay results for samples collected from Dyke 1 are discussed in section 8.2 under Force Energy. Persistent elevated grades of lithium (Li2O) are documented from all dykes on the property in association with light green to white spodumene.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	102

459250
459500
459750
FAR RESOURCES
Snow Lake, Manitoba
Zoro Lithium Project
Rock Samples Dykes 2 and 3
Prepared by: Julia Singh
1:3,000
March 15, 2018
JAKE 10
JAKE 3558
FAR / Strider Optioned Property Boundary
6080250
6080000
D3-17-014: 0.02%
D3-17-013: 0.09%
D3-17-012: 0.07%
D3-17-017: 0.04%
D3-17-016: 0.05%
D3-17-011: 0.01%
D3-17-010: 0.02%
D3-17-009: 0.05%
D3-17-008: 0.02%
D3-17-007: 0.02%
D3-17-005: 0.03%
D3-17-006: 0.01%
D3-17-004: 0.01%
D3-17-003: 0.02%
D3-17-002: 0.01%
D3-17-001: 0.02%
D2-17-018: 0.04%
D2-17-017: 0.05%
D2-17-016: 0.90%
D2-17-021: 0.08%
D2-17-015: 1.36%
D2-17-020: 0.02%
D2-17-019: 0.02%
D2-17-006: 1.67%
D2-17-005: 2.50%
D2-17-030: 0.01%
D2-17-029: 0.01%
D2-17-028: 0.05%
D2-17-027: 0.03%
D2-17-026: 0.01%
D2-17-025: 0.04%
D2-17-024: 0.04%
D2-17-023: 0.14%
D2-17-022: 0.06%
D2-17-014: 0.86%
D2-17-013: 0.72%
D2-17-012: 3.07%
D2-17-011: 0.05%
D2-17-010: 3.05%
D2-17-009: 2.96%
D2-17-004: 1.24%
D2-17-003: 1.89%
D2-17-002: 1.75%
D2-17-001: 0.60%
D2-17-008: 0.04%
D2-17-007: 0.01%
0
125m
Legend
Rock Samples (Li_2O %)
Fault
Property Boundary
Pegmatite
Quartz Biotite Schist
Metasediment
Metavolcanic

Figure 8-8. Assay results for rock chip samples at pegmatite dykes 2 and 3.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	103

FAR RESOURCES
Snow Lake, Manitoba
Zoro Lithium Project
Rock Samples Dyke 4
Prepared by: Julia Singh
1:1,500
March 15, 2018
458800
458900
459000
459100
6079500
6079400
6079300
N
D4-17-016: 0.05%
D4-17-015: 0.05%
D4-17-010: 0.22%
D4-17-009: 2.71%
D4-17-013: 0.02%
D4-17-012: 0.07%
D4-17-014: 0.04%
D4-17-008: 0.53%
D4-17-007: 0.13%
D4-17-006: 0.05%
JAKE 3558
FAR / Strider Optioned Property Boundary
Far Resources Zoro 1 Claim
D4-17-005: 0.52%
D4-17-004: 0.93%
D4-17-003: 2.33%
D4-17-011: 0.09%
ZORO 1
D4-17-002: 0.04%
D4-17-001: 0.02%
0
50m
Legend
Rock Samples (Li_2O %)
Fault
Property Boundary
Pegmatite
Quartz Biotite Schist
Gneiss
Metavolcanics

Figure 8-9. Assay results for rock chip samples at pegmatite dyke 4.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	104

459750
460000
460250
FAR RESOURCES
Snow Lake, Manitoba
Zoro Lithium Project
Rock Samples Dykes 5, 6 and 7
Prepared by: Julia Singh
1:3,000
March 15, 2018
N
BERT 6304
D7-17-006: 0.03%
D7-17-005: 0.04%
D7-17-011: 2.59%
D7-17-007: 0.59%
D7-17-004: 0.20%
D7-17-008: 0.08%
D7-17-009: 0.05%
D7-17-010: 0.06%
D5-17-001: 3.87%
D5-17-003: 1.41%
JAKE 3558
D7-17-003: 2.28%
D5-17-007: 2.42%
D5-17-006: 1.53%
D5-17-005: 1.81%
D5-17-002: 2.58%
BERT 797
FAR / Strider Optioned Property Boundary
D5-17-008: 1.02%
D5-17-004: 1.58%
6080250
6080000
Legend
Rock Samples (Li_2O %)
Fault
Property Boundary
Pegmatite
Quartz Biotite Schist
Gneiss
Metasediment
Metavolcanic
0
125m

Figure 8-10. Assay results for rock chip samples at pegmatite dykes 5, 6 and 7.

8.2   SOIL GEOCHEMICAL SURVEYS

The abundance of glacial inorganic soil and organic soil cover on the property is problematic for exploration. The use of Mobile Metal Ions (MMI) soil geochemistry was utilized to assess overburden covered areas for extensions of known lithium pegmatite and to assess areas on the property where potential for additional pegmatite occurs but for which there is no outcrop. Samples were collected at 25 m sample sampling between 10 and 25 cm below the contact between organic and inorganic soil using a Dutch auger. Sample locations are given in Figures 8-11 and 8-12.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	105

8.2.1   Results

Bubble plots depicting the variation in MMI-extractable lithium and tantalum are given in Figures 8-11 through 8-16. The results indicate good correlation between MMI Li and Ta and known Li-Ta-bearing dykes. In some areas elevated MMI Li and Ta extend outwards into overburden covered terrain and this is interpreted to indicate the potential for the extensions of the dykes and as such exploration targets. Elevated Li and Ta are also noted from areas where there are no outcrops and these anomalies represent exploration drill targets. Results for Cs and Rb correspond with those for Li and Ta.

FAR RESOURCES
Snow Lake, Manitoba
Zoro Lithium Project
MMI Soil Sample Locations
Prepared by: Julia Singh
1:10,000
Nov 7, 2017
458400
459000
459600
460200
N
Dyke 1
Dyke 2
Dyke 3
Dyke 4
Dyke 5
Dyke 6
Dyke 7
FAR / Strider Option Property
FAR Resources' Zoro 1 Property
Johnson Lake
Legend
Soil Sample Locations
Fault
Property Boundary
Pegmatite
Quartz Feldspar Porphyry
Undifferentiated Sediments
Quart Biotite Schist
Gneiss
Metasediments
Metavolcanics
0
500m

Figure 8-11. Sample location map for soil samples collected to assess areas of overburden cover for buried pegmatite dykes and areas of possible extensions of known pegmatite dykes. The base for this figure is compiled from historic and recent geological mapping.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	106

Figure 8-12. Sample location map for soil samples collected to assess areas of overburden cover for buried pegmatite dykes and areas of possible extensions of known pegmatite dykes. The base for this figure is from recent LIDAR surveys.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	107

Figure 8-13. Bubble plot depicting results for lithium in Mobile Metal Ion soil geochemical data, Zoro Lithium Project. Rock chip assay data depicted as black triangles. Soil data presented for areas of no outcrop and in areas of known lithium mineralization.

Figure 8-14. Bubble plot depicting results for rubidium in Mobile Metal Ion soil geochemical data, Zoro Lithium Project. Rock chip assay data depicted as black triangles. Soil data presented for areas of no outcrop and in areas of known lithium and tantalum mineral

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	108

Figure 8-15. Bubble plot depicting results for cesium in Mobile Metal Ion soil geochemical data, Zoro Lithium Project. Rock chip assay data depicted as black triangles. Soil data presented for areas of no outcrop and in areas of known lithium-tantalum mineralization

Figure 8-6. Bubble plot depicting results for tantalum in Mobile Metal Ion soil geochemical data, Zoro Lithium Project. Rock chip assay data depicted as black triangles. Soil data presented for areas of no outcrop and in areas of known lithium and tantalum mineral

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	109

8.3   DATA QUALITY

8.3.1   Rock Samples

Channel and rock chip samples acquired from the Zoro 1 pegmatite were analyzed at Activation Laboratories (ACTLABS), Ancaster (Ontario). Soil Samples

9.0 DRILLING

9.1   FOREMOST DRILLING

After the historical drillhole locations were determined, an excel drillhole database was compiled. All 78 historical PDF drill logs were entered into the database by hand. All relevant data was captured including survey data, major and minor lithologies, alteration, pegmatite mineral composition, structure, and assay data when available. A legend was created and rock codes were assigned. Lithologies were consolidated when necessary to model the dykes in 3 dimensions.

Historical drillholes that intersected Dyke 1 were de-surveyed in Studio EM (Datamine). Seventeen cross-sections (spaced at 25m intervals perpendicular to Dyke 1) and 7 plan maps (spaced at 50m elevation intervals below surface) were created for interpretation. Interpretations of the pegmatite, gneiss, schist, metavolcanics, and overburden were done by hand drawing. These interpretations were then scanned, digitized in Autocad, and wireframed in Studio EM. A model of the Dyke 1 pegmatite was created from the cross-sections and plan maps, which served as the basis for Foremosts’ drill targeting.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	110

Figure 9-1. Zoomed in map of DDH locations on the Zoro Property

Between November fall of 2016 and the November of 2017, Foremost conducted three small drilling programs on Dyke 1 to validate historical drilling results and to test the pegmatite farther along strike and at depth. A total of 19 drillholes summing 2,920.4m were drilled through these three exploration phases focused exclusively on Dyke 1. In the Winter of 2018, Foremost conducted a larger drilling program which not only continued the definition of Dyke 1 but also began drill testing other lithium bearing dykes on the property (Dykes 2, 4, 5 and 7) as well as a strong lithium MMI anomaly. Figure 9-2 displays Foremost collar locations at Dyke 1. Figure 9-3 displays Foremost 2018 drilling program on multiple lithium bearing dykes (phase 4).

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	111

Gogal Air Services located at 494 Lakeshore Drive., Snow Lake, Manitoba provided helicopter support and supplied the core shack, equipment, and core storage for Foremost drilling programs. Jake Ziehlke of Strider Resources based in Oakbank Manitoba, performed the ground truthing and drill pad cutting and Richard Stoltz based in Snow Lake Manitoba performed the core cutting and aided in drill pad cutting. Mark Fedikow (Independent consultant, Phase 1), Mike Kilbourne (Orix Geoscience, Phase 2), Chris Watters (Orix Geoscience, Phase 3) and Paul Nagerl (Orix Geoscience, Phase 4) were the project geologists on site and were responsible for spotting drillholes, drill site inspections, logging core, sampling, and ensuring that samples were properly bagged and shipped to Activations Laboratory, an ISO accredited laboratory. Westcore Drilling performed drilling for all three phases. A single drill rig was used throughout the programs and water was supplied by pump and hose sourced from several nearby water bodies including a local creek which runs a few meters east of Dyke 1. This local creek feeds into Johnson Lake approximately 200m south of Dyke 1 outcrops. Orix Geoscience Inc. performed data entry, database management, geological interpretations, 3D modeling, and drill targeting. Orix continued support of the drill programs by completing drillhole status update documents, continuously updating the database, and performing QAQC checks on the drilling sample programs.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	112

Legend
Phase 3 Drilling (Fall 2017)
Phase 2 Drilling (Spring 2017)
Phase 1 Drilling (Fall 2016)
Mining Claim
Property Boundary
N
Far / Strider Option Property
Far Resources' Zoro Property
JAKE 3558
Zoro 1
FAR17-011
FAR17-012
FAR17-015
FAR17-009
FAR16-006
FAR16-005
FAR16-003
FAR16-002
FAR16-001
FAR17-008
FAR17-013
FAR17-018
FAR16-007
FAR17-010
FAR17-014
FAR16-004
FAR17-019
FAR17-016
FAR17-017
Dyke 1
JAKE 54419
Johnson Lake
JAKE 54745
458000
458250
458500
458750
459000
6079500
6079250
6079000
6078750
FAR RESOURCES
Snow Lake, Manitoba
Zoro Lithium Project
Phases 1, 2 and 3 Drill Collars
Prepared by: Julia Singh
1:10,000
May 2018

Figure 9-2. Phases 1, 2 and 3 drill collar locations at Dyke 1.

Zoro Lithium Project TRS – Foremost Lithium Resource and Technology Ltd.	113

Legend
Phase 4 Drilling (Winter 2018)
Phase 3 Drilling (Fall 2017)
Phase 2 Drilling (Spring 2017)
Phase 1 Drilling (Fall 2016)
Mining Claim
Property Boundary
458500
459000
459500
460000
460500
6080500
6080000
6079500
6079000
N
BERT 6304
JAKE 10
BERT 797
JAKE 3558
JAKE 54419
JAKE 3557
JAKE 54745
FAR18-034
FAR18-035
FAR18-027
FAR18-028
FAR18-029
FAR18-030
FAR18-033
FAR18-031
FAR18-032
FAR18-036
FAR18-038
FAR18-037
FAR18-024
FAR18-025
FAR18-021
FAR18-022
FAR18-020
FAR18-023
FAR18-026
Dyke 1
Dyke 2
Dyke 3
Dyke 4
Dyke 5
Dyke 6
Dyke 7
Dyke 8
Zoro 1
Johnson Lake
0
500m
FAR RESOURCES
Snow Lake, Manitoba
Zoro Lithium Project
Phase 4 Drill Collars
Prepared by: Julia Singh
1:10,000
May 2018

Figure 9-3. Phase 4 drill collar locations on multiple lithium bearing dykes.

9.1.1   Phase 1 Drilling

Phase 1 drilling program occurred in the November of 2016 and comprised 7 drillholes totaling 1,142.0 m of NQ core. The program was designed to validate results from historical drilling by attempting to twin holes that intersected wide zones of pegmatite and where good visual spodumene was mentioned. Historical holes zl-56-005 / 013 / 017 and 021 were twinned to validate the historical grade composites and three other holes targeted near other significant intersections.

A total of 143 drill core samples of pegmatite were cut and sent for assay. A summary of the drillholes and significant assay results are listed in Table 9-1. Highlighted results of the program include 1.1% Li2O over 23.4 m in FAR16-007, which was successful in twinning historical hole zl-56-021. Furthermore, although FAR16-001 failed to intersect a similar wide zone as historical target zl-56-017 / 078, it intersected 0.117% Ta2O5, the first recorded occurrence of tantalite at Dyke 1. Phase 1 drilling information including all significant assay results are listed in Table 9-1. Phase 1 drilling was overall successful in validating historical results and prompted drilling to be planned for 2017.

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Table 9-1. Foremost Phase 1 Drilling.

BHID	UTM E	UTM N	Azimuth	Dip	EOH (m)	Target	Pegmatite Intersections (m)	Significant Assay Results
FAR16-001	458627	6079036	245.9°	-55.8°	323.00	Twin zl-56-017/078	202.30-203.84 206.14-208.97 224.08-229.00 254.00-255.64 290.57-292.00	1.5% Li2O over 1.6m 0.1% Ta2O5 over 1.6m
FAR16-002	458562	6079028	252.9°	-57.7°	170.00	Twin zl-56-013	118.00-123.30 123.30-134.36 146.10-163.74 167.20-170.00	1.1% Li2O over 8.6m
FAR16-003	458527	6079024	250.5°	-50.1°	92.00	Twin zl-56-005	48.84-73.07	1.1% Li2O over 11.1m
FAR16-004	458563	6078983	249.8°	-48.9°	116.00	Testing zl-56-007 intercept	82.14-94.18	0.6% Li2O (Max value)
FAR16-005	458507	6079083	251.9°	-45.1°	71.00	Testing between zl-56-001 and 071	21.31-47.90	1.3% Li2O (Max value)
FAR16-006	458500	6079103	252.0°	-45.1°	70.91	Testing between zl-56-069	19.28-43.24 45.61-46.61 67.73-69.15	0.8% Li2O over 11.0m 1.3% Li2O over 1.4m
FAR16-007	458345	6079015	73.0°	-57.0°	275.00	Twin zl-56-021	186.18-213.81 251.81-258.11	1.1% Li2O over 23.4m 1.2% Li2O over 4.1m

9.1.2   Phase 2 Drilling

Based on successful results from Phase 1, a second small drilling program was planned for the March of 2017. The two-week Phase 2 drilling program commenced in March of 2017 with 7 drillholes totaling 1,088.0 m of NQ core. Drillhole information from Phase 1 was used to refine the Dyke 1 pegmatite model. Although historical assay results were lacking, spodumene occurrence was modeled to attempt to identify mineralized zoning within the pegmatite which further refined the drill targets. The second program was designed to test Dyke 1 within 150m from surface along strike. The holes were designed to infill previously untested areas of the pegmatite (approximately 30m to 50m from historical and Phase 1 drill intersections).

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A total of 167 drill core samples of pegmatite were cut and sent for assay. Highlighted results for the program include 1.2% Li2O over 38.3m in FAR17-010. Phase 2 drilling information including all significant assay results are listed in Table 9-2. The Phase 2 program was successful in intersecting spodumene-bearing pegmatite and confirming the Dyke 1 model, as well as indicating a pinch out of the Dyke toward its northern exposed boundary when in contact with the gneissic unit.

Table 9-2. Foremost Phase 2 drilling.

BHID	UTM E	UTM N	Azimuth	Dip	EOH (m)	Target	Pegmatite Intersections (m)	Significant Assay Results
FAR17-008	458426	6079037	75.0°	-50.0°	161.00	Testing near zl-56-020	101.30-117.70 141.83-149.77	1.1% Li2O over 2.4m
FAR17-009	458338	6079063	82.0°	-65.0°	264.20	Testing near zl-56-018	165.18-166.97	Nosig. mineralization
FAR17-010	458343	6079014	68.0°	-48.0°	56.00	Testing near zl-56-029	162.92-205.45 207.00-216.62 230.10-230.91	1.2% Li2O over 38.3m 2.3% Li2O over 4.6m 2.6% Li2O over 2.1m 1.4% Li2O over 7.7m
FAR17-011	458419	6079129	69.0°	-58.0°	256.00	Testing near zl-56-003	43.63-45.31 46.74-48.00	1.3% Li2O over 1.3m
FAR17-012	458392	6079075	250.0°	-45.0°	155.00	Testing near zl-56-071	103.40-115.55 123.06-124.44 125.44-133.23	1.7% Li2O over 10.7m 4.1% Li2O over 0.4m 2.1% Li2O over 5.1m
FAR17-013	458426	6079037	75.0°	-51.0°	114.30	Testing near zl-56-004	71.56-82.30	1.0% Li2O over 1.7m
FAR17-014	458545	6078996	78.0°	-50.0°	86.00	Testing near zl-56-006	57.95-65.91	No significant mineralization

9.1.3   Phase 3 Drilling

In September of 2017, another drill program was executed to follow up on drilling results from Phases 1 and 2. Phase 3 drilling comprised 5 drillholes totaling 710.0 m of NQ core. Based on Foremost previous drill programs the pegmatite Dyke 1 model was revised and a preliminary internal block model was created to be used for identification of additional target areas within Dyke 1. The purpose of the Phase 3 drill program was to increase grade and tonnage of the internal block model moving toward a 43-101 resource estimate by infilling gaps in the drilling, to a distribution of 25 m radius reportage.

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A total of 207 drill core samples of pegmatite were cut and sent for assay. Highlighted results for the program include 1.4% Li2O over 20.6 m in FAR17-018 and 1.2% Li2O over 12.4 m in FAR17-019. Phase 3 drilling information including all significant assay results are listed in Table 9.2.2. The Phase 3 program was successful in intersecting spodumene-bearing pegmatite and further confirming the Dyke 1 model.

Table 9-3. Foremost Phase 3 drilling.

BHID	UTM E	UTM N	Azimuth	Dip	EOH (m)	Target	Pegmatite Intersections (m)	Significant Assay Results
FAR17-015	458499	6079104	250.0°	-59.2°	104.00	Infill	40.50-43.71 43.71-48.38 48.38-52.92 52.92-53.82 57.76-60.44 60.44-64.00 65.72-67.17 68.00-86.81	1.1% Li2O over 1.2m 0.8% Li2O over 3.3m 1.4% Li2O over 1.0m 1.0% Li2O over 1.5m 1.0% Li2O over 6.1m 1.0% Li2O over 1.1m
FAR17-016	458426	6078978	73.8°	-45.0°	132.00	Infill	95.81-108.50 108.5-118.18	0.7% Li2O over 0.9m 0.6% Li2O over 1.0m
FAR17-017	458499	6078923	80.4°	-65.0°	104.00	Infill	52.40-58.68	0.5% Li2O over 3.0m
FAR17-018	458452	6079028	74.0°	-63.0°	110.00	Infill	54.05-58.75 58.75-80.55 80.55-93.86	1.4% Li2O over 20.5m 2.2% Li2O over 4.0m 3.1% Li2O over 1.0m
FAR17-019	458365	6078963	68.5°	-60.0°	260.00	Infill	206.83-226.60	1.2% Li2O over 12.4m

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9.1.4   Phase 4 Drilling

In January of 2018, Foremost initiated a Phase 4 drilling program. Phase 4 comprised 19 drillholes totaling 2,472.0 m, establishing it the largest drilling program designed by Foremost to date. Phase 4 drilling consisted of multiple targets, including further definition of Dyke 1 and its possible northern extension, modern drill testing of Dykes 2, 4, 5 and 7, and drill testing of a strong MMI anomaly.

A total of 306 drill core samples of pegmatite were cut and sent for assay. Highlighted results from the program are detailed below in relation to the target of interest. Phase 4 drilling information including all significant assay results are listed in Table 9-4. Phase 4 drilling was successful intersecting Dyke 1 deeper than previous programs and successfully drill tested a strong MMI anomaly

Dyke 1

Five drillholes were designed to further define Dyke 1 at previously untested depths and to infill the north-central portion of the dyke model. Highlighted results include 1.8% Li2O over 15.7 m in FAR18-020 and two significant intersections of 1.6% Li2O over 5.0 m and 0.7% Li2O over 16.2 m in FAR18-023. FAR18-022 was designed to test below FAR18-021 from the same collar location, however, the drillhole was cancelled before intersecting the interpreted target interval, interpreted to be related to the pinching nature of the pegmatite in FAR18-021. The drilling results of Dyke 1 confirmed continuation of pegmatite and spodumene mineralization at depth.

Two drillholes, FAR18-024 and FAR18-025, were designed to target the northern extension of Dyke 1 previously identified in a historical trench map reported by Green Bay Uranium Group (assessment report #93562). Foremost personnel initially confirmed a small surface exposure of pegmatite near the target area (internally referred to as the “Dogleg”). However, neither drillhole intersected pegmatite. Additional field work is suggested to further define this target for future drilling.

Dyke 7

Three drillholes were designed to target Dyke 7 based on a review of historical drilling data, as well as results from the 2017 preliminary reconnaissance program in which surface grab samples resulted up to 2.6% Li2O. FAR18-027 and FAR18-028 tested a vertical fan of the northern extent of known surface exposure of spodumene in of Dyke 7. FAR18-029 targeted below 15-20% surface-exposed spodumene proximal to historical hole zl-56-056, which intersected 5.2m of pegmatite. All three drillholes intersected multiple pegmatite dykes with minor spodumene. Highlighted results for Dyke 7 include 0.6% Li2O over 1.5m in FAR18-028.

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Dyke 5

Four drillholes were designed to target Dyke 5, based on a review of historical drilling data, results from the 2017 preliminary reconnaissance program in which surface grab samples resulted up to 3.9% Li2O, and results from the 2016 surface chip sample program in which resulted up to 6.4% Li2O. FAR18-030 and FAR18-031 targeted below high-grade surface results; both were successful intersecting lithium mineralization at depth, although pegmatite widths were narrower than observed at surface. FAR18-032 targeted below the southern surface exposure of Dyke 5 and test an MMI anomaly which resulted 313 ppb Li. The drillhole intersected the highlighted result of 1.6% Li2O over 1.3m. FAR18-033 targeted the northernmost surface exposure of Dyke 5 and an MMI anomaly which resulted 264 ppb Li; this drillhole did not intersect significant mineralization. Spodumene mineralization was identified in all four drillholes, however, the pegmatites measured to be narrower at depth than what was observed at surface.

MMI Soil Anomaly – New Discovery

Two drillholes were designed to target an anomaly from the Summer 2017 MMI survey. This was the first drilling to assess a target not exposed at surface. MMI soil surveys are used as an effective tool for lithium exploration on buried or undiscovered lithium-bearing pegmatites. The targeted anomaly is identified as two 25m spaced samples along an east-west grid which both returned high MMI soil results (379ppb and 971ppb). The drillholes were designed as a vertical fan to intersect midway between the two anomalous soil samples; success on the shallow hole triggered the drilling of a steeper hole. Both drillholes were successful in intersecting lithium-bearing pegmatite, therefore identifying a new discovery. Highlighted results include 0.7% Li2O over 4.9m (including 1.3% Li2O over 0.9 m) in FAR18-034 and multiple high-grade intersections, including 1.1% Li2O over 12.3 m, in FAR18-035. This newly discovered zone, identified as “Dyke 8”, will be a focus for future drilling on the property (Figure 9.2.3).

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Figure 9-4. Drill results from testing a Mobile Metal Ions Li soil geochemical anomaly.

Dykes 2 and 4

Three drillholes were designed to target Dykes 2 and Dykes 4 to corroborate historical drilling results. FAR18-036 tested Dyke 2, targeting a historical drillhole intersection of 9.2 m of pegmatite in zl-56-038. Although FAR18-036 intersected 2 m of pegmatite, there was no significant mineralization.

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FAR18-037 and FAR18-038 targeted the north and south extensions (respectively) of Dyke 4, proximal to historical intersections. Highlighted results include 0.5% Li2O over 0.8m in FAR18-037. FAR18-038 failed to intersect significant mineralization. Further surface work is suggested to better define future drilling targets on Dykes 2 and 4.

Table 9-4. Foremost Phase 4 drilling.

BHID	UTM E	UTM N	Azimuth	Dip	EOH (m)	Target	Pegmatite Intersections (m)	Significant Assay Results
FAR18-020	458400	6079051	73.3	-65.0	209.0	Dyke 1	106.22-123.20 145.08-163.73	1.8% Li2O over 15.7m
FAR18-021	458297	6079026	73.0	-51.0	305.0	Dyke 1	210.00-214.39 216.65-216.83 228.9-229.21 260.72-263.02	0.5% Li2O over 1.4m
FAR18-022	458297	6079026	73.0	-61.0	92.0	Dyke 1	Drilling Cancelled	NA
FAR18-023	458332	6078979	70.7	-62.0	326.0	Dyke 1	193.66-193.87 227.76-260.70 299.07-301.21 306.97-307.76 308.11-308.25	0.7% Li2O over 16.2m 1.6% Li2O over 5.0m
FAR18-024	458442	6079225	112.6	-45.0	74.0	Dogleg	None	NA
FAR18-025	458442	6079225	112.6	-60.0	86.0	Dogleg	None	NA
FAR18-026	458289	6079025	80.8	-65.0	350.0	Dyke 1	265.92-282.36	0.5% Li2O over 3.0m
FAR18-027	460071	6080190	31.4	-50.0	101.0	Dyke 7	8.52-12.95 13.53-13.95 53.40-53.78 66.40-66.78 67.66-68.30	No significant mineralization
FAR18-028	460071	6080190	31.4	-50.0	128.0	Dyke 7	8.40-13.50	0.6% Li2O over 1.5m
FAR18-029	460132	6080168	3.9	-50.0	71.0	Dyke 7	4.00-4.90 5.51-6.75	No significant mineralization
FAR18-030	459959	6080102	221.4	-54.0	74.0	Dyke 5	44.34-47.00 47.46-48.20	1.2% Li2O over 1.0m
FAR18-031	459934	6080026	41.0	-52.0	71.0	Dyke 5	11.90-12.10 17.70-19.84 24.40-24.88 59.00-59.20	1.2% Li2O over 1.3m
FAR18-032	460012	6979926	40.6	-52.0	101.0	Dyke 5	16.00-17.20 25.34-25.59 34.90-38.52 68.28-68.77 82.52-85.62 86.51-87.23	1.6% Li2O over 1.3m
FAR18-033	459871	6080076	43.6	-50.0	86.0	Dyke 5	24.22-24.70 27.40-27.77 69.35-71.00	No significant mineralization
FAR18-034	459527	6080332	60.3	-48.0	85.0	Dyke 8*	14.57-19.54 24.58-40.32	0.7% Li2O over 4.9m
FAR18-035	459527	6080332	60.3	-70.0	89.0	Dyke 8*	15.34-22.10 24.44-39.21 51.22-64.10 67.00-69.25 73.32-73.47	1.2% Li2O over 4.4m 1.1% Li2O over 12.3m 1.5% Li2O over 2.2m
FAR18-036	459378	6080081	61.9	-45.0	74.0	Dyke 2	46.10-48.20	No significant mineralization
FAR18-037	459003	6079348	67.1	-45.0	74.0	Dyke 4	30.20-30.56 36.00-36.10 45.69-48.78	0.5% Li2O over 0.8m
FAR18-038	458936	6079459	67.4	-45.0	76.0	Dyke 4	57.63-58.45	No significant mineralization

*Dyke 8 newly discovered in 2018 drill program.

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9.2    CORE HANDLING, SAMPLING METHODS, AND APPROACH

9.2.1   Historical Work

Historically, work on the project area in 1956/1957 was not done to S-K 1300 standards and guidelines. Core storage was situated on the property itself and has since deteriorated with historical core being lost. Acid dip tests for survey data were recorded in the drill logs but did not indicate azimuth deviation, therefore it is uncertain where the drillholes deviated at depth. Furthermore, the sampling protocol did not include insertion of QAQC reference materials (blanks and standards) into the sample stream. The sampling methods are not described in the drill logs or related assessment report. Ultimately, the historical drilling was used in a general capacity to provide a base understanding of the pegmatite dyke, mineralization, and local geology. After Foremost completed sufficient drilling on Dyke 1 to confirm the model (Phase 3), the historical drillholes were removed from the wireframes and internal block model.

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9.2.2   Foremost Survey method

Foremost used a Reflex Multi-shot tool to survey the drillholes. Survey readings were taken at 30-50m intervals downhole, recording the azimuth, dip, temperature, and magnetics for each reading. All survey data was included in the database. Survey readings aided in calculating expected deviation for subsequent drilling programs.

Magnetic interference occurs on the west side of Dyke 1, therefore, an APS unit (Azimuth Pointing System) was added in Phase 3 to record the collar location, azimuth, and dip at surface in attempt to avoid magnetic interference. The APS unit is not affected by local magnetic interference and may also be used after drilling is complete to verify the starting azimuth and dip. Previous phases of drilling utilized a Garmin GPS unit and orienteering for spotting drillholes and for recording a final collar site after drilling had been completed.

9.2.3   Core Handling, Logging and Sampling Methods

The core was first retrieved at the drill site as the drill helper removes the core from the core tube into the drill box. The drillers were provided with a drill status sheet prior to the start of each hole to ensure that the boxes were labelled with the appropriate hole number. Should an error be noted by the project geologist on site, the box numbers were corrected immediately. A wooden block was inserted after each 3m core run recorded with the meterage down hole. The core remains in the custody of the drillers until it is flown back by helicopter sling after each 12-hour drilling shift (weather permitted), where it was immediately inspected by the project geologist. The core, when not being attended to, is stored at Gogal Air services helicopter hanger on core racks and pallets. The core was then transported into the core logging facility where it was teched, logged, and sampled.

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Core was laid out on core tables to be initially inspected for correct meter blocks and drillhole ID. The project geologist was responsible for recording RQD measurements and ensuring that the core is in continuous correct order. In Phase 3, a logging and sampling procedure document was created and implemented for subsequent programs. Logging was recorded in an excel template detailing intervals with associated major lithology, minor lithology, pegmatite minerals, structure, alteration, and samples. Generally, major lithologies were considered any unit greater than 2m and minor lithologies less than 2m. Special attention was placed on logging the pegmatite intervals, ensuring that mineralogical zoning was noted.

Once the geological information for each hole was recorded, the project geologist identified core to be sampled. Sample number identifiers were written on the core in red grease pencil, marking each sample with a starting arrow and ending arrow to indicate length. A corresponding sample tag was filled out for each sample, including the “from” and “to” intervals and a brief description was recorded in the drill logs. One third of the sample tag remained in the sample book to be retained as reference, a second tag was placed underneath the remaining portion of core interval to be sampled, and a third tag was placed in the sample bag with the sample portion. Sample intervals did not cross lithological boundaries significant alteration zones, or mineralogical zoning of the pegmatite; samples were selected of homogenous content. Sample interval lengths were greater than 0.3m but less than 1.5m. Shoulder samples of the host rock were not required as spodumene mineralization does not occur outside of pegmatites. QAQC controls were inserted into the sample stream at regular intervals and are discussed in detail in section 11.

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10.0  SAMPLING PREPARATION, ANALYSES AND SECURITY

10.1 SAMPLE COLLECTION AND SECURITY

Outcrop samples for the analysis of lithium and other elements were collected depending on the provenance of the sample. Channel samples were cut from available pegmatite exposures in mucked out and washed trenches on the Zoro Lithium Project. Channels were cut with a STIHL rock saw and were 6 cm wide and 6 cm deep on average. Sample length was variable owing to available exposure. In this manner 165 channel samples were acquired from 16 trenches with an additional 5 representative rock chips collected where channel samples could not be obtained.

Samples were removed from the channel using a rock pick and a standard chisel, labelled and placed in plastic sample bags. At the end of each work day all samples were transported by helicopter in sealed rock pails to a locked storage facility in Snow Lake. All samples were stored in this manner until the end of the sampling project when all samples were shipped from Snow Lake via Gardewine Transport to ACTLABS in Ancaster (Ontario) for analysis.

Drill core samples were collected after washing and core logging. Sample intervals from drill core varied according to the presence of spodumene in the pegmatite. Once the project geologist had completed sampling procedures, the core cutter was responsible for sawing identified core in half. Core was bisected into two halves with a rock saw with one half of the core returned to the core box in the correct interval and the other half was placed in a sample bag. Each sample bag was labelled with the sample number corresponding to the sample tag and sealed using a zip tie. The project geologist then assembled the sample bags to ensure no samples were missed and placed into rice bags and sealed for shipment. The project geologist filled out a sample submittal form for each batch of samples. All samples were stored in a locked core logging facility located adjacent to Gogal Air Services (Snow Lake) compound until shipped. The sample batches were shipped by ground using Gardewine to Activation Laboratories in Ancaster, Ontario. Blanks, duplicate samples and when available lithium standards were included in each sample batch forwarded to the laboratory. There is a standard client relationship that exists between the issuer and the analytical laboratories.

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All Rock sampling and analytical methodology was carried out in accordance with standard industry practices. It is the author’s opinion that quality assurance and quality control methods adopted for both rock and soil sample analyses are adequate and related sample preparation, security and analytical procedures are adequate.

Soil samples collected for Mobil Metal Ions analysis were collected with a Dutch auger. Proper collection procedures are vital to the success of an MMI™ orientation survey. Four samples must be taken from each hand dug pit to obtain a broad cross section of data sufficient to capture the optimal sampling depth. First, the interface or depth to begin sampling must be located. Typically, this interface is defined by the top of the humified organic layer lying just below the stratum containing leaf litter and organic material with visible structure (i.e. decomposing leaves, bark, twigs and peat). Below this interface, four depths are marked out (0-10 cm, 10-20 cm, 20-30cm, and 30-40 cm) and samples are carefully taken from each, beginning at the bottom and working upwards.

Samples are taken from the bottom to the top of the pit to minimize the contamination of lower samples with soil from higher in the profile. Using a plastic or vinyl scoop, a cross section of material was taken from each layer, ensuring each sample contains 200-300g of soil and is placed in a snap-seal plastic bag (e.g. ZIPLOC). Samples are not dried or sieved, and no sample preparation is required other than ensuring the sample is not contaminated. MMI™ geochemistry measures metallic mobile ions in parts per billion (ppb) or subparts per billion. At these concentrations contamination can easily overwhelm metal ion counts and strict adherence to survey cleanliness is required to ensure accuracy and repeatability. Cleanliness practices that must be followed during an MMI™ Orientation Survey include: (i) Sampling equipment brushed clean and flushed with soil from the new sample site before digging to eliminate residue from previous samples. (ii) During sample collection and handling, no jewelry (watches, rings, bracelets, chains etc.) can be worn, as this can be a major source of contamination. (iii) Sampling pits must be excavated with “clean” shovels that are paint and rust free. (iv) Vertical pit surfaces must be scraped clean to remove any debris and potential contaminants. (v) Sampling equipment must be made of plastic or vinyl only unless samples are collected with a Dutch auger.

All soil sample bags were double checked by the Foremost sampler prior to shipping. A sample shipment form was filled out and the samples were stored in a locked facility next to the Gogal Air Services (Snow Lake) compound until shipped. Blanks, duplicate field and laboratory samples and standard reference materials were included with each batch of samples prior to shipping to the laboratory.

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All MMI sampling and analytical methodology was carried out in accordance with standard industry practices. It is the author’s opinion that quality assurance and quality control methods adopted for both rock and soil sample analyses are adequate and related sample preparation, security and analytical procedures are adequate.

10.2 HISTORIC SAMPLING METHODS

The specifics of drill core and sample collection including sample footages and lengths for historical drill holes from the Zoro Lithium Project are not reported in the Manitoba Government Assessment Files or other historic information sources. The assay sample intervals for gold are presented in Table 7.3 and indicate highly variable sample widths. It is not known what sampling methods were used. A description of the approach to outcrop and pit/trench sampling is available in Cancelled Assessment File 93562 and was produced by Dr. R. Banfield, consultant to Green Bay Mining and Exploration Ltd. The Banfield report (cf. C.A.F. 95362) noted the following factors as critical in designing an appropriate sampling scheme for the Zoro 1 pegmatite:

“The entire width of the pegmatite dyke required sampling. The spodumene crystals varied between “a fraction of an inch to 18 inches long”. The orientation of the spodumene crystals is mostly irregular but where there is orientation, the long axis of the crystals is parallel to the walls of the dyke.”

Sample collection was aided by a gasoline powered portable crusher mounted on skids. Trenches approximately “2 feet wide” were blasted into the dyke and extended from wall to wall of the pegmatite at right angles to the strike of the dyke. The top one foot of rock was discarded to avoid the effects of weathering. The trench was then deepened for an additional two feet. Trenches were established every twenty-five feet. The sample that was collected for assay was two feet wide, two feet deep which at 12 cubic feet to the ton would represent a third of a ton per linear foot of trench. It was recommended that the sample lengths be equal to five lineal feet of trench which would yield about one ton of sample.

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Blasting mats were utilized to avoid scatter and loss of material and all fines were reserved and included with coarser fractions for assay. Rock fragments were crushed to maximum diameters of one inch. Subsequent to sizing the material is shoveled into a cone-shaped pile on a metal or wooden platform with subsequent material added to the top of the cone. The sample was then flattened to a thickness of 1 foot and spread out to form a ring with no material in the center of the ring. The central cone was then re-established by shoveling material back into the center of the ring. This procedure was repeated twice and then the cone is flattened to a thickness of one foot and divided into four quadrants. Two of the four quadrants were then “coned” again using the above procedure and a second set of quadrants produced. This procedure was repeated until a total of 40 pounds of sample remained. This sample was once again quartered, divided into two halves and twenty pounds were bagged, labelled and sent to the analytical facility for assay. The remaining half was archived for future use.

10.3 SAMPLE PREPARATION

10.3.1      Rock

Rock samples, including channel (Figure 10.3.1) and representative rock chip, were prepared for analysis by crushing to a nominal minus 10 mesh (1.7 mm), mechanically splitting (riffle) to obtain a representative sample and then pulverizing to at least 95% minus 150 mesh (106 microns). Cleaner sand is used between each sample and the quality of crushing and pulverization is routinely checked as part of the Activation Laboratories quality assurance program. Pulverizing is done in a mild steel vessel with possible Fe contamination of up to 0.2%.

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Figure 10-1. Channel cut for sampling of the Zoro 1 spodumene pegmatite.

10.3.2    Soil

There is no sample preparation for soil samples collected for analysis using Mobil Metal Ion Technology.

10.4 SAMPLE ANALYSIS-ROCK SAMPLES

All drill core and rock chip samples were analyzed with Activation Laboratories (Actlabs) in Ancaster Ontario which is an ISO 17025 accredited laboratory issued by the Standards Council of Canada (SCC). There is a standard client relationship that exists between the issuer and the analytical laboratories. The samples underwent “Ultratrace7” (UT-7) analysis. This analytical approach combines a Sodium Peroxide (Na2O2) fusion with ICP/OES and ICP/MS finish. All metals are solubilized. A brief description of the analytical methodology is given here:

●         ICP/MS: Fused samples are diluted and analyzed by Perkin Elmer Sciex ELAN 6000, 6100 or 9000 ICP/MS. Fused blank is run in triplicate for every 22 samples. Controls and standards fused with samples are run after the 22 samples. Fused duplicates are run every 10 samples. Instrument is recalibrated every 44 samples.

●         ICP/OES: Samples are analyzed with a minimum of 10 certified reference materials for the required analyte, all prepared by sodium peroxide fusion. Every 10th sample is prepared and analyzed in duplicate; a blank is prepared every 30 samples and analyzed. Samples are analyzed using a Varian 735ES ICP or a Thermo 6500 ICAP. Results are reported in parts per million (ppm).

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The reported elements and their detection limits are given in Table 10.4.1.

Table 10-1. Ultratrace-7 analysis: elements and detection Limits (ppm) unless otherwise indicated.

Element	Detection Limit	Reported By	Element	Detection Limit	Reported By
Ag	13	ICP/MS	Mo	1	ICP/MS
Al	0.01%	ICP	Nb	2.4	ICP/MS
As	5	ICP/MS	Nd	0.4	ICP/MS
B	10	ICP/MS	Ni	10	ICP/MS
Ba	3	ICP/MS	P	0.005%	ICP
Be	3	ICP/MS	Pb	0.8	ICP/MS
Bi	2	ICP/MS	Pr	0.1	ICP/MS
Ca	0.01%	ICP	Rb	0.4	ICP/MS
Cd	2	ICP/MS	S	0.01%	ICP
Ce	0.8	ICP/MS	Sb	2	ICP/MS
Co	0.2	ICP/MS	Se	0.8	ICP/MS
Cr	30	ICP/MS	Si	0.01%	ICP
Cs	0.1	ICP/MS	Sm	0.1	ICP/MS
Cu	2	ICP/MS	Sn	0.5	ICP/MS
Dy	0.3	ICP/MS	Sr	3	ICP/MS
Er	0.1	ICP/MS	Ta	0.2	ICP/MS
Eu	0.1	ICP/MS	Tb	0.1	ICP/MS
Fe	0.05%	ICP	Te	6	ICP/MS
Ga	0.2	ICP/MS	Th	0.1	ICP/MS
Ge	0.7	ICP/MS	Ti	0.01%	ICP
Gd	0.1	ICP/MS	Tl	0.1	ICP/MS
Hf	10	ICP/MS	Tm	0.1	ICP/MS
Ho	0.2	ICP/MS	U	0.1	ICP/MS
In	0.2	ICP/MS	V	5	ICP/MS
K	0.1%	ICP	W	0.7	ICP/MS
La	0.4	ICP/MS	Y	0.1	ICP/MS
Li	3	ICP/MS	Yb	0.1	ICP/MS
Mg	0.01%	ICP	Zn	25	ICP/MS
Mn	3	ICP/MS

The Quality Control System at ACTLABS is accredited to international quality standards through the International Organization for Standardization /International Electrotechnical Commission (ISO/IEC) 17025 (ISO/IEC 17025 includes ISO 9001 and ISO 9002 specifications) with CAN-P-1758 (Forensics), CAN-P-1579 (Mineral Analysis) and CAN-P-1585 (Environmental) for specific registered tests by the SCC. The accreditation program includes ongoing audits which verify the Quality Assurance system and all applicable registered test methods. ACTLABS is also accredited by the National Environmental Laboratory Accreditation Conference (NELAC) program and Health Canada (Activation Laboratories website). Specific details are presented in Table 10-2.

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Table 10-2. Activation Laboratories scope of accreditation and inspection (ACTLABS website).

Accrediting Organization	Scope of Accreditation
Standards Council of Canada (SCC) for International Standards Organization (ISO) 17025	Forensic Tests (CAN-P-1578) Mineral Analysis/Geological Tests (CAN-P-1579) Environmental Tests (CAN-P-1585) Chemical/Physical/Mechanical Tests
Health Canada	Establishment License for Pharmaceutical Testing (#101067-A and –B)
Food & Drug Administration (FDA) Registered and Inspected	Pharmaceutical Testing (Registration #3005494188)
Ontario Ministry of Agriculture and Food (OMAFRA)	Accredited Soil Analysis Laboratory (Agriculture)

ACTLABS’ Quality System is accredited to international quality standards through the International Organization for Standardization /International Electrotechnical Commission (ISO/IEC) 17025 (ISO/IEC 17025 includes ISO 9001 and ISO 9002 specifications) with CAN-P-1578 (Forensics), CAN-P-1579 (Mineral Analysis) and CAN-P-1585 (Environmental) for specific registered tests by the SCC.  The accreditation program includes ongoing audits which verify the QA system and all applicable registered test methods. ACTLABS is also accredited by Health Canada.

The quality program at ACTLABS also includes the use of standards, analytical duplicates and blanks. Table 10-3 presents a comparison of the results of lithium analysis for international standards (measured and certified), analytical duplicates and replicate analyses of the analytical blank for assays from Dyke 1. Review of Table 10-3 indicates the Zoro lithium analyses are accurate, precise and have no laboratory-based contamination introduced into the samples as monitored by the method blank. Figure 10.4.1 presents a graphical representation of duplicate analyses.

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Table 10-3. Summary of quality control data, Dyke 1 assays, Zoro Lithium Project.

Analyte Symbol Unit Symbol Detection Limit (ppm) Analysis Method	Li ppm 3 FUS-MS-Na2O2
Standards
W-2a Measured	8
W-2a Certified	9.6

NCS DC70018 Measured	28
NCS DC70018 Certified	29

BIR-1a Measured	6
BIR-1a Certified	3.6

NCS DC70014 Measured	36
NCS DC70014 Certified	39.1

DNC-1a Measured	4
DNC-1a Certified	5.2

Analytical Duplicates
ZR-10 Original	2420
ZR-10 Duplicate Analysis	2370
ZR-20 Original	2600
ZR-20 Duplicate Analysis	2580
ZR-30 Original	643
ZR-30 Split	750
ZR-30 Original	650
ZR-30 Duplicate Analysis	636
ZR-40 Original	283
ZR-40 Duplicate Analysis	309
ZR-50 Original	722
ZR-50 Split	866
ZR-50 Original	728
ZR-50 Duplicate Analysis	717
ZR-60 Original	5450
ZR-60 Split	5860
ZR-60 Original	5400
ZR-60 Duplicate Analysis	5490
ZR-70 Original	4440
ZR-70 Duplicate Analysis	4530
ZR-80 Original	1170
ZR-80 Duplicate Analysis	1080
ZR-90 Original	6900
ZR-90 Split	7960
ZR-90 Original	6840
ZR-90 Duplicate Analysis	6960
ZR-100 Original	1840
ZR-100 Split	1930
ZR-100 Original	1840
ZR-100 Duplicate Analysis	1830
ZR-110 Original	259
ZR-110 Duplicate Analysis	256
ZR-120 Original	360
ZR-120 Split	395
ZR-120 Original	357
ZR-120 Duplicate Analysis	362
ZR-130 Original	5200
ZR-130 Duplicate Analysis	5100
ZR-140 Original	359
ZR-140 Duplicate Analysis	362
ZR-150 Original	435
ZR-150 Split	450
ZR-150 Original	433
ZR-150 Duplicate Analysis	438
ZR-151 Original	323
ZR-151 Split	330
ZR-160 Original	3380
ZR-160 Duplicate Analysis	3420
ZR-170 Original	31
ZR-170 Split	31
ZR-170 Original	30
ZR-170 Duplicate Analysis	32

Method Blank
Method Blank	< 3

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Figure 10-2. Graphical representation of duplicate lithium analyses, Dyke 1 trench samples.

SOIL SAMPLES

Soil samples were analyzed in the Vancouver laboratories of SGS Mineral Services (Vancouver, Canada) using their proprietary Mobil Metal Ions Technology. There is a standard client relationship that exists between the issuer and the analytical laboratories. SGS Mineral Services is a Standards Council of Canada (SCC) accredited laboratory to ISO/IEC 17025, the international standard for testing and calibration laboratories. The management system requirements contained in ISO/IEC 17025 meet the principles of, and are aligned with, the internationally recognized quality management system standard, ISO 9001:2015.

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MMI technology is an innovative analytical process that uses a unique approach to the analysis of metals in soils and related materials. Target elements are extracted using weak solutions of organic and inorganic compounds rather than conventional aggressive acid or cyanide-based digests. MMI solutions contain strong ligands, which detach and hold metal ions that were loosely bound to soil particles by weak atomic forces in aqueous solution. This extraction does not dissolve the bound forms of the metal ions. Thus, the metal ions in the MMI solutions are the chemically active or ‘mobile’ component of the sample. Because these mobile, loosely bound complexes are in very low concentrations, measurement is by conventional ICP-MS and the latest evolution of this technology, ICP-MS Dynamic Reaction Cell™ (DRC II™). This allows us to report very low detection limits. The method targets mobile metal ions that rise vertically through overburden from buried sources of metals. This results in few false anomalies, focused, sharp anomalies, excellent repeatability, definition of metal zones and associations, detection of deeply buried mineralization, low background values (low noise) and the detection of more regional zones of metal dispersion that can be related to mineralizing processes.

Typically field duplicate samples are collected at one sample per 30 samples during a program to monitor the reproducibility of analyses. Analytical duplicates are samples that are selected from the sample batch for re-analysis. Internal reference materials and analytical blanks are included in the analytical stream to assess accuracy and to monitor potential laboratory-based contamination.

Figure 10-3 is a graphical representation of analytical duplicate analyses for Li, Cs and Rb from the MMI program at the Zoro Lithium Project. Analytical reproducibility is interpreted to be excellent over a wide range of concentration.

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Figure 10-3. Plot of duplicate analyses for Li, Cs and Rb in Zoro soil samples analyzed by MMI Technology. (n=28 duplicate pairs).

MMI technology is an innovative analytical process that uses a unique approach to the analysis of metals in soils and related materials. Target elements are extracted using weak solutions of organic and inorganic compounds rather than conventional aggressive acid or cyanide-based digests. MMI solutions contain strong ligands, which detach and hold metal ions that were loosely bound to soil particles by weak atomic forces in aqueous solution. This extraction does not dissolve the bound forms of the metal ions. Thus, the metal ions in the MMI solutions are the chemically active or ‘mobile’ component of the sample. Because these mobile, loosely bound complexes are in very low concentrations, measurement is by conventional ICP-MS and the latest evolution of this technology, ICP-MS Dynamic Reaction Cell™ (DRC II™).

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11.0  DATA VERIFICATION

11.1 Mark Fedikow Verification

11.1.1      HISTORIC WORK

Data verification for diamond drill core samples have not been reported in the Manitoba Government Assessment Files or other historic sources of information. A program of re-sampling drill core from DDH 5, 13, 17 and 21 was undertaken by Green Bay Exploration to assess previous assay databases (C.A.F. 93562). Samples were shipped to Ledoux and Company of New Jersey (U.S.A) but resulting assays are not reported. Historic drill core is no longer available for sampling.

11.1.2      DIAMOND DRILLING

All drill collars on the Zoro Lithium Project were surveyed using a handheld GPS and an APS unit. The surveys conducted on the Zoro Lithium Project are adequate for ongoing exploration and an eventual resource estimate. The great majority of the holes were surveyed by a REFLEX instrument (single shots approximately every 50 m).

Active drill sites have been visited during active drilling and during helicopter-assisted drill moves. Spodumene was observed in the drill core. Drill casings were observed for all drill holes.

11.1.3      OUTCROP SAMPLING

Channel and grab sample locations for Dykes 1 through 7 have been observed and documented with a hand-held GPS by the QP. Channel samples are approximately at right angles to the strike of the pegmatite and are of variable lengths.

Channel sampling was used to assess the lithium and related element contents of the pegmatites because traditional grab samples are very difficult to obtain from smooth, hard outcrop surfaces using a hammer and chisel. The channel samples are selective by nature and are likely to approximate average grades. The purpose of such sampling is to rapidly determine whether mineralization is constant throughout the outcropping pegmatite.

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11.1.4      DRILL CORE

Drill core and spodumene intersections have all been observed in core racks and cross-piled drill core stored in the locked compound of Gogal Air Services. All core boxes were labelled and properly stored outside. Sample tags, located at the end of each sample, were still present in the boxes. Marks on the bottom of the box were also found, indicating sample intervals. It was possible to validate sample numbers and confirm the presence of spodumene for each of the samples in the mineralized zones.

11.1.5      ROCK AND SOIL SAMPLE COLLECTION

The goal of verification for outcrop sampling was to verify historic values for lithium reported in assessment files in the Manitoba Mining Recorders office in Winnipeg. Mineralization-level contents were obtained for all showings. The authors are satisfied that all known pegmatite occurrences described in this report contain Li mineralization. Soil sample collection was undertaken by field staff after lengthy in-field demonstrations and field experience with the MMI technique since 1997. All MMI soil samples were collected with procedures considered to be best practices.

11.2 Scott Zelligan Verification

11.2.1      Data Validation

Validation of the drillhole and assay database was undertaken using the original drill logs and assay certificates. 100% of the database was reviewed to check for discrepancies in the collar locations, downhole survey data, and assay values. Drill logs were obtained from Orix Geoscience Inc. (who have provided database management and exploration services) as well as the original Certificates of Analysis from ACTLABS for all results. After review, there were no errors in the assay results in the database, and <5% errors in the collar/survey database, all of which were explained by incorrectly entered data in the original logs. Therefore, the only deviation from the original data were corrections to originally incorrect values.

11.2.2      Site Visit

On May 26th, 2018, Scott Zelligan, P.Geo., visited the Project, accompanied by Mark Fedikow, Qualified Person. The visit included flying by helicopter from Snow Lake to visit the drilling locations, as well as visiting the core logging/cutting facilities and the core farm in Snow Lake.

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7 drill collar locations (with 12 collars total) were visited and measured using a Garmin GPS Map 60Csx handheld GPS. Table 11.6.1 displays the locations measured and their location according to the drill logs as compared to the validation measurement, in NAD83 (14U) Datum. The locations correspond well within the accuracy of the device (+/- 10 m). Figure 11-1 displays the collars visited. Additionally, one historical trench was visited (Figure 11-2).

The core logging and cutting facilities were visited (Figure 11-3) and are appropriate facilities for conducting drill logging and cutting and are maintained in excellent condition to facilitate a high-quality sampling program.

While visiting the core farm three mineralized intervals were reviewed by the authors. These mineralized intervals were selected from three different holes, one each from three of the Foremost drilling campaigns (locations shown in Figure 11-1). Table 11-2 shows the intervals reviewed, and Figures 11-1 through 11-7 are photos of the core reviewed. The mineralization is visually obvious and was observed as expected from the assay results for the reviewed intervals. Note some intervals were incomplete due to metallurgical sampling

Table 11-1. Collar locations visited on the site visit (NAD83 14U).

Drill hole ID	Site Visit Measurement (Easting, Northing)	Drill Log Location (Easting, Northing)
FAR16-007	458347 m E 6079016 m N	458345 m E 6079015 m N
FAR17-008	458429 m E 6079034 m N	458426 m E 6079037 m N
FAR17-010	458347 m E 6079016 m N	458343 m E 6079014 m N
FAR17-013	458429 m E 6079034 m N	458426 m E 6079037 m N
FAR17-018	458454 m E 6079028 m N	458452 m E 6079028 m N
FAR18-020	458400 m E 6079051 m N	458400 m E 6079051 m N
FAR18-021	458301 m E 6079027 m N	458297 m E 6079026 m N
FAR18-022	458301 m E 6079027 m N	458297 m E 6079026 m N
FAR18-023	458332 m E 6078980 m N	458332 m E 6078979 m N
FAR18-026	458292 m E 6079026 m N	458289 m E 6079025 m N
FAR18-034	459529 m E 6080336 m N	459527 m E 6080332 m N
FAR18-035	459529 m E 6080336 m N	459527 m E 6080332 m N

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Figure 11-1. Collar locations visited on the site visit.

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Figure 11-2. Historical trench and mineralized sample

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Figure 11-3. Core logging and cutting facilities in Snow Lake

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Table 11-2. Drill core intervals reviewed on site visit.

Drill hole ID	From-To (m)	Average Li2O
FAR16-007	188.2-213.8	0.98%
FAR17-010	162.92-171.00 181.05-192.60 201.08-213.57	0.76% 1.14% 0.46%
FAR18-020	102.1-123.5	1.56%

Figure 11-4. Location of reviewed holes in deposit (3D view looking down to the north-east).

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Figure 11-5. Interval reviewed in FAR16-007.

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Figure 11-6. Interval reviewed in FAR17-010.

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Figure 11-7. Interval reviewed in FAR18-020.

11.2.3       Qualified Persons Statements

The author had full access to the data and the required documentation for verification as requested, and no limitations were placed by FOREMOST on that access.

In the opinion of the author, the data is adequate for the purposes of the inferred mineral resource estimate calculated and presented in Section 13.

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12.0   MINERAL PROCESSING AND METALLURGICAL TESTING

Based upon the straight-forward nature of pegmatite mineralization, mechanical processing and separation methods are well known. Processing involves crushing of material to appropriate size, magnetic or dense media separation (DMS) to remove impurities, and concentrate spodumene. Process recovery rates are anticipated to be approximately 90%.

The analytical procedures used in the analysis are part of conventional industry practices developed for processing of mineralogically similar pegmatite material. Concentration of spodumene by standard industry practices is adequate for the purposes of the initial assessment, in the opinion of the qualified person.

Preliminary test work has been completed by SGS Minerals Process Solutions Laboratory in Lakefield, Ontario. SGS is a fully certified lab and the relationship with Foremost is that of a standard client. A 489kg bulk sample of pegmatite representative of Dike 1 was submitted, from which a 100kg subsample was removed for analysis. Test work was designed to optimize crushing and concentrate recovery. Results are encouraging and show a recovery of greater than 90%.

A specific gravity (SG) cut point of 2.9 resulted in the generation of over 6% Li2O concentrate from the Master Composite (-12.7/+0.5 mm), after dry magnetic separation. The selection of an SG cut-point for the DMS 1st pass was based on removing a significant portion of the feed mass (primarily silicate gangue) to the float product while minimizing lithium losses.

It is the opinion of the qualified person that the analytical procedures used in the analysis are part of conventional industry practice, and believes the procedure is appropriate in this instance.

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13.0   MINERAL RESOURCE ESTIMATES

13.1   Dyke 1 Inferred Resource Estimate

The following Inferred Mineral Resource estimation was completed by Scott Zelligan, P.Geo, with an effective date of May 25, 2018. No change has occurred to the resource estimate between May 25, 2018 and March 31, 2022. This resource covers only material within Dyke 1 at the Zoro Lithium Project. Dyke 1 is completely within the Zoro Project and Foremost has an option over the entirety of the Inferred Mineral Resource, described herein, subject to a 2% NSR.

This Inferred Mineral Resource is in-situ and has some historic trenches and small test-pits along the surface trace. The semi-vertical orientation of the pegmatite bodies is amenable to open-pit mining in the near-surface, which may transition to an underground mining scenario at depth. Current drilling has defined the Zoro-1 pegmatite to a True Vertical Depth of approximately 300m.

The concentration of Lithium and other potentially valuable elements is directly linked to spodumene concentration. Spodumene content is variable within the pegmatite body. Owing to the distinct physical and chemical difference of pegmatite compared to the host rock andesite, the mining scheme will seek to exploit the entirety of the pegmatite. Geochemically, this corresponds to using a cut-off grade related to the geologic contact. The host rock has zero lithium-enrichment and therefore using a minimal cut-off grade for total resource calculation is recommended.

The Inferred Mineral Resource Estimate presented here is, in itself, not of sufficient volume to justify the construction of all the processing infrastructure necessary to produce this resource in an economically responsible nature. With a larger resource, the timeline and scale of an extractive operation would be of potential economic viability. The Zoro project contains additional pegmatite targets that have not been drilled in sufficient density to make further resource calculations. The exploration strategy involves defining mineral resources, of similar quality, and total volumes in excess to 10MT. The average grades are comparable to economically viable and operating pegmatite mines within Canada and it can therefore be reasonably assumed that defining larger volumes of Li-enriched pegmatite may result in a positive economic evaluation.

There are not any known permitting or environmental compliance issues related to the project. The local jurisdiction has a strong regard for the natural resources industries and a well-defined process for mining companies to advance projects into production. Permits required to advance this project include review from the following departments of the Manitoba government: Environment, Wildlife , Fisheries, Historic Resources, and Mines. This process would likely take 6-8 weeks for review after completion of all other supplementary reports/studies completed.

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Future mine operations will require road construction and running a 3-phase tie-in to the high-voltage regional line, 10 km SW. Approximately 40km of Road will need to be cut from the SE to access the regional highway. Access from Snow Lake will remain helicopter based to avoid bridge construction.

For reporting purposes, the Zoro inferred mineral resource is tabulated at Li2O (%) cut-offs. A cut-off of 0.3 % was chosen as the base case and is deemed a reasonable prospect for economic extraction based on similar reporting on other comparable properties, as well as the relevant factors discussed in previous sections of this report. The author is unaware of any known environmental, permitting, legal, title, taxation, socio-economic, marketing, political, or other relevant factors that may negatively affect the economic extraction of the inferred resource.

The Inferred Mineral Resource Estimate presented here is 1,074,467 Tonnes of material at an average grade of 0.91% Li, using a cut-off grade of 0.3% Li.

Pegmatite Lithium Mining operations in Canada and other comparable jurisdictions are used to provide some of the industry-standard processes, costs, and pricing. The metal price used for this determination is based on a Spodumene (Li2O) concentrate of 6% and a combination of long-term pricing (~1800 US$/t concentrate) weighted with consideration of current pricing (~5500 US$/t concentrate). The author feels this is reasonable given the long-term anticipated demand for the commodity, the long-term timeline of this project, and the current (2018) pricing being over three times that of the long-term forecast. These prices are based upon historic values from 2008-2018 and in the future these values are projected to increase.

There is a high-level of certainty in the inferred mineral resource presented here. The author is of the opinion that with infill drilling this resource will be upgraded to indicated and measured categories. Additionally, the author is of the opinion that the numerous pegmatites clustered within the trend of the Zoro project are of sufficient geologic potential to meet and exceed the volumetric requirements of Li-enriched pegmatites necessary to justify the advancement of this project to a Pre-Feasibility Estimation (PFE) status.

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Sources of Uncertainty can include: sampling and drilling methods, data processing and handling, geologic modeling and estimation. The primary Author, Qualified Person, has been involved with this project for more than 30 years, and personally carried out the execution of all modern work as a Consultant to Foremost. Geologic modeling of the linear pegmatite body is based upon drilling and surface data with good confidence. The inferred mineral resource estimation was carried out with standard industry practices and relied on conservative kriging models.

The author has based the categorization and cut-off grade of the deposit on the principle of reasonable prospects for eventual economic extraction, with an open pit production scenario. The author believes that this is warranted for the deposit given the following:

-	Near surface mineral resource

-	Compact and continuous nature of the deposit suggests a favourable target for open pit mining

-	Favourable mining jurisdiction

The metal price used for this determination is based on a Spodumene (Li2O) concentrate of 6% and a combination of long-term pricing (~1800 US$/t concentrate; 2013-2018) weighted with consideration of current pricing (~5500 US$/t concentrate). The author feels this is reasonable given the long-term anticipated demand for the commodity, the long-term timeline of this project, and the current pricing being over three times that of the long-term forecast. The operating cost assumptions are sourced from comparable open pit projects in Canada. A cut-off grade of 0.3 % was used for reporting, based on comparable open pit projects in Canada and the open pit optimization results. Optimized pit shells were generated by an Open Pit Engineering consultant to establish reasonable prospects for eventual economic extraction. The pit shells were run on the regular model cells, with blocks measuring 2.5 x 2.5 x 2.5 m. The pit slope angle was set at 50° based on preliminary estimate of the rock quality. Key input assumptions are summarized in Table 13-1. Comparable properties are referenced and averages derived from publicly available industry databases.

Table 13-1. Open-Pit Optimization Inputs

Inputs	Units
Spodumene Concentrate Price	US$/t conc	$3,300
Exchange Rate	US$:C$	0.77
Concentrate Grade	% Li2O	6%
Percent Payable	%	100%
Concentrate Transportation	US$/dmt	$200
Royalties	% NSR	2%
OPEX Mining Cost	C$/t mined	$4.00
Processing Cost	C$/t processed	$20.00
G&A Cost	C$/t processed	$10.00
External Mining Dilution	%	0
Mining Recovery	%	100
Process Recovery	%	90
Pit Slope Angles	Degrees	50
Strip Ratio	Waste t : Above cut-off t	4.36:1

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13.1.1       Data

Drill hole sample data (.csv files and .dm files) and wireframes (.dm files) for this resource estimate were supplied by Orix Geoscience Inc., on behalf of Foremost Ltd., and imported into GEOVIA Surpac™ software (version 6.3) and subsequently verified by standard internal Surpac™ processes. These .csv files contain collar, survey, lithological and assay data collated by Orix and confirmed by the author. Data includes logged and assayed diamond drill core. Lidar data (.las files) was supplied by Strider Resources Limited.

Orix supplied wireframes depicting the mineralized domains (interpreted with input from the author). These were imported and verified in Surpac™ software prior to implementation into the block model. These include:

●	Low grade “pegmatite dyke” model

●	Higher grade “FW” model

●	Higher grade “HW” model

●	Internal waste model

The author independently created an overburden/bedrock contact model, using data from the drillhole database in order to restrict estimation of the depth to the bedrock.

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The main estimated commodity is Li2O, however supplementary elements Be, Cs, Ga, Rb, and Ta were also estimated in order to best represent the value of the contained rock in Dyke 1.

The database contains 39 drillholes, 22 of which intersected Dyke 1 and were used in the estimate.

13.1.2       Geological Interpretation

The deposit is hosted within a pegmatite dyke intruding andesite. The pegmatite is divisible and modelled from the pegmatite, however, the content of spodumene (and hence lithium) is not as clearly divisible within the dyke. For this reason, a statistical investigation was undertaken to determine the best course of action with regard to modelling the spodumene-rich volumes within the dyke. Figure 13-1 displays a log-histogram of the Li2O% data, and indicates the presence of multiple populations within Dyke 1, including:

●	“waste” population peaking at ~0.07 % Li2O

●	“low grade” population peaking at just above ~0.1 % Li2O

●	“high-grade” population(s) peaking imperfectly at or about 1.0-1.5 % Li2O

A probability plot (Figure 13-2) of the data revealed a distinct population break at ~0.4 % Li2O, indicating that this may be the division between the “high-grade” population(s) and the “low grade” population. This division was used as a basis to model the “high-grade” domains within Dyke 1, dubbed the “FW” and “HW” models.

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Figure 13-1. Log-Histogram of Li2O% values within Dyke 1 results.

Figure 13-2. Probability Plot of Li2O% values within Dyke 1 results.

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13.1.3       Wireframing

Wireframes based on pegmatite intersections and assay results, (Figure 13-3) were constructed by Orix Geoscience in Datamine (Studio EM) to represent the extents of Dyke 1. Wireframes include:

●	High-grade “FW” model

●	High-grade “HW” model

●	Internal waste model

●	Pegmatite model

Figure 13-3. Domain wireframes. (Transparent light blue – Dyke 1; Green – “HW”; Pink – “FW”; Blue – internal waste)

Initial statistical investigation (Figure 13-4) shows that the wireframe domains appear to have captured (more or less) single log-normal grade populations. Due to the (relatively speaking) low population numbers perfect populations are statistically unlikely, however, for the purposes of this estimate these domains appear valid.

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Figure 13-4. Log-Histogram plots of Li2O% values for: A – Low grade, B – “HW” domain, C – “FW” domain

13.1.4       Contact Profiles

Contact profiles were generated to test the validity of the wireframe models and to determine the ideal method for treating wireframe boundaries. Contact plots for Li2O% were developed between the samples within the low-grade dyke domain and the waste, and between the “FW” and “HW” high-grade domains and the low-grade domain. These boundaries all appear to be hard/sharp. Figure 13-5 displays the plots.

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Figure 13-5. Contact plots for Li2O%.

Contact profiles were also generated to test the validity of the wireframes for the other metals to be estimated. Based on statistical examination, there was potential that Cs, Rb, and Ta values in the “FW” domain represented separate populations. Based on the contact profiles (Figure 13-6) it was determined to treat only Cs as a separate population in the “FW” domain.

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Figure 13-6. Contact Plots for other metals.

13.1.5      Exploratory Data analysis

Raw Data Assays and Statistics

Summary statistics for the uncomposited Li2O% assay data for each domain is shown in Table 13-2.

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Table 13-2. Raw Li2O% Sample Data by Mineralization Zone.

Li2O%
	Low	FW	HW
# of Samples	288	34	202
Minimum	0	0.14	0
Maximum	1.35	2.52	4.12
Mean	0.17	0.87	1.15
Variance	0.03	0.30	0.06
S.D.	0.18	0.55	0.85
Skewness	3.36	1.09	0.73
Kurtosis	14.90	1.14	0.56

Summary statistics for the uncomposited Be, Cs, Ga, Rb, and Ta assay data for the appropriate domains is shown in Table 13-3.

Table 13-3. Raw Sample Data for Be, Cs, Ga, Rb, and Ta. Units at ppm.

Dyke 1
	Be	Cs – Low	Cs – Fw	Ga	Rb	Ta
# of Samples	524	490	34	524	524	524
Minimum	0	0	19.1	0	0	0
Maximum	1400	2180	3420	93.7	4100	927
Mean	185.05	197.88	394.97	51.50	1266	43.44
Variance	20745	22705	342125	291	519748	2157
S.D.	144.03	150.68	584.91	17.05	720.94	46.44
Skewness	2.18	6.03	4.60	-0.86	0.30	13.35
Kurtosis	12.60	66.50	23.08	0.92	0.15	250.93

13.1.6      Compositing

Assay results from drilling were composited to 1 m, as the majority of samples were 1 m (see Figure 13-7) and therefore this resulted in the least amount of unnecessary sample blending. Rather than force samples to exactly 1 m, the compositing process approximated as closely to 1 m as possible within each domain and within each drillhole interval. Absent data within the raw data set was assumed to be 0 grade.

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Histogram of Length
250
200
150
100
50
0
[0, 0.1]
(0.1, 0.2]
(0.2, 0.3]
(0.3, 0.4]
(0.4, 0.5]
(0.5, 0.6]
(0.6, 0.7]
(0.7, 0.8]
(0.8, 0.9]
(0.9, 1]
(1, 1.1]
(1.1, 1.2]
(1.2, 1.3]
(1.3, 1.4]
(1.4, 1.5]
(1.5, 1.6]
(1.6, 1.7]
(1.7, 1.8]
(1.8, 1.9]
(1.9, 2]
(2, 2.1]
(2.1, 2.2]
(2.2, 2.3]
(2.3, 2.4]
(2.4, 2.5]
(2.5, 2.6]
(2.6, 2.7]
(2.7, 2.8]
(2.8, 2.9]
(2.9, 3]
(3, 3.1]
(3.1, 3.2]
(3.2, 3.3]
(3.3, 3.4]
(3.4, 3.5]
(3.5, 3.6]
(3.6, 3.7]
(3.7, 3.8]
(3.8, 3.9]
(3.9, 4]
(4, 4.1]
(4.1, 4.2]
(4.2, 4.3]
(4.3, 4.4]
(4.4, 4.5]
(4.5, 4.6]
(4.6, 4.7]
(4.7, 4.8]
(4.8, 4.9]
(4.9, 5]
> 5

Length – Low Grade
70
60
50
40
30
20
10
0

Length – HW
50
45
40
35
30
25
20
15
10
5
0

Length - FW
9
8
7
6
5
4
3
2
1
0

Figure 13-7. Histogram of Length by Domain

13.1.7      Outlier Management and capping Strategy

Li2O%

Li2O% grades were not capped. Histograms as well as statistics (for instance, coefficient of variance is <1.2), indicate that there are no “extreme” grade values that would have an impact on the overall grade population. The maximum values, as is typical of this type of deposit, are not much greater than 2 standard deviations from the mean.

Be, Cs, Ga, Rb, and Ta

Statistics and histograms (Figure 13-8) for each metal were analysed to determine the best capping values.

●         Be was capped at 600 ppm, which resulted in 4 values being capped.

●         Cs was capped at 1100 ppm, which resulted in 5 values being capped.

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●         Ga was not capped.

●         Rb was capped at 3200 ppm, which resulted in 1 value being capped.

●         Ta was capped at 200 ppm, which resulted in 1 value being capped.

Figure 13-8. Histograms of Be, Cs, Ga, Rb and Ta.

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13.1.8      Density

A density of 2.75 t/m3 was chosen for the tonnage estimate. This was based on values used for resource reports on comparable properties, as well as known values of pegmatite dykes.

13.1.9      Interpolation Plan

Inverse-distance-squared (ID2) was chosen as the interpolation method. Nearest Neighbour (NN) and Inverse-distance-cubed (ID3) were also run as a check for the results.

Variography was not performed as the sample populations were not large enough to support this method. Instead, the search ellipse anisotropy was designed to mimic the dominant orientation of Dyke 1 (as modelled).

As discussed above, contact profiles indicated a “hard” boundary between the low-grade “low” domain and the surrounding (and contained) “waste” domain, as well as the high-grade “FW” and “HW” domains and the “low” domain they are contained within, for the estimation of Li2O%. For Be, Ga, Rb, and Ta, all material inside Dyke 1 was treated as one domain, with a “hard” boundary compared to the “waste” domain. For Cs, “low” and “HW” were treated as one domain with a “hard” boundary to the “waste” domain, and the “FW” domain was estimated as a “hard” boundary with the “low” domain.

13.1.10    Block Model Parameters

The Block Model was created with parent cells of 5 x 5 x 5 m, and a minimum sub-cell size of 1.25 x 1.25 x 1.25 m. Twenty-seven (27) interpolations were performed to populate the final grades for all metals into the block model. All domains and metals were estimated using three search ellipses, each with successively smaller search ellipses to better estimate volumes with higher sample density. Tables 13-4 and 13-5 display the search parameters and estimation parameters used in the estimation.

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Table 13-4. Search Parameters.

	Search Ellipse 1	Search Ellipse 2	Search Ellipse 3
Minimum Samples	3	5	5
Maximum Samples	15	15	15
Maximum per Drillhole	3	3	3
Maximum Range	75	50	25
Samples Used	All samples within each domain

Table 13-5. Estimation Parameters.

Ellipse Anisotropy
Ellipsoid Plunge	0
Ellipsoid Bearing	250
Ellipsoid Dip	-75
Major: Semi-major Ratio	1.0
Major: Minor Ratio	5.0

13.1.11        Resource Block Model

Configuration

The geometrical configuration of the block model is summarized in Table 13-6.

Table 13-6. Block Model Configuration.

Origin (NAD83 14U UTM)			Block Size (m)			Min. Block Size (m)			Number of Blocks			Extent (m)
X	Y	Z	X	Y	Z	X	Y	Z	X	Y	Z	X	Y	Z
458390	6078880	-50	5	5	5	1.25	1.25	1.25	32	63	67	660	315	335

13.1.12        Cell Attributes

The cell attributes of the block model are summarized in Table 13-7.

Table 13-7. Block Model Attributes

Attribute	Type	Decimals	Description
be_id2	Real	2	Estimated Be grade (Be ppm)
cs_id2	Real	2	Estimated Cs grade (Cs ppm)
ga_id2	Real	2	Estimated Ga grade (Ga ppm)
li2o_id2	Real	2	Estimated Li2O grade (Li2O%)
rb_id2	Real	2	Estimated Rb grade (Rb ppm)
ta_id2	Real	2	Estimated Ta grade (Ta ppm)
zone	Character	-	WASTE; LOW; FW; HW

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13.1.13        Resource Categorization

Mineral resource classification is the application of Measured, Indicated and Inferred categories, in order of decreasing geological confidence, to the resource block model. These are defined in subpart 229.1300 of Regulation S-K of US SEC Code (adopted on October 31, 2018) for reporting on mineral resources. This classification is consistent with international reporting standards and the CRIRSCO best practices. Mineral Resource Categories are defined below, as per Regulation S-K, subpart 229.1300:

Measured Resource

A Measured Mineral Resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a measured mineral resource is sufficient to allow a qualified person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit.

Because a measured mineral resource has a higher level of confidence than the level of confidence of either an indicated mineral resource or an inferred mineral resource, a measured mineral resource may be converted to a proven mineral reserve or to a probable mineral reserve.

Indicated Resource

An Indicated Mineral Resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an indicated mineral resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit.

Because an indicated mineral resource has a lower level of confidence than the level of confidence of a measured mineral resource, an indicated mineral resource may only be converted to a probable mineral reserve.

Inferred Resource

An Inferred Mineral Resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability.

Because an inferred mineral resource has the lowest level of geological confidence of all mineral resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an inferred mineral resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a mineral reserve.

These categories are applied in consideration of, but not limited to, drill and sample spacing, QAQC, deposit-type and mineralization continuity, surface and/or underground mineralization exposure, and/or prior mining experience. With respect to resource classification of the Zoro Lithium deposit, due to the number of samples and spacing of the drillholes, the entire resource has been classified as inferred.

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13.1.14        Model Validation

Statistics

As in all estimates the grade average between the estimate and the originating samples has lowered. This is common in part because sampling is inevitably clustered around high-grade areas, or due to imperfections in the drilling process, creating a bias in the input which is rectified geometrically in the estimation process.

Tables 13-8 through 13-10 display the summary statistics for comparison between the raw samples, the composites, and the interpolated blocks.

Table 13-8. Li2O% Summary Statistics.

	Raw Samples			Composites			Block Model
	Low	FW	HW	Low	FW	HW	Low	FW	HW
# of Samples	288	34	202	390	36	207	14660	1590	5060
Minimum	0	0.14	0	0	0.14	0	0.00	0	0
Maximum	1.35	2.52	4.12	1.21	2.47	3.42	0.92	1.52	2.65
Mean	0.17	0.87	1.15	0.14	0.85	1.11	0.13	0.84	0.89
Variance	0.03	0.30	0.06	0.03	0.22	0.46	0.01	0.11	0.20
S.D.	0.18	0.55	0.85	0.16	0.47	0.68	0.10	0.33	0.45
Skewness	3.36	1.09	0.73	2.99	1.18	0.69	1.31	-1.09	0.09
Kurtosis	14.90	1.14	0.56	13.38	2.65	0.05	8.18	4.24	2.94

Table 13-9. Be, Ga, Rb, and Ta (ppm) Summary Statistics. Units are ppm.

	Raw Samples				Composites				Block Model
	Be	Ga	Rb	Ta	Be	Ga	Rb	Ta	Be	Ga	Rb	Ta
# of Samples	524	524	524	524	633	633	633	633	15738	15738	15738	15738
Minimum	0	0	0	0	0	0	0	0	0	0	0	0
Maximum	1400	93.7	4100	927	923	87.7	3180	927	481.05	82.82	2741	136.20
Mean	185.05	51.50	1266	43.44	166.21	45.47	1134	39.07	134.42	38.10	939.56	31.71
Variance	20745	291	519748	2157	16195	486	509099	1900	7098	408	310701	379
S.D.	144.03	17.05	720.94	46.44	127.26	22.04	713.51	43.59	84.25	20.21	557.41	19.47
Skewness	2.18	-0.86	0.30	13.35	0.95	-1.05	-0.06	13.51	0.00	-0.89	-0.36	0.07
Kurtosis	12.60	0.92	0.15	250.93	3.13	0.04	-0.67	272.60	2.47	2.43	2.16	3.58

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Table 13-10. Cs (ppm) Summary Statistics. Units are ppm.

	Raw Samples		Composites		Block Model
	Cs – Low	Cs – Fw	Cs – Low	Cs – Fw	Cs – Low	Cs – Fw
# of Samples	490	34	597	36	15707	1590
Minimum	0	19.1	0	19.1	0	0
Maximum	2180	3420	1138.01	3371.22	628.94	1098.27
Mean	197.88	394.97	171.64	394.38	150.71	315.56
Variance	22705	342125	15792	314951	9257	40578
S.D.	150.68	584.91	125.67	561.20	96.21	201.44
Skewness	6.03	4.60	1.93	4.67	0.19	1.31
Kurtosis	66.50	23.08	11.03	23.98	3.20	5.40

13.1.15        Population Distribution

Histograms are used to determine whether the population distribution has been accurately maintained in the estimation process. This ensures that the data has not been unnecessarily smoothed.

Since this is an inferred only estimate, due to the number of samples, reproduction of grade trends will be less accurate by necessity. Considering this, the grade trends are relatively well maintained. Figures 13-9 through 13-11 display some representative grade histogram comparisons.

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Figure 13-9. Li2O% HW Histograms (A – Raw Samples; B – Composites; C – Block Model).

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Figure 13-10. Li2O% FW Histograms (A – Raw Samples; B – Composites; C – Block Model).

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Figure 13-11. Cs (ppm) FW Histograms (A – Raw Samples; B – Composites; C – Block Model).

13.1.16        Sections and Plans

Sections and Plans confirm the correlation between drill results and estimated grades. Continuity seems logical and there are no glaring mismatches between drillhole grades and block model grades. Figures 13-12 through 13-16 display representative plans and sections.

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Figure 13-12. Plan 1, Li2O% grades displayed, 25 m Section Width.

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Figure 13-13. Plan 2, Li2O% grades displayed, 25 m Section Width.

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Figure 13-14. Plan 3, Cs ppm grades displayed, 25 m Section Width.

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E ⟷ W
275 Elev
250 Elev
225 Elev
200 Elev
175 Elev
150 Elev
125 Elev
100 Elev
75 Elev
50 Elev
25 Elev
0 Elev
-25 Elev
[ABSENT]
[0,100]
[100,250]
[250,1000]
[1000,3000]
[3000,5000]
[5000,10000]
Section Northing:
6079025
1:1250
0 5 10 15 20 25 30 35 40

Figure 13-15. Section 1, Li2O% grades displayed, 25 m Section Width.

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E W
275 Elev
250 Elev
225 Elev
200 Elev
175 Elev
150 Elev
125 Elev
100 Elev
75 Elev
50 Elev
25 Elev
0 Elev
-25 Elev
[ABSENT]
[0,100]
[100,250]
[250,1000]
[1000,3000]
[3000,5000]
[5000,10000]
Section Northing:
6078975
1:1250
0 5 10 15 20 25 30 35 40

Figure 13-16. Section 2, Li2O% grades displayed, 25 m Section Width.

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13.1.17        Mineral Resource Tabulation

For reporting purposes, the Zoro inferred mineral resource is tabulated at Li2O (%) cut-offs. A cut-off of 0.3 % was chosen as the base case and is deemed a reasonable prospect for economic extraction based on similar reporting on other comparable properties, as well as the relevant factors discussed in Sections 4 through 8 of this report. The author is unaware of any known environmental, permitting, legal, title, taxation, socio-economic, marketing, political, or other relevant factors that may negatively affect the economic extraction of the inferred resource.

Tables

Table 13-11 displays the grade-tonnage summaries by Li2O (%) cut-off.

Table 13-11. displays the grade-tonnage summaries by Li2O (%) cut-off.

Li2O (%) Cut-off	Tonnes	Li2O (%)	Be (ppm)	Cs (ppm)	Ga (ppm)	Rb (ppm)	Ta (ppm)
0.3	1,074,567	0.91	182	198	51	1212	43
0.4	946,402	0.99	180	201	51	1203	43
0.5	881,815	1.03	179	203	51	1197	43
0.6	780,350	1.09	180	207	52	1196	42
0.7	721,660	1.13	179	208	52	1190	42
0.8	629,578	1.18	181	210	52	1174	42
0.9	515,652	1.26	183	211	53	1152	43
1	419,961	1.33	188	212	54	1135	43

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14.0   Mineral reserve estimates

Not Applicable.

15.0   Mining methods

Not Applicable.

16.0   Processing and recovery methods

Not Applicable.

17.0   PROJECT INFRASTRUCTURE

Not Applicable.

18.0   MARKET STUDIES AND CONTRACTS

Not Applicable.

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19.0   ENVIRONMENTAL STUDIES, PERMITTING AND SOCIAL AND COMMUNITY IMPACT

Work and drill permits for exploration are received within two weeks from the local Snow Lake office of Sustainable Development. The Zoro Lithium Project occurs within the immediate area of the historic mining town of Snow Lake and as such very little negative community and social impact is evident. Exploration and mine development has been a part of the local community for 80 years. Currently the project is an early -stage exploration project. Accordingly, environmental studies have not been undertaken.

20.0   CAPITAL AND OPERATING COSTS

Not Applicable.

21.0   ECONOMIC ANALYSIS

Not Applicable.

22.0   ADJACENT PROPERTIES

The Thompson Brothers Lithium property is located on the east shore of Crowduck Bay at the NE end of Wekusko Lake and comprises spodumene bearing pegmatite dykes. The property is 20 km east of the mining community of Snow Lake, Manitoba and approximately 5 km due west of the Zoro 1 claim of Foremost Ltd. Highway 39 provides access from Flin Flon to Thompson and the railway going from Winnipeg to the seaport of Churchill passes approximately 30 km to the south. The main power line to Snow Lake is about 2 km south of the southern Property boundary. In the summer the Property can be accessed by boat from Wekusko Lake and a winter road can be opened on the eastern side of Wekusko Lake to provide access. Gogal Air Services based in Snow Lake offers helicopter and float plane transportation to the Property.

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The lithium deposit is a spodumene-rich pegmatite dyke with a near vertical dip and a strike length of greater than 800 m. Combined Developments Limited (CDL) were the original drillers of the dyke in 1955 and 1956 and tested the pegmatite with 26 diamond drill holes for 2536.2 m commencing in 1955-56. At that time the property was known as the “Violet Property”. Prior to 1955-56, records are unavailable documenting the timing of the original discovery and when the first claims were staked. Carta Resources reported in a 1998 Business Plan that CDL had estimated a tonnage of 5,260,000 tonnes grading 1.2% Li2O based on their drilling results. The parameters used to calculate this resource are unknown and there are no references to tonnage categories. Accordingly, this resource cannot be verified. The Thompson Brothers completed 2 diamond drillholes between 1978 and 1981, and in 1997 Carta Resources Limited financed a three-hole drill program bringing the total drilling on the property to 31 drillholes for 3,586 meters. A non-verified resource calculation made by Mr. B. Ainsworth, P.Eng. in 1998, resulted in an “undiluted drill indicated mineral resource” of 3,968,000 tonnes with a weighted average value grade of 1.29% Li2O to the 130-metre level, and an average width of 10 meters. A further 337,000 tonnes is indicated by the deepest hole (D.H. Car-97-3), to the 380-metre level, which is over 200 meters from the nearest hole, and which cuts a horizontal width of 8 m of 1.3% Li2O. Ainsworth suggests a total drill indicated and possible total resource of 4,305,000 tonnes of 1.3% Li2O for the deposit. The deposit is open to depth and along strike. This 1998 resource calculation is historical and not National Instrument 43-101 compliant as it was completed prior to the implementation of these requirements. In addition, a qualified person has not done sufficient work to classify the historical estimate as a current mineral resource and the Author is not treating the historical estimate as current. Hence, the historical estimate should not be relied upon.

A metallurgical evaluation of the spodumene deposit was completed in 1997 by Dr. W. Dressler of Laurentian University. This study indicated that simple floatation would recover 92% of the spodumene and produce a concentrate grading 6.6% Li2O or 89.2% spodumene. Further processing of the concentrate yielded a high purity lithium carbonate, Li2CO3, with a concentration of 98%. Carta Resources completed a business plan to develop the Strider Lithium Deposit for the production of lithium carbonate, but a decline in lithium carbonate prices stalled the project in 1998. Since then, no other work has been carried out on the Property. A NI43-101 Technical Report has been prepared by Dufresne, R. (2009) for Rodinia Minerals Inc.

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A recent 43-101 report has been completed and reported (24/7/2018) by Nova Minerals Limited with an inferred resource of 6.3 Mt @ 1.38% Li2O containing 86,940 tonnes of Li2O using a 0.6% Li2O reporting cutoff. The report also identifies a remaining exploration target of 3 to 7Mt grading between 1.3 and 1.5% Li2O in the immediate area of the resource. This resource is based entirely on a single high grade lithium bearing pegmatite dyke although a second pegmatite dyke (27/8/2018) has been reported in outcrop 300 m south of the resource.

The Thompson Brothers and Zoro properties are viewed as distinct mineralized zones without any important bearing on one another. However insufficient geologic information attributable to extensive overburden cover makes it unequivocal to determine whether the properties are geologically related and hence have a direct bearing on the relevant importance to one another.

The adjacent properties in this section are referenced from information disclosed to public markets by their respective owner/operator. The QP has been unable to verify the foregoing information and the foregoing information is not necessarily indicative of the mineralization on the Zoro Lithium Project.

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23.0   OTHER RELEVANT DATA AND INFORMATION

The target of the exploration undertaken by Foremost is bedrock-hosted lithium-bearing pegmatite.

Lithium is the third element in the periodic table and is the lightest of all the metals, with an atomic weight of 6.94. It tends to be concentrated in residual magmas, hence its enrichment in silicic rocks and pegmatite. Lithium occurs in some 145 different minerals, but spodumene, lepidolite, petalite, amblygonite and eucryptite are the main minerals that have been exploited commercially (Kunasz, 1983). Lithium is also produced from saline brines in desert areas, a source of important production at present.

Lithium is the most commercially important of the rare alkali metals and finds application in a wide range of industrial processes. About 10% of lithium ores and concentrates are consumed directly in the glass, ceramic, and porcelain enamel industries. Lithium is useful in these applications because it creates favorable internal nucleation conditions and imparts high mechanical strength, thermal shock resistance, as well as good chemical resistance to the product (Kunasz, 1983; Ferrell, 1983).

Most lithium is used in the metallic form or as lithium-bearing compounds and chemicals. The current use of lithium for batteries used in the electrification of transport is very significant. The most widely used compound is lithium carbonate (Li2CO3), which is added during aluminum smelting to reduce electricity consumption and fluorine emissions. Lithium carbonate is also used in the ceramics industry as a flux to lower firing temperatures and to reduce thermal expansion of enamel coatings. Lithium hydroxide (LiOH•H2O) has found an important application in lithium-based greases which maintain their viscosity over wide temperature ranges and remain stable in the presence of water. Other compounds such as lithium chloride, lithium fluoride, lithium bromide, and butyllithium have a variety of industrial uses.

Most lithium production is presently from pegmatitic minerals, mainly spodumene, though significant quantities of petalite, lepidolite, and amblygonite are shipped to Europe from several African countries. Spodumene has the highest theoretical lithium content of any mineral at nearly 8% Li2O, but most concentrates grade between 4 and 7.5% Li2O. Spodumene has high iron and low iron varieties, depending on the type of pegmatite which it is derived. High iron spodumene (about 0.6 to 0.9% Fe2O3) is generally greenish in color. Low iron spodumene (less than 0.05% Fe2O3) is white in colour and often occurs in complex, zoned pegmatites. Low iron spodumene, such as that historically produced by the Tantalum Mining Corporation of Canada (TANCO) at Bernic Lake, Manitoba, is used in glass and ceramic manufacturing. High iron spodumene generally goes into lithium chemical production, but can be processed with high-intensity magnetic separation and chlorine leach to produce low iron, ceramic grade spodumene (Harben and Bates, 1984; Buckley, 1983; Kunasz, 1982).

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Lithium still finds extensive use in the glass and ceramic industry, but the new growth area for lithium is the batteries industry. Lithium, the lightest and least-dense metal in existence, provides a number of advantages over nickel and alkaline batteries. It is used to produce batteries which now have a lifespan of 15 years that can serve as the energy source for digital cameras, cell phones, clocks, watches, and toys. Lithium batteries are far lighter than their alkaline counterparts yet can last up to eight times as long. They can also withstand very harsh conditions and temperatures that would cause alkaline batteries to malfunction. Currently, nickel batteries are more affordable than lithium, but as the supply of lithium rises the demand is also expected to rise with the result being a comparably priced better-quality energy source. This has significant implications for the automobile industry and the production of lithium-powered vehicles.

The lithium market can be divided between lithium chemicals (sourced from brines or minerals), which account for some 80% of total consumption, and lithium minerals consumed directly. Reflecting growth in demand, world lithium production is estimated to have increased by some 4% per year between 2002 and 2005. The industry is characterized by a high degree of concentration of production, with two countries, Chile and Australia, together accounting for nearly two-thirds of world output and for most of the growth in production in the mid-2000s.

An interesting feature of world lithium production is the potential emergence of China as a leading supplier. The development of technology to extract lithium from high-magnesium brines has led to the start of lithium carbonate production from salt lakes in Qinghai and Tibet provinces. In late 2005, CITIC Guorun began construction of a 35,000t per year lithium carbonate plant to exploit lithium reserves in the Xitai Ginar salt lake in Qinghai province.

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The long-range market picture however, remains bright because new and large uses for lithium, electric vehicle batteries and lithium alloys for aircraft, will impact demand within the near term. It is expected that demand will be strong and sustained over the long term past 2023.

24.0   INTERPRETATION AND CONCLUSIONS

The Zoro Lithium Project is located near the east shore of Wekusko Lake in west-central Manitoba, approximately 249 km southeast of Thompson and 571 km north-northeast of Winnipeg. The property consists of fourteen claims covering an area of 3,005 hectares. All claims are in good standing. The pegmatite dykes were initially staked in 1953. Access is reasonable with historic bush and drill roads and trails. The property hosts a number of LCT pegmatite dykes containing high-grade lithium mineralization as spodumene.

24.1 MINERALOGY

In general, the outer zones of the pegmatite dykes contain pink aplite and coarse feldspar, muscovite, tourmaline, and beryl. Spodumene, quartz, cleavelandite, and tourmaline form core zones with interstitial coarse feldspar. Spodumene is usually coarse-grained and is sometimes altered. It is most prevalent in the central 9 m (30 ft.) of Dyke 1. In this dyke, spodumene crystals (up to 35 cm long) occur either in clusters, over widths of 6 m or more, or associated with coarse tourmaline and perthite megacrysts; some spodumene crystals show a preferred orientation of 45° to 55°. One of two parallel dykes south of the main outcrop, is 5 m wide, and contains spodumene crystals in pods (up to 33 cm across). In other dykes, coarse grained spodumene is abundant in lenticular bands and fine-grained spodumene is distributed through aplitic patches. Beryl occurs as white, anhedral to subhedral crystals less than 1 inch (2.5 cm) in diameter in three of the seven dykes. Columbite-tantalite and sparse minute grains of pyrite and chalcopyrite were found in thin sections and gold mineralization is present in quartz-rich veins and laminae in association with rare arsenopyrite, pyrrhotite and chalcopyrite. Tourmaline and muscovite are common constituents in the pegmatite dykes.

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24.2 RESOURCE ESTIMATES

Based on historic drilling a grade and tonnage calculation was derived for Dyke 1 and multiple unsubstantiated resource estimates for the property were presented in the historic literature. However, these data have been acquired prior to the implementation of NI 43-101/SK-1300 and as such cannot be relied upon for reserve calculation, and are not being treated by FOREMOST as current mineral resources. At best the reported grade and tonnage should be considered as a historic reserve estimate. The database resulting from historic assays was not accompanied by a quality assurance and quality control program and sampling and analytical specifics are also not reported. A program of mucking out trenches and channel sampling of these trenches with assays confirmed the presence of significant lithium-mineralized zones in Dyke 1.

Utilizing newly acquired diamond drill information and assay results from ISO-certified laboratories that have been presented in this report an inferred resource estimate of grade and tonnage for Dyke 1 has been derived. The estimates are presented in Table 24-1 at various cut-off levels.

Table 24-1. Inferred Resource Estimates of grade and tonnage for Dyke 1 at various cut-off levels.

Li2O (%) Cut-off	Tonnes (t)	Li2O (%)	Be (ppm)	Cs (ppm)	Ga (ppm)	Rb (ppm)	Ta (ppm)
0.3	1,074,567	0.91	182	198	51	1212	43
0.4	946,402	0.99	180	201	51	1203	43
0.5	881,815	1.03	179	203	51	1197	43
0.6	780,350	1.09	180	207	52	1196	42
0.7	721,660	1.13	179	208	52	1190	42
0.8	629,578	1.18	181	210	52	1174	42
0.9	515,652	1.26	183	211	53	1152	43
1.0	419,961	1.33	188	212	54	1135	43

*Base Case in bold text

24.3  GEOCHEMICAL STUDIES

24.3.1   Mineral Chemistry

The results from mineral chemical studies described in this report corroborate conclusions from other studies (e.g., Halden et al., 1989; Linnen et al., 2009, 2015) based on lithogeochemistry of country rocks as a viable and relatively inexpensive tool to explore for rare-element pegmatites. This would appear to be substantiated for the metavolcanic country rocks in the Zoro study area. Linnen et al. (2009, 2015) found that a major drawback of using lithogeochemistry of country rocks is the occurrence of Li-Rb-Cs–bearing minerals along fractures, which complicates the interpretation of results and also suggested that indicator minerals (such as biotite) are potentially more reliable than lithogeochemistry in pegmatite exploration. Despite these potential complications exploration successes have been documented from the Dibs pegmatite (Tanco area, southeast Manitoba; Linnen et al., 2009). The presence of holmquistite-bearing assemblages in the amphibolitic country rock to the Dyke 1 pegmatite indicates interaction of Li-enriched fluid sourced from the Li-bearing pegmatite. Accordingly, identification of these assemblages could also be a very useful and inexpensive tool in exploration for Li-bearing pegmatite because they can occur up to 20 m away from pegmatite contacts (Cerny et al., 1981). Mineral-chemistry results for muscovite and K-feldspar indicate that Dyke 1 is a moderately fractionated pegmatite (Figure GS2017-5-7a, b in Martins and Linnen, 2017). This information could be a useful tool for understanding fractionation and vectoring ongoing exploration.

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24.3.2   Soil Chemistry

The discovery of Dyke 8 on the Zoro Lithium Project is attributed to the drill testing of a Mobile Metal Ions soil geochemical anomaly. The application of this technology has provided good results for a commodity element that has not been the focus of MMI applications, historically. The method, if utilized in the preferred manner provides well-defined high-contrast geochemical responses to buried sources of lithium and accordingly drill targets.

There is significant overburden in the general exploration area currently under assessment by Foremost. Wet swamp also complicates the exploration process. To overcome these issues the collection of soil samples during winter months has been undertaken resulting in the ability to effectively collect soil samples from nearly 100% of the property except where organic overburden or water preclude the practicalities of sample collection.

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25.0   RECOMMENDATIONS

The following recommendations flow from the review of all databases derived from exploration on the Zoro Lithium Project (Table 25-1).

●     Complete a detailed geologic map for the property at a scale appropriate to document lithologies exposed on the property and assess any structural characteristics relevant to an improved understanding of the emplacement and possible repetitions of Zoro LCT pegmatites.

●     Diamond drilling should target the remaining pegmatite dykes exposed on the property with the aim of ascertaining the physical size and extent of the main or historic dyke in three dimensions. The deeper sections of Dyke 1 may warrant additional drilling and additional holes are required to assess the three high-grade intersections in newly discovered Dyke 8 by drill hole DDHFar18-035. To this end a program of 2000 m of core drilling is recommended.

●     A mineralogical and metallurgical program for Zoro dyke 1 is strongly recommended.

●     Ongoing soil geochemical surveys based on the use of Mobile Metal Ions Technology is strongly recommended given the success of drill testing an MMI anomaly by drill hole FAR18-035. This method should be applied where extensions of lithium-bearing pegmatite below overburden are sought and routinely in areas deemed to be highly prospective for lithium-bearing pegmatite but where no surface outcrop exposure is available. Drill testing of defined MMI anomalies is mandatory based on results to date.

●     Option agreements for surrounding property should be considered based on the results of ongoing prospecting.

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Table 25-1. Recommended ongoing exploration program and budget for the Zoro Lithium Project.

ITEM	COST
1. Diamond Drill Program (2000 m):	$375,000.00
2. Drill Geologist	$35,000.00
3. Core Technologist	$15,000.00
4. Helicopter and Drill Pad Cutting	$15,000.00
5. Assays-Drill Core (includes shipping)	$15,000.00
6. MMI Surveys including analyses @$30.00/sample for 800 soil samples, helicopter , collection (4 crew), interpretation	$110,000.00
7. Prospecting	$30,000.00
8. Assays @$50.00/sample for 100 rock samples:	$5,000.00
9. Office Support	$40,000.00
10. Project Management	$25,000.00
11. Applied Research	$30,000.00
12.Metallurgical Studies	$75,000.00

Sub-total:	$770,000.00
Contingency @ 15%:	$115,500.00
Total:	CAD$885,500.00

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MAP REFERENCES

Map 63J/13, Herb Lake, (Topographic), Scale 1:50 000 - Mines and Technical Surveys, Canada.

Map 2566 G, Herb Lake, (Aeromagnetic), Scale 1:63 360 - Manitoba Mines Branch and Geological Survey of Canada.

Map 25019G (Airborne electromagnetic and AFMAG), Scale 1:50 000, Geological Survey of Canada (1970).

Map 36063G, Wekusko Lake, (Airborne gamma ray spectrometry), Scale 1:250 000, Province of Manitoba, Geological Survey of Canada (1979).

Maps, Snow Lake area, (Airborne geophysical surveys: airborne gamma ray spectrometry, VLF electromagnetic and Total Field magnetic), Scales 1:250 000, colour maps, 1:150 000, stacked profiles; GSC Open File 2300, Geological Survey of Canada (1990).

Maps C 21507G, C 41507G, Herb Lake, (Aeromagnetic Total Field and Vertical Gradient, colour compilation maps), Scale 1:50 000, Manitoba Energy and Mines and Geological Survey of Canada (1990).

Maps 63J/13 a, b; g, h, (Aeromagnetic Vertical Gradient/Total Field and VLF EM surveys), Scale 1:20 000; GSC Open File 2219, Geological Survey of Canada (1990).

Map 1801, Reed and Wekusko Lakes region, (Geology), Scale 1:126 720; accompanying Memoir by Alcock (1920), Geological survey of Canada.

Map 268A, The Pas sheet, Manitoba and Saskatchewan, (Geology), Scale 1:506 880; accompanying Marginal Notes by Wright (1934), Geological Survey of Canada.

Preliminary Map 48-22, Crowduck Bay, (Geology), Scale 1:31 680, by M.J. Frarey, 1946-1947; accompanying Descriptive Notes by Frarey (1948), Geological Survey of Canada.

Map 987A, Crowduck Bay, (Geology), Scale 1:63 360, by M.J. Frarey, 1946-1948; accompanying Descriptive Notes by Frarey (1950), Geological Survey of Canada.

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Map 1423A, Wekusko Lake, (Geology), Scale 1:250 000, by J.E. Armstrong, 1939, M.J. Frarey, 1946-1948, G.A. Russell, 1954-1955, C.K. Bell, 1962-1963, compiled by W.L. Davison; accompanying Memoir by Bell (1978), Geological Survey of Canada.

Map, Snow Lake - Flin Flon - Sherridon area, (Geological compilation), Scale 1:253 440, by A.H. Bailes, 1970; accompanying Paper by Bailes (1971), Manitoba Mines Branch.

Map ER80-1-4, Wekusko Lake pegmatite field, (Geology), Scale 1:100 000 - Accompanying Report by Cerny et al. (1981), Manitoba Energy and Mines.

Claim Map Series, 63J/13 SE, Scale 1:31 680, circa 1976, 1980, 1982, Mining Recording, Manitoba Mines Branch.

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